     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999



                                                      REGISTRATION NO. 333-74403

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                                INTERLIANT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     7379                                   13-397-8980
       (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 374-4700
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                BRADLEY A. FELD
                            CO-CHAIRMAN OF THE BOARD
                                INTERLIANT, INC.
                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 374-4700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


                 E. ANN GILL, ESQ.                                DAVID C. DRUMMOND, ESQ.
            JONATHAN L. FREEDMAN, ESQ.                       WILSON SONSINI GOODRICH & ROSATI,
               DEWEY BALLANTINE LLP                              PROFESSIONAL CORPORATION
            1301 AVENUE OF THE AMERICAS                             650 PAGE MILL ROAD
             NEW YORK, NEW YORK 10019                        PALO ALTO, CALIFORNIA 94304-1050
                  (212) 259-8000                                      (650) 493-9300


                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                       AGGREGATE OFFERING                    AMOUNT OF
            SECURITIES TO BE REGISTERED                         PRICE(1)                     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock
  ($.01 par value).................................            $77,000,000                      $21,406(2)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(2) Of this amount, $20,850 was paid on March 15, 1998 and $556 is being paid concurrently with the filing of this Amendment No. 1.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

EXPLANATORY NOTE



     THIS REGISTRATION STATEMENT CONTAINS TWO SEPARATE PROSPECTUSES. THE FIRST PROSPECTUS RELATES TO A PUBLIC OFFERING OF SHARES OF COMMON STOCK OF INTERLIANT, INC. IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING"). THE SECOND PROSPECTUS RELATES TO A CONCURRENT OFFERING OF COMMON STOCK OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL OFFERING"). THE PROSPECTUSES FOR THE U.S. OFFERING AND THE INTERNATIONAL OFFERING WILL BE IDENTICAL IN ALL RESPECTS, OTHER THAN THE FRONT COVER PAGE, THE "UNDERWRITING" SECTION AND THE BACK COVER PAGE RELATING TO THE INTERNATIONAL OFFERING. SUCH ALTERNATE PAGES APPEAR IN THIS REGISTRATION STATEMENT IMMEDIATELY FOLLOWING THE COMPLETE PROSPECTUS FOR THE U.S. OFFERING.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED APRIL 30, 1999


PROSPECTUS


                                7,000,000 SHARES

                               [INTERLIANT LOGO]

                                  COMMON STOCK
                            ------------------------


     This is Interliant's initial public offering of common stock. The U.S. underwriters are offering 6,125,000 shares in the United States and Canada and the international managers are offering 875,000 shares outside the United States and Canada.



     We expect the public offering price to be between $9.00 and $11.00 per share. After pricing this offering, we expect that the common stock will be quoted on the Nasdaq National Market under the symbol "INIT."



     INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                            ------------------------

                                                             PER SHARE   TOTAL
                                                             ---------   -----
Public Offering Price......................................      $         $
Underwriting Discount......................................      $         $
Proceeds, before expenses, to Interliant, Inc..............      $         $


     The U.S. underwriters may also purchase up to an additional 920,000 shares from Interliant at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 130,000 shares from Interliant.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The shares of common stock will be ready for delivery in New York, New York
on or about                , 1999.

                            ------------------------

MERRILL LYNCH & CO.
                           DONALDSON, LUFKIN & JENRETTE

                                                              CIBC WORLD MARKETS

                            ------------------------

               The date of this prospectus is             , 1999.

                                   [GRAPHICS]

     Interliant(R) is a registered trademark of Interliant, Inc.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Prospectus Summary..........................................      1
Risk Factors................................................      6
Use of Proceeds.............................................     18
Dividend Policy.............................................     18
Capitalization..............................................     19
Dilution....................................................     20
Selected Consolidated Financial Data........................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23
Business....................................................     31
Management..................................................     54
Related Party Transactions..................................     63
Principal Stockholders......................................     65
Description of Capital Stock................................     67
Shares Eligible for Future Sale.............................     72
Underwriting................................................     74
Legal Matters...............................................     77
Experts.....................................................     77
Available Information.......................................     78
Index to Consolidated Financial Statements..................    F-1


                            ------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


     All references to "we," "us," "our" or "Interliant" in this prospectus means Interliant, Inc.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to these statements. Except as otherwise indicated, the information in this prospectus (1) assumes that the underwriters' over-allotment option has not been exercised, (2) assumes conversion of all outstanding shares of redeemable convertible preferred stock and (3) gives retroactive effect to a three-for-one stock split on July 28, 1998.



OUR COMPANY



     We are a provider of a comprehensive suite of hosting and enhanced Internet services that enable our customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions. Our hosting services store our customers' Web sites, software applications, and data on servers typically housed in our data centers so that others on the Internet can access and interact with our customers' Web sites and network-based applications. Our Web hosting services provide a variety of hosting solutions to meet the needs of businesses of all sizes, as their Web sites develop from low-end marketing brochures to more complex, interactive Web sites and finally to applications integral to their businesses, or mission-critical. Our application hosting services provide our customers remote access to mission-critical software applications and data 24 hours a day, 7 days a week, 365 days a year or 24x7.



     Since our inception in December 1997, we have grown rapidly through the acquisition of 16 hosting and related Internet service businesses. We provide Web hosting solutions to more than 37,000 customers, representing more than 65,000 registered Web sites that are actively maintained and used. We also host more than 10,000 customized Lotus Notes/Domino based applications for more than 1,300 customers and believe that we are the leading provider of Lotus Notes/Domino hosting solutions. Our pro forma revenues for the year ended December 31, 1998 were $41.3 million.



     The number of businesses using the Internet is growing rapidly. Many of these businesses outsource the hosting of their Web sites and software applications, rather than incur the cost of in-house operations and maintenance. IDC estimates that the worldwide market for Web hosting services will grow from $696 million in 1998 to $10.7 billion by 2002, a 98.0% compounded annual growth rate. In addition, Forrester Research, Inc. reports that the worldwide market for outsourcing application software products will grow from approximately $1.0 billion in 1997 to over $21.0 billion by 2001, a 111.1% compounded annual growth rate. Today, the hosting market is fragmented, consisting for the most part of:



     - small local and regional providers who do not have the capital, resources or capabilities to provide quality services at competitive prices;



     - large national providers who focus on Internet connectivity rather than on hosting; and



     - consulting and Web design firms for which hosting is not their core competency.



     We believe that a significant market opportunity exists for a nationally-recognized hosting solutions provider with the scale and expertise to offer a wide range of value-priced services to businesses of all sizes. Through the acquisition and consolidation of hosting and enhanced Internet service businesses, we believe we can offer a full range of hosting services that enable businesses to deploy, use, expand and update their Web sites and applications infrastructures more rapidly and cost-effectively than internally developed solutions.



     Our service offerings comprise three main areas: Web hosting, application hosting and consulting.

Web Hosting.  Our Web hosting services include the following product offerings:



     Virtual Hosting. Our virtual hosting solution provides Web site hosting on a server that is owned, managed and housed by us for multiple customers. This is an economical solution for customers with simple or moderately accessed sites.



     Dedicated Hosting. Our dedicated hosting solution provides Web site hosting on a server that is managed, housed and typically owned by us for a single customer. Dedicated server Web hosting enables a customer to host complex Web sites and applications without the need to incur significant infrastructure and overhead costs. This solution provides greater server and network resources for our customers than virtual hosting and allows them to configure their hardware to optimize site performance. Companies with increasing levels of complexity, traffic or reliance on their Web sites may prefer dedicated hosting.



     Co-located Hosting. Our co-located hosting solution provides Web site hosting to customers who prefer to own and have physical access to their servers, but require the high performance, reliability and security of our data centers.



Application Hosting. Our application hosting solution, through which we manage software applications for our customers, is designed to support our customers' Internet, intranet and extranet projects through a variety of service and support options, with our primary platform being Lotus Notes/Domino. In addition, through our strategic alliances with software vendors such as Lotus and Microsoft, we host applications such as legal automation, sales automation and distributed learning. We recently began offering ready-made, network-based software applications that run on a remote server hosted by us, or Internet rental applications, which allow anyone with a Web browser and an Internet connection to use sophisticated server-based applications. Our application hosting services consist of the following solutions:



     Groupware Hosting. Groupware software applications allow people to work more closely together while located remotely from each other. We offer a range of groupware hosting solutions for the Lotus Notes/Domino platform which provides our customers with the infrastructure needed to support the following:



        - e-mail and other messaging methods for internal and external communication;



        - project team collaboration and document sharing;



        - business process automation and workflow; and



        - document libraries.



     Application Outsourcing. We offer a range of application outsourcing services which provide our customers with the ability to capitalize on the latest Internet-enabled technologies while outsourcing information technology operations such as deployment strategies and maintenance and upgrades of software to a third party. Our application outsourcing offerings include:



        - Legal Automation. Our legal automation solutions package offers our customers a suite of collaborative applications that assist corporate legal departments and their outside counsel in managing cases, budgets, intellectual property and workflow in a secure, reliable environment.



        - Sales Automation. Our sales automation solutions package provides geographically distributed sales and marketing organizations with all the elements needed to quickly deploy a sales automation solution at a reasonable cost.



        - Distributed Learning. Our distributed learning solutions offer our customers opportunities to deliver online training solutions.



Consulting Services. We provide consulting services to our customers for intranet, extranet and application hosting solutions, as well as for internal networking implementations and back-end Web development projects. Consulting services that we provide include:



        - desktop and network server support;



        - network architecture and design;

        - strategic technology planning; and



        - application development and implementation.



     We have two state-of-the-art primary data centers in Atlanta, Georgia and Houston, Texas and a recently leased facility in Tysons Corner, Virginia. We house co-located servers in separate limited-access rooms in our Atlanta and Virginia data centers. In addition, we provide application hosting to our customers primarily through our Houston data center. Our Atlanta and Houston data centers are monitored on a 24x7 basis and include:


     - sophisticated monitoring and diagnosis;

     - 24x7 customer support;


     - multiple and high-speed network connections to the Internet; and



     - uninterruptible power supply.



     We seek to become the industry leader in hosting by providing businesses with cost-effective, innovative solutions that will allow them to capitalize on the potential of the Internet. To achieve this objective, our strategy includes the following key elements:



     - Build the Interliant Brand. We intend to continue to build the Interliant brand and strengthen brand recognition by marketing our full range of services through an integrated marketing communications program including public relations, print and online advertising campaigns and other strategic initiatives as well as cooperative promotions with key hardware and software vendors.



     - Continue Acquisition Program. By integrating acquired companies, we believe we can achieve substantial economies of scale and operating efficiencies which will allow us to service customers of all sizes. Further, we intend to capitalize on business practices of acquired companies that we believe will best maintain our competitive advantage and ensure ongoing delivery of high quality hosting services to our customers.


     - Expand Multiple Sales Channels. We currently use a variety of sales channels to reach our customers including our recently launched business partner program. We expect to increase our inbound and outbound telesales efforts, which are targeted primarily toward virtual and dedicated hosting customers as well as direct sales, which is targeted primarily toward co-located hosting customers.


     - Leverage the Interliant Customer Base. We intend to capitalize on the enhanced revenue potential of the combined customer bases of our acquired companies by leveraging the numerous cross-selling opportunities that our expanded line of branded service offerings provides. In this regard, we seek to coordinate the selling efforts of our Web hosting, application hosting and consulting sales force to increase customer leads and referrals.


     - Develop Strategic Relationships. We have established and continue to seek strategic relationships that enable us to provide complete, scalable and reliable hosting solutions to our customers, resellers and referral partners.


     On March 10, 1999, we completed the acquisition of substantially all the assets of Interliant, Inc. In connection with that acquisition, we changed our name from Sage Networks, Inc. to Interliant, Inc. For purposes of this document the acquired business of Interliant, Inc. is referred to as Interliant Texas. Interliant Texas had revenues in 1998 of $21.2 million.



     Upon completion of this offering, Web Hosting Organization LLC will control approximately 60.9% of our common stock.



     Our principal executive offices are located at 215 First Street, Cambridge, Massachusetts 02142, (617) 374-4700.

                                  THE OFFERING


Common stock offered by us:





U.S. Offering........................  6,125,000 shares



International Offering...............  875,000 shares



  Total..............................  7,000,000 shares



Common stock outstanding after this
offering.............................  41,396,085 shares



Use of proceeds......................  We currently intend to use the net proceeds from the offering for:



                                       - acquisitions;





                                       - capital expenditures, including
                                         completing and equipping our data
                                         centers;



                                       - repayment of a promissory note assumed
                                         in connection with the acquisition of
                                         Interliant Texas; and



                                       - working capital and general corporate
                                       purposes.


                                       See "Use of Proceeds."

Proposed Nasdaq National Market
Symbol...............................  INIT

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                        HISTORICAL                                        PRO FORMA
                            ------------------------------------------------------------------   ----------------------------
                            PERIOD FROM
                            DECEMBER 8,
                                1997
                            (INCEPTION)                            THREE MONTHS   THREE MONTHS                   THREE MONTHS
                                 TO             YEAR ENDED            ENDED          ENDED        YEAR ENDED        ENDED
                            DECEMBER 31,       DECEMBER 31,         MARCH 31,      MARCH 31,     DECEMBER 31,     MARCH 31,
                                1997               1998                1998           1999           1998            1999
                            ------------   ---------------------   ------------   ------------   -------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Revenues..................   $      --           $   4,905          $      13      $    5,434      $  41,291      $   10,341
                             ---------           ---------          ---------      ----------      ---------      ----------
Operating loss............        (158)             (9,848)              (553)         (7,258)       (28,982)        (11,247)
                             ---------           ---------          ---------      ----------      ---------      ----------
Net loss..................   $    (158)          $  (9,710)         $    (539)     $   (7,245)     $ (29,411)     $  (11,385)
                             =========           =========          =========      ==========      =========      ==========
Net loss per share --basic
  and diluted.............   $   (0.05)          $   (1.10)         $   (0.18)     $    (0.29)
Weighted average shares
  used in computing net
  loss per share -- basic
  and
  diluted.................   3,000,000           8,799,432          3,000,000      24,769,890
Pro forma net loss per
  share -- basic and
  diluted.................                                                                         $   (1.86)     $    (0.40)
Shares used in computing
  pro forma net loss per
  share -- basic and
  diluted.................                                                                        15,829,762      28,626,240

                                                                        AS OF MARCH 31, 1999
                                                             -------------------------------------------
                                                                                           PRO FORMA AS
                                                                ACTUAL       PRO FORMA       ADJUSTED
                                                             ------------   ------------   -------------
BALANCE SHEET DATA:
Cash and cash equivalents.................................     $  4,376       $  9,376       $ 65,652
Working capital...........................................       (5,462)          (462)        63,814
Total assets..............................................      102,432        107,432        163,132
Debt and capital lease obligations, less current
  portion.................................................          914            914            914
Redeemable convertible preferred stock....................       13,000             --             --
Total stockholders' equity................................       71,062         89,062        152,762


    The unaudited pro forma statement of operations data gives effect to the acquisitions completed in 1998 and 1999 as if they occurred on January 1, 1998.


    The unaudited pro forma balance sheet data gives effect to the exercise in April 1999 of warrants to purchase 749,625 shares of common stock for gross proceeds of $5.0 million and to the conversion of all of the preferred stock into common stock upon completion of this offering. See "Description of Capital Stock -- The SOFTBANK Investment."



    The unaudited pro forma as adjusted balance sheet data gives effect to the sale of 7,000,000 shares of common stock offered hereby for net proceeds of $63.7 million after deducting underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS


     Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below and elsewhere in this prospectus before making an investment decision. If any of the following risks or uncertainties actually occur, our business could be adversely affected. In this event, the trading price of our common stock could decline, and you could lose all or a part of your investment.



WE HAVE A LIMITED OPERATING HISTORY AND MAY NOT SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.


     We have a very limited operating history. We were incorporated in December 1997 and began offering Web hosting services in February 1998. We only recently completed the acquisition of the application hosting business of Interliant Texas. As a result, our business model is still in development. Our business and prospects must be considered in light of the risks frequently encountered by companies in their early stages of development, particularly companies in the new and rapidly evolving hosting and enhanced Internet services market. Some of these risks relate to our ability to:

     - build a more comprehensive sales structure to support our business;

     - provide reliable and cost-effective services to our customers;

     - continue to build our operations and accounting infrastructure to accommodate additional customers;

     - respond to technological developments or service offerings by our competitors;

     - develop and offer new, successful products and services or differentiate such products and services from those offered by our competitors;

     - enter into strategic relationships with application software vendors;

     - build, maintain and expand distribution channels; and

     - attract and retain qualified personnel.

     We may not be successful in addressing these risks, and if we are not successful, our business could be adversely affected.


WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND THESE LOSSES MAY INCREASE IN THE FUTURE.



     Since our inception in December 1997, we have experienced operating losses and negative cash flows for each quarterly and annual period. As of December 31, 1998 and March 31, 1999, we had an accumulated deficit of approximately $9.9 million and $17.1 million, respectively. We experienced net losses of approximately $9.7 million in the year ended December 31, 1998 and $7.2 million in the three months ended March 31, 1999. The revenues and income potential of our business is unproven, and our limited operating history makes it difficult to evaluate our prospects. We anticipate increased expenses as we expand our sales and marketing initiatives to continue to grow the Interliant brand, fund greater levels of product development, continue to build out our data centers, implement centralized billing, accounting and customer service systems and continue our acquisition program.


     In addition, we have experienced growth in revenues, primarily attributable to acquisitions, and we do not believe that this growth rate is necessarily indicative of future operating results which will depend not only on continuing our acquisition strategy but also on internal growth. We expect that future acquisitions will increase our operating expenses and operating losses. As a result, we expect to incur operating losses for the foreseeable future. We cannot give any assurance that we will ever achieve profitability on a quarterly or annual basis, or, if we achieve profitability, that it will be sustainable.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS. AS A RESULT, PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS INDICATIONS OF FUTURE PERFORMANCE.



     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:



     - the demand for and market acceptance of our hosting and enhanced Internet services;



     - our ability to identify, complete and integrate acquisitions to sustain growth;



     - downward price adjustments by our competitors on services and products they offer which are similar to ours;



     - changes in the mix of products and services sold by our competitors;



     - technical difficulties or system downtime affecting the Internet generally or our hosting operations;



     - the ability to meet any increased technological demands of our customers;



     - the amount and timing of our costs related to our marketing efforts and service introductions by us or reseller or referral partners; and



     - economic conditions specific to the hosting industry.



     Therefore, our operating results for any particular quarter may differ materially from our expectations or those of security analysts and may not be indicative of future operating results which may adversely impact the price of our common stock.



THE SUCCESS OF OUR BUSINESS PLAN DEPENDS ON OUR ABILITY TO MAKE ADDITIONAL ACQUISITIONS.



     We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted markets. Although we expect to finance future acquisitions, in part, with some of the proceeds from this offering and, at a future date with the issuance of additional shares of our common stock or other debt or equity securities, we cannot guarantee that:



     - we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms;



     - we will be able to obtain the financing necessary to complete future acquisitions; or



     - the issuance of our common stock or other securities in connection with any future acquisition will not result in a substantial dilution in the ownership interests of holders of our common stock.



THE SUCCESS OF OUR BUSINESS PLAN DEPENDS ON THE SUCCESSFUL INTEGRATION OF ACQUISITIONS.


     Since February 1998, we have acquired 16 businesses, and we are currently pursuing additional acquisitions. Our future success will depend in large part on our ability to integrate these businesses or any future acquired businesses with our existing operations. To integrate these businesses, we will need to:

     - consolidate their billing and accounting systems into our systems and implement financial and other control systems;

     - relocate the servers of acquired companies and other equipment to an Interliant facility;

     - migrate the operations of acquired companies onto our technology platforms;

     - integrate the customer accounts of acquired companies into our customer service system;

     - integrate the service offerings of acquired companies into the Interliant brand; and

     - identify resellers and referral partners of the services of acquired companies and migrate them to our business partner program.

     The 16 businesses we acquired are in various stages of the integration process. Our integration plan is constantly changing as a result of our business activities as well as future acquisitions. We are not able to estimate when, if at all, all acquired companies will be fully integrated.



RISKS ASSOCIATED WITH THE INTEGRATION OF ACQUISITIONS WE MAKE AND INTERNAL CONTROLS WITH RESPECT TO THOSE ACQUIRED BUSINESSES MAY ADVERSELY AFFECT OUR BUSINESS.


     We may not be able to successfully integrate acquired businesses with existing operations without substantial costs, delays or other problems, if at all. As we integrate acquired businesses:

     - we may lose certain customers of acquired companies due to difficulties during the integration process;


     - we may not be able to bill customers of the acquired companies accurately due to potential deficiencies in the internal controls of the acquired Web hosting companies such as inadequate back-office systems of the acquired companies and potential difficulties in migrating records onto our own systems;


     - we may experience difficulty in collecting accounts receivable of acquired companies due to inaccurate record keeping of the acquired companies;

     - key employees of the acquired companies whom we wish to retain may resign;

     - management's attention and resources could be diverted from our ongoing business concerns; and/or

     - we may not be able to integrate newly acquired technologies with our existing technologies.

     Acquisitions also involve a number of other risks, including adverse effects on our operating results from increases in amortization of intangible assets, increased compensation expense associated with newly hired employees and unforeseen liabilities. In addition, any acquired company could significantly underperform relative to our expectations. In particular, acquired companies have often experienced modest revenue declines immediately following the closing of the acquisition. Because we have only recently completed many of our acquisitions, we are currently facing all of these challenges, and we have not established our ability to meet them over the long term. As a result of all of the foregoing, our pursuit of an acquisition strategy could adversely affect our business.


WE FACE RISKS IN CONNECTION WITH THE INTEGRATION OF OUR RECENT ACQUISITION OF INTERLIANT TEXAS.


     In March 1999, we purchased, through a wholly-owned subsidiary, substantially all the assets, and assumed certain liabilities, of Interliant Texas, which had revenues of $21.2 million for the year ended December 31, 1998. Our acquisition of the business of Interliant Texas has been our largest acquisition to date, and we expect that it will have a continuing, significant impact on our business. Although we do not currently intend to integrate all the operations of Interliant Texas into our operations, we still expect to incur significant integration costs. In addition, the following factors could increase the costs of integration:

     - unexpected employee turnover;

     - delays in addressing duplicate operations; and

     - additional fees and charges to obtain consents, regulatory approvals or permits.


     Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring Interliant Texas. Costs associated with this acquisition that exceed our expectations would have an adverse effect on our business.

OUR APPLICATION HOSTING SOLUTIONS DEPEND ON SOFTWARE APPLICATIONS PROVIDED TO US UNDER AGREEMENTS WE HAVE WITH APPLICATION SOFTWARE VENDORS.


     We obtain software products pursuant to agreements with Lotus and Microsoft and package them as part of our application hosting solutions. The agreements are typically for terms ranging from one to three years. If these agreements were terminated or not renewed, we might have to discontinue products or services that are central to our business strategy or delay their introduction unless we could find, license and package equivalent technology. Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new and enhanced applications we may need to keep our solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our solutions or other products and services, our business may be adversely affected.


OUR AGREEMENTS WITH APPLICATION SOFTWARE VENDORS ARE NOT EXCLUSIVE AND MAY NOT PROVIDE US WITH ANY COMPETITIVE ADVANTAGE.



     None of our third-party agreements are exclusive. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of third party vendors will not have an adverse affect on the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.



WE DEPEND ON OUR RESELLER SALES CHANNEL TO MARKET AND SELL MANY OF OUR SERVICES.



     We rely significantly on resellers to market and sell our services. We estimate that as of December 31, 1998 approximately 16% of our active hosted domains were maintained by resellers. For this purpose, we include as resellers any entity which has three or more active domains hosted by us. Our failure to maintain and grow our reseller sales channel may adversely affect our business. Our agreements with resellers generally do not require that the resellers sell any minimum level of our services and do not restrict the resellers' development or sale of competitive services. We have very little control over whether these resellers will dedicate resources or give priority to selling our services.



     We will need to continue to deliver reliable service and keep our reseller pricing and support programs competitive. If we succeed in increasing our sales through resellers, we may lose brand identification and brand loyalty, since our services may not be identified by the Interliant brand or may be marketed differently by our resellers.



WE ONLY RECENTLY BEGAN TO OFFER MANY OF OUR PRODUCTS AND SERVICES. IF THEY ARE NOT ACCEPTED BY THE MARKET OR HAVE RELIABILITY OR QUALITY PROBLEMS OUR BUSINESS MAY SUFFER.



     We have recently introduced new hosting solutions such as providing our customers with integrated text, graphics, video, information and sound capabilities on their Web sites, or multimedia hosting and providing our customers with the ability to rent software applications instead of purchasing them as well as enhanced Internet services such as e-commerce and consulting services. If these and other new hosting solutions and enhanced Internet services fail to gain market acceptance, our business could be adversely affected. In addition, if these newly introduced hosting solutions and enhanced Internet services have reliability, quality or compatibility problems, market acceptance of these products could be greatly hindered and our ability to attract new customers could be adversely affected. We cannot offer any assurance that these new solutions and services are free from any reliability, quality or compatibility problems.

THE EXPECTED CONTINUED GROWTH IN THE MARKET FOR OUR PRODUCTS AND SERVICES MAY NOT MATERIALIZE.


     Our market is new and rapidly evolving. Whether the market for our products and services will continue to grow is uncertain. Our business would be adversely affected if the hosting market does not continue to grow or if businesses prove to be unwilling to outsource their hosting business.


     Our success depends in part on continued growth in the use of the Internet. Our business would be adversely affected if Web usage does not continue to grow. Web usage may be inhibited for a number of reasons, such as:


     - security and privacy concerns;

     - uncertainty of legal and regulatory issues concerning the use of the Internet;

     - inconsistent quality of service; and

     - lack of availability of cost-effective, high-speed connectivity.


OUR RAPID GROWTH AND EXPANSION HAS AND MAY CONTINUE TO SIGNIFICANTLY STRAIN OUR RESOURCES.



     We are currently experiencing rapid growth, primarily due to our acquisition of 16 businesses since February 1998. In addition, from inception we have grown to 489 employees, which includes 19 employees on a contract basis. This rapid growth of our business and our product and service offerings has placed, and is likely to continue to place, a significant strain on our operating and financial resources. Our future performance will partly depend on our ability to manage our growth effectively, which will require that we further develop our operating and financial system capabilities and controls. We have invested, and intend to continue to invest, significant amounts in billing, accounts receivable, customer service and financial systems which we believe, once implemented, will be able to produce timely, accurate and consistent information as our business continues to grow. However, because we employ a strategy that includes a high level of acquisition activity, at any time there are likely to be one or more operating businesses that have not been fully integrated into our core systems and continue to produce financial and other information from their existing systems. As a result, our ability to record, process, summarize and report financial data could be adversely affected.



WE DEPEND ON THE GROWTH AND STABILITY OF THE INTERNET INFRASTRUCTURE.


     If the use of the Internet continues to grow, its infrastructure may not be able to support the demands placed on it by such growth and its performance or reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could, in the future, grow more slowly or decline which would adversely affect our business.


WE DEPEND ON OUR NETWORK INFRASTRUCTURE. IF WE DO NOT HAVE CONTINUED ACCESS TO A RELIABLE NETWORK, OUR BUSINESS WILL SUFFER.


     Our success partly depends upon the capacity, scalability, reliability and security of our network infrastructure, including the capacity leased from our telecommunications network suppliers such as UUNET Technologies, Inc. We depend on these companies to provide uninterrupted and "bug free" service and would be adversely affected if such services were not provided. In addition, we would be adversely affected if such companies greatly increased the prices of their services or if the telecommunications capacity available to us was insufficient for our business purposes and we were unable to use alternative networks or pass along any increased costs to our customers.

OUR BUSINESS AND EXPANSION MODELS ASSUME THAT WE WILL BE ABLE TO EASILY SCALE OUR NETWORK INFRASTRUCTURE TO SUPPORT INCREASING NUMBERS OF CUSTOMERS AND INCREASED TRAFFIC. HOWEVER, THE SCALABILITY OF OUR NETWORK IS UNPROVEN.


     We must continue to develop and expand our network infrastructure as the number of users and the amount of information they wish to transport as well as the number of products and services we offer increases and to meet changing customer requirements. Our expansion and adaptation of our telecommunications and hosting facility infrastructure will require substantial financial, operational and management resources. If we are required to expand our network significantly and rapidly due to increased usage, additional stress will be placed upon our network hardware, traffic management systems and hosting facilities. Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds while maintaining superior performance is unknown.

     As our customers' bandwidth usage increases, we will need to make additional investments in our infrastructure to maintain adequate data transmission speeds, the availability of which may be limited and the cost of which may be significant. Additional network capacity may not be available from third-party suppliers as it is needed by us. As a result, our network may not be able to achieve or maintain a sufficiently high capacity of data transmission, especially if customers' usage increases. Any failure on our part to achieve or maintain high-capacity data transmission could significantly reduce consumer demand for our services and adversely affect our business.


WE COULD EXPERIENCE SYSTEM FAILURES AND CAPACITY CONSTRAINTS, WHICH COULD AFFECT OUR ABILITY TO COMPETE.


     To succeed, we must be able to operate our network infrastructure on a 24x7 basis without interruption. Our operations depend upon our ability to protect our network infrastructure, equipment and customer files against damage from:

     - human error;

     - various natural disasters;

     - power loss or telecommunications failures; and

     - sabotage or other intentional acts of vandalism.

     However, even if we take precautions, the occurrence of a natural disaster or other unanticipated problems at our data centers could result in interruptions in the services we provide to our customers.

     At this time, we do not have a formal disaster recovery plan. Although we believe that our Atlanta and Houston data centers are state-of-the-art and have sufficient system protections in place to ensure high quality service with minimal interruptions, we estimate that currently only approximately 34% of our customers are hosted in these data centers. In addition, we may not integrate into our Network Operations Centers all the data centers of companies we acquire. Therefore, in some instances, our network reliability may be compromised. Although we have attempted to build redundancy into our network and hosting facilities, our data centers are currently subject to various single points of failure. As a result, a problem with one of our routers, switches or fiber paths could cause an interruption in the services we provide to some of our customers. We have experienced interruptions in service in the past. Any future interruptions could:

     - require us to spend substantial amounts of money replacing existing equipment or adding redundant facilities;

     - damage our reputation for reliable service;

     - cause existing end users, resellers and referral partners to cancel their contracts;

     - cause end users to seek damages for losses incurred; or

     - make it more difficult for us to attract new end users, resellers and referral partners.

     Any of these occurrences could adversely affect our business.

     We have entered into service level agreements with some of our customers, and we anticipate that we will offer service level agreements to a larger group of customers in the future. In that case, we could incur significant liability to our customers in connection with any system downtime and those obligations may adversely affect our business.


IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR BUSINESS COULD SUFFER.



     The Internet industry is characterized by rapidly changing technology, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our future success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner, all while continuing to develop our business model and roll-out our services on a national level:



     - effectively use and integrate leading technologies;



     - continue to develop our technical expertise;



     - enhance our products and current networking services;



     - develop new products and services that meet changing customer needs;



     - advertise and market our products and services; and



     - influence and respond to emerging industry standards and other changes.



     We cannot assure you that we will successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies or enhancements used or developed by us will achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.



OUR FAILURE TO DEVELOP BRAND RECOGNITION FOR THE INTERLIANT BRAND COULD HURT OUR BUSINESS.



     Upon acquiring Interliant Texas and its application hosting business, we began the process of offering the full range of our hosting products and enhanced Internet services under the Interliant brand. We are currently marketing and expect to continue to market many of our products and services under the Sage Networks brand and the brand names of acquired companies. Our sales and marketing expenses were $2.6 million in the year ended December 31, 1998 and $1.9 million in the three months ended March 31, 1999. A key component of our strategy is to significantly increase our sales and marketing activities. This will include the expansion of our sales force, development of reseller and referral partner channels and increased marketing efforts. As a result, sales and marketing expenses will increase substantially in future periods. We expect sales and marketing expenses for the year ending December 31, 1999 to exceed $20.0 million. Our business could be adversely affected if the Interliant brand is not well received by our customers, our marketing efforts are not productive or we are otherwise unsuccessful in increasing our brand awareness.



WE OPERATE IN AN EXTREMELY COMPETITIVE MARKET AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.



     Our current and prospective competitors are numerous. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Our current and prospective competitors generally may be divided into the following groups:


     - other Web hosting and Internet services companies such as AboveNet Communications, Inc., Exodus Communications, Inc., Frontier GlobalCenter, Globix Corporation and local and regional hosting providers;

     - national and regional Internet service providers such as Concentric Network Corporation, MindSpring Enterprises, Inc., UUNET Technologies, Inc., PSINet Inc. and Verio Inc.;


     - global telecommunications companies including AT&T Corp., British Telecommunications plc, Telecom Italia SpA and Nippon Telegraph and Telephone Corp.;

     - regional and local telecommunications companies, including the regional Bell operating companies such as Bell Atlantic Corporation and US West, Inc.;

     - companies that focus on application hosting such as USinternetworking, Inc. and IBM Global Services; and


     - multimedia hosting companies such as broadcast.com.



WE DEPEND ON THE SKILLS OF KEY PERSONNEL.



     We are dependent on the continued service of our key personnel, including:


     - Leonard J. Fassler and Bradley A. Feld, our Co-Chairmen;


     - Stephen W. Maggs, our Chief Executive Officer and President;


     - James M. Lidestri, our Executive Vice President;


     - Rajat Bhargava, our Senior Vice President, Strategic Planning and Integration; and


     - William A. Wilson, our Chief Financial Officer.


     We recently entered into one-year employment agreements with Messrs. Fassler, Maggs and Bhargava and a one-year consulting agreement with Mr. Feld through Intensity Ventures, Inc. In addition, in connection with our acquisition of Interliant Texas, we entered into a two-year employment agreement with Mr. Lidestri. The loss of the services of one or more of these people could adversely affect our business.


     Our Co-Chairmen, Bradley A. Feld and Leonard J. Fassler, are each currently active in, and serve as directors and/or executive officers of, a number of businesses other than Interliant. Although Mr. Feld spends approximately half of his time and Mr. Fassler spends substantially all of his time at Interliant, and both are active in its management, neither is contractually committed to spend any specific amount of time at Interliant. If Mr. Feld or Mr. Fassler were to significantly reduce the time they devoted to Interliant, our business may be adversely affected.


WE OPERATE IN AN INDUSTRY WHERE IT IS DIFFICULT TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.



     We expect that we will need to hire additional personnel in all areas of our business. The competition for personnel throughout our industry is intense. At times, we have experienced difficulty in attracting qualified new personnel. If we do not succeed in attracting new, qualified personnel or retaining and motivating our current personnel, our business could suffer.



WE MAY NEED ADDITIONAL FUNDS WHICH, IF AVAILABLE COULD RESULT IN AN INCREASE IN OUR INTEREST EXPENSE OR DILUTION OF YOUR SHAREHOLDINGS. IF THESE FUNDS ARE NOT AVAILABLE, OUR BUSINESS COULD BE HURT.



     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to fund our acquisition program, the expansion of our sales and marketing program, completion of our data centers and our other operating needs through the end of 1999. Thereafter, we expect to require additional financing. At this time, we do not have any credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may be required to seek additional capital or seek capital sooner than anticipated. We may need to raise funds through public or private debt or equity financing.

     If funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities would have certain rights, preferences and privileges senior to those of the holders of our common stock and the terms of such debt could impose restrictions on our operations. If additional funds become necessary, additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to fund our operations and growth or to continue our acquisition program. Our inability to raise capital could adversely affect our business.



WE FACE RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION AND OPERATIONS.



     Approximately 13% of our dollar amount of billings were to customers located outside of the United States, primarily in Europe and Asia. Our success may depend in part on expanding our international presence. Because our sales overseas are denominated in U.S. dollars, currency fluctuations may inhibit us from marketing our services to potential foreign customers or collecting for services rendered to current foreign customers. In addition different privacy, censorship and service provider liability standards and regulations and different intellectual property laws in non-U.S. countries may adversely affect our business.



WE FACE RISKS ASSOCIATED WITH THE SECURITY OF OUR SYSTEMS.



     A significant barrier to the growth of e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Despite our design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities.



WE OPERATE IN AN UNCERTAIN REGULATORY AND LEGAL ENVIRONMENT. NEW LAWS AND REGULATIONS COULD HARM OUR BUSINESS.



     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. Our business could suffer depending on the extent to which our activities are regulated or proposed to be regulated.



     While there are currently few laws or regulations which specifically regulate Internet communications, laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. There is much uncertainty regarding the marketplace impact of these laws. In addition, various jurisdictions already have enacted laws covering intellectual property, privacy, libel and taxation that could affect our business by virtue of their impact on online commerce. Further, the growth of the Internet, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. If we become subject to claims that we have violated any laws, even if we successfully defend against these claims, our business could suffer. Moreover, new laws that impose restrictions on our ability to follow current business practices or increase our costs of doing business could hurt our business.



     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states and countries in which we have offices and are required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have an adverse effect on our business.

WE COULD FACE LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK.



     It is possible that claims could be made against online services companies and Internet service providers in connection with the nature and content of the materials disseminated through their networks. Several private lawsuits are pending against other entities which seek to impose liability upon online services companies and Internet service providers as a result of the nature and content of materials disseminated over the Internet. If any of these actions succeed, we might be required to respond by investing substantial resources or discontinuing some of our service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Although we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could adversely affect our business.



WE DEPEND ON THE PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS.



     Trademarks and other proprietary rights are important to our success and our competitive position. We do not have any patented technology that would prevent competitors from entering our market. Although we seek to protect our trademarks, copyrights and other proprietary rights, these actions may be inadequate to protect them or to prevent others from claiming violations of their trademarks, copyrights and other proprietary rights.


     We currently license and may in the future license certain technologies from third parties, which may subject us to infringement actions based upon the technologies licensed from these third parties. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our technical and management personnel. These third-party technology licenses may not continue to be available to Interliant on commercially reasonable terms. The loss of the ability to use such technology could require Interliant to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have a material adverse effect on Interliant's business.


OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES WITH WHOM WE DO BUSINESS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY CAUSE SYSTEM FAILURES AND DISRUPTIONS OF OPERATIONS.


     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems, including ours, may need to be upgraded or replaced in order to comply with Year 2000 requirements. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software and computer system failures.

     We have made a preliminary assessment of the Year 2000 readiness of our information technology systems. In addition, we are currently seeking assurances from our material hardware and software vendors that their products are Year 2000 compliant. Until such process is complete, we will not be able to completely evaluate whether our information technology systems will need to be revised or replaced. Although we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues to date, we do not at this time possess the information necessary to estimate the potential costs of revisions or replacements to our software and systems or third party software, hardware or services that are determined not to be Year 2000 compliant. Such expenses, if higher than anticipated, could have a material adverse effect on our business.

     Although we are not currently aware of any Year 2000 compliance problems relating to our information technology systems that would have a material adverse effect on our business, there is no assurance that we will not discover any such compliance problems. Our failure to fix or replace our software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. Moreover, the failure to adequately address Year 2000 compliance issues in our information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.


OUR STOCK PRICE MAY BE VOLATILE.



     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in Interliant will lead to the development of a trading market or how liquid that market might become. Further, we cannot guarantee that the price of our common stock will not decline below the initial public offering price. Stock prices of technology companies, especially Internet-related companies, have been highly volatile. The initial public offering price may not be indicative of prices that will prevail in the trading market. Various factors could cause the market price of our common stock to fluctuate substantially. These factors may include:



     - variations in our revenue, earnings and cash flow;



     - announcements of new service offerings, technological innovations or price reductions by us, or our competitors or providers of alternative services; and



     - changes in analysts' recommendations or projections and general economic and market conditions.



     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources and could have a material adverse effect on our business.



WEB HOSTING ORGANIZATION LLC WILL CONTROL APPROXIMATELY 60.9% OF OUR COMMON STOCK AFTER THIS OFFERING, AND ITS INTERESTS MAY BE IN CONFLICT WITH THOSE OF INTERLIANT AND THE OTHER STOCKHOLDERS.



     Immediately following this offering, Web Hosting Organization LLC will control approximately 60.9% of our outstanding common stock. Accordingly, Web Hosting Organization LLC will be able to control any stockholder vote, including any vote on the election of directors. The members of Web Hosting Organization LLC are affiliates of Charterhouse Group International, Inc. and the WHO Management LLC, of which Interliant's Co-Chairmen, Leonard J. Fassler and Bradley A. Feld, are the member managers. Web Hosting Organization LLC's interests could conflict with the interests of our other stockholders. See "Description of Capital Stock -- The WEB Hosting Organization Investment" and "Related Party Transactions."


     Charterhouse Equity Partners III, L.P., which is an affiliate of Charterhouse Group International, Inc., has the ability to control our direction and future operations through its significant equity ownership of Web Hosting Organization LLC. Certain decisions concerning our operations or financial structure may present conflicts of interest between Charterhouse and our other stockholders. In addition to its investments in us, Charterhouse or its affiliates may in the future invest in other entities engaged in the hosting business or other Internet-related business. As a result, Charterhouse or its affiliates have, and may develop, relationships with businesses that are or may be competitive with us. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by us and entities in which Charterhouse has an interest. Such conflicts of interest could cause Charterhouse to use its significant ownership interest to force us to act in a manner adverse to the interests of our other stockholders.


OUR STOCK PRICE MAY BE AFFECTED BY THE AVAILABILITY OF SHARES FOR SALE IN THE NEAR FUTURE. THE FUTURE SALE OF LARGE AMOUNTS OF OUR STOCK, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD NEGATIVELY AFFECT OUR STOCK PRICE.



     The market price of the common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering. There will be 41,396,085 shares of common stock outstanding immediately after this offering. The 7,000,000 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless such shares are held by "affiliates" of Interliant, as that term is defined in Rule 144 under the Securities Act.


     The remaining 34,396,085 shares of common stock are subject to restrictions under Rule 144 of the Securities Act. Holders of 32,320,790 restricted shares have registration rights with respect to such shares. However, such shares are subject to lock-up agreements pursuant to which the holders of these shares have agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus, or exercise their registration rights, without the prior written consent of Merrill Lynch & Co., Inc. See "Shares Eligible for Future Sale."



     At the time of this offering, 3,691,994 shares of common stock issuable upon exercise of options issued as compensation will also become available for resale in the public market at prescribed times. We also intend to register under the Securities Act the shares of common stock reserved for issuance under our stock option plan. See "Shares Eligible for Future Sale."



FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS.


     This prospectus contains certain forward-looking statements, relating to, among other things, future results of operations, growth plans, sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to Interliant. These forward-looking statements are based largely on Interliant's current expectations and are subject to a number of risks and uncertainties. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, changes in Interliant's business strategy or an inability to execute its strategy due to unanticipated changes in the hosting industry or the economy in general and various other competitive factors that may prevent Interliant from competing successfully in existing or future markets. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will be in fact realized.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of 7,000,000 shares in this offering of approximately $63.7 million assuming an initial public offering price of $10.00 and, after deduction of underwriting discounts and commissions and expenses payable by us, estimated at $6.3 million.



     We currently intend to use approximately $40.0 million of the net proceeds of this offering for acquisitions. We are currently engaged in discussions with respect to several acquisitions. See "Business -- Strategy" and "-- Acquisition Program." We also expect to use the net proceeds as follows:



     - approximately $9.0 million for capital expenditures including completing and equipping our data centers; and



     - $8.0 million for repayment of a 9% promissory note issued in favor of Matthew Wolf in connection with the acquisition of Interliant Texas, which will be paid in full on the consummation of this offering.



See "Business -- Technology and Network Operations -- Network Operations" and "-- Facilities."



     The balance of the net proceeds of this offering will be used for working capital and general corporate purposes. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term investment grade interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                DIVIDEND POLICY


     We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on such other factors as our Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION


     The following table sets forth at March 31, 1999 (1) our actual capitalization, (2) capitalization on a pro forma basis to reflect (a) the amendment of our Restated Certificate of Incorporation to provide for authorized capital stock of 200,000,000 shares of common stock and 1,000,000 shares of undesignated preferred stock, (b) the exercise in April 1999 of warrants to purchase 749,625 shares of common stock for gross proceeds of $5.0 million and
(c) the conversion of 2,647,658 shares of Series A Redeemable Convertible Preferred Stock into shares of common stock upon the consummation of this offering (see "Description of Capital Stock -- The SOFTBANK Investment") and (3) the pro forma capitalization adjusted to reflect this offering, assuming an initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses. You should read this table in conjunction with the Selected Consolidated Financial Data, the Unaudited Pro Forma Consolidated Financial Statements and Interliant's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.



                                                                       MARCH 31, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                   (DOLLARS IN THOUSANDS)
Notes payable, less current portion.......................  $    914    $    914      $    914
                                                            ========    ========      ========
Series A Redeemable Convertible Preferred Stock, $0.01 par
  value; 2,647,658 shares authorized and outstanding,
  actual; 0 shares outstanding pro forma and pro forma as
  adjusted................................................    13,000          --
Stockholders' equity:
  Preferred stock, 0 shares authorized, actual; 1,000,000
     shares authorized, 0 shares issued and outstanding,
     pro forma and pro forma as adjusted..................                    --            --
  Common stock, $0.01 par value; 100,000,000 shares
     authorized, 30,998,802 shares issued and outstanding,
     actual; 200,000,000 shares authorized, 34,396,085
     shares issued and outstanding, pro forma; 200,000,000
     shares authorized, 41,396,085 shares issued and
     outstanding, pro forma as adjusted(1)................       310         343           414
  Additional paid-in capital..............................    89,067     107,034       170,663
  Deferred compensation...................................    (1,202)     (1,202)       (1,202)
  Accumulated deficit.....................................   (17,113)    (17,113)      (17,113)
                                                            --------    --------      --------
  Total stockholders' equity..............................    71,062      89,062       152,762
                                                            --------    --------      --------
          Total capitalization............................  $ 84,976    $ 89,976      $153,676
                                                            ========    ========      ========


---------------

(1) Excludes 3,322,994 shares of common stock issuable upon exercise of options outstanding under our 1998 Stock Option Plan at a weighted average exercise price of $1.76. See "Management."

                                    DILUTION


     Our pro forma net tangible book value as of March 31, 1999 was $10.1 million or $0.29 per share of common stock. The pro forma net tangible book value per share of common stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date as of which such book value is determined, after giving effect to the pro forma events listed in the introductory paragraph of "Capitalization." After giving effect to receipt of net proceeds from the sale of the 7,000,000 shares of common stock in this offering, assuming an initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of Interliant as of March 31, 1999 would have been $73.8 million, or $1.78 per share. This represents an immediate increase in net tangible book value of $1.49 per share to existing stockholders and an immediate dilution of $8.22 per share to new investors purchasing shares at the initial public offering price. Dilution is defined as the reduction in the proportion of income, or earnings per share, to which each share is entitled due to the issuance of additional shares. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............          $10.00
  Pro forma net tangible book value per share as of March
     31, 1999...............................................  0.29
  Increase per share attributable to new investors..........  1.49
                                                              ----
Pro forma net tangible book value per share after this
  offering..................................................            1.78
                                                                      ------
Dilution per share to new investors.........................          $ 8.22
                                                                      ======



     The following table summarizes on a pro forma basis, as of March 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by the investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and commissions and offering expenses):



                                SHARES PURCHASED            TOTAL CONSIDERATION
                            -------------------------    -------------------------
                                NUMBER        PERCENT        AMOUNT        PERCENT    AVERAGE PRICE PER SHARE
                            --------------    -------    --------------    -------    -----------------------
                            (IN THOUSANDS)               (IN THOUSANDS)
Existing stockholders.....      28,597          80.3        $ 60,000         46.2             $ 2.10
New investors.............       7,000          19.7          70,000         53.8              10.00
                                ------         -----        --------        -----
          Total...........      35,597         100.0        $130,000        100.0
                                ======         =====        ========        =====



     The foregoing table assumes no exercise of stock options outstanding. As of the date hereof there are options outstanding to purchase a total of 3,691,994 shares of common stock at a weighted average per share exercise price of $2.39. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Option Plan," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The following selected consolidated financial data should be read in conjunction with Interliant's (formerly Sage Networks, Inc.) Consolidated Financial Statements and Notes thereto, the Unaudited Pro Forma Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period ended December 31, 1997 and the year ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the consolidated financial statements of Interliant that have been audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 have been derived from the unaudited financial statements included in this prospectus. We believe that the unaudited historical financial statements contain all adjustments needed to present fairly the information in those statements, and that the adjustments made consist only of recurring adjustments.



     The unaudited pro forma statement of operations data for the year ended December 31, 1998 and for the three months ended March 31, 1999 assumes that the acquisitions completed in 1998 and 1999 had occurred on January 1, 1998, and includes the historical consolidated statements of operations of Interliant, adjusted for the pro forma effects of such acquisitions. The unaudited pro forma balance sheet data gives effect to the exercise in April 1999 of warrants to purchase 749,625 shares of common stock for gross proceeds of $5.0 million and to the conversion of all of the preferred stock into common stock upon completion of this offering. See "Description of Capital Stock -- The SOFTBANK Investment."



     Results of operations for the period from inception to December 31, 1997 and for the year ended December 31, 1998 and for the three months ended March 31, 1999 are not necessarily indicative of results of operations for future periods. Interliant's development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another. The unaudited pro forma statement of operations data is not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1998 and is not intended to indicate the expected results for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                          HISTORICAL                                     PRO FORMA
                                  -----------------------------------------------------------   ---------------------------
                                   PERIOD FROM
                                   DECEMBER 8,
                                       1997                       THREE MONTHS   THREE MONTHS                  THREE MONTHS
                                  (INCEPTION) TO    YEAR ENDED       ENDED          ENDED        YEAR ENDED       ENDED
                                   DECEMBER 31,    DECEMBER 31,    MARCH 31,      MARCH 31,     DECEMBER 31,    MARCH 31,
                                       1997            1998           1998           1999           1998           1999
                                  --------------   ------------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenues......................    $       --      $    4,905     $       13    $     5,434    $    41,291    $    10,340
  Costs and expenses:
    Cost of revenues............            --           3,236             54          3,251         20,291          5,976
    Sales and marketing.........            --           2,555            111          1,896          9,394          3,487
    General and
      administrative............           156           5,121            256          3,700         20,575          5,558
    Depreciation................             2             696              9            700          3,820          1,279
    Amortization of
      intangibles...............            --           1,417              2          2,082         14,465          4,224
    Start-up and acquisition
      integration costs.........            --           1,728            134          1,063          1,728          1,063
                                    ----------      ----------     ----------    -----------    -----------    -----------
  Operating loss................          (158)         (9,848)          (553)        (7,258)       (28,982)       (11,247)
  Interest income and other non-
    operating expense...........            --             138             14             13           (429)          (138)
                                    ----------      ----------     ----------    -----------    -----------    -----------
  Net loss......................    $     (158)     $   (9,710)    $     (539)   $    (7,245)   $   (29,411)   $   (11,385)
                                    ==========      ==========     ==========    ===========    ===========    ===========
  Net loss per share -- basic
    and diluted.................    $    (0.05)     $    (1.10)    $    (0.18)   $     (0.29)
  Weighted average shares used
    in computing net loss per
    share -- basic and
    diluted.....................     3,000,000       8,799,432      3,000,000     24,769,890
  Pro forma net loss per
    share -- basic and
    diluted.....................                                                                $     (1.86)   $     (0.40)
  Shares used in computing pro
    forma net loss per share --
    basic and diluted...........                                                                 15,829,762     28,626,240

                                                                                    AS OF MARCH 31, 1999
                                                  AS OF          AS OF       ----------------------------------
                                               DECEMBER 31,   DECEMBER 31,                           PRO FORMA
                                                   1997           1998        ACTUAL    PRO FORMA   AS ADJUSTED
                                               ------------   ------------   --------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents....................     $ 912         $ 6,813      $  4,376   $  9,376     $ 65,652
Working capital..............................       815           3,755        (5,462)      (462)      63,814
Total assets.................................       953          27,219       102,432    107,432      163,132
Debt and capital lease obligations, less
  current portion............................        --              --           914        914          914
Redeemable, convertible preferred stock......        --              --        13,000         --
Total stockholders' equity...................       842          22,716        71,062     89,062      152,762



                                                        HISTORICAL                              PRO FORMA
                                       --------------------------------------------    ----------------------------
                                       PERIOD FROM
                                       DECEMBER 8,
                                           1997
                                       (INCEPTION)                     THREE MONTHS                    THREE MONTHS
                                            TO          YEAR ENDED        ENDED         YEAR ENDED        ENDED
                                       DECEMBER 31,    DECEMBER 31,     MARCH 31,      DECEMBER 31,     MARCH 31,
                                           1997            1998            1999            1998            1999
                                       ------------    ------------    ------------    ------------    ------------
OTHER DATA:
  EBITDA(1)..........................   $     (156)     $   (7,735)    $    (4,476)    $   (10,697)    $    (5,744)
  Net cash flows from operating
    activities.......................          (59)         (6,001)         (4,210)
  Net cash flows from investing
    activities.......................          (29)        (17,919)        (21,807)
  Net cash flows from financing
    activities.......................        1,000          29,821          23,580
  Net capital expenditures...........           29           4,322             984


---------------

(1) EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization and other income (expense). EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because our management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses. See Interliant's (formerly Sage Networks, Inc.) Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     You should read the following description of our financial condition and results of operations in conjunction with the Consolidated Financial Statements and the Notes thereto and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this prospectus.


OVERVIEW


     We are a provider of a comprehensive suite of hosting and enhanced Internet services that enable our customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions. Our Web hosting services provide virtual, dedicated and co-located hosting solutions to meet the needs of businesses of all sizes, as their Web sites develop from low-end marketing brochures to more complex, interactive Web sites and finally to Web sites that are integral to the operating, marketing and sales and customer support functions, or mission-critical, of a business. Our application hosting services consist of groupware hosting and application outsourcing solutions that can provide our customers with 24x7 remote access to mission-critical applications and data required by their businesses.



     During 1998 and 1999, our strategy has been to rapidly acquire operating companies in the Web hosting and application hosting services businesses, to build or acquire data centers, and to integrate the acquired operations into those data centers. We acquired 16 operating businesses during 1998 and 1999 for total consideration of approximately $80.5 million, including transaction costs. We have accounted for all acquisitions using the purchase method of accounting which has resulted in the inclusion of substantial intangible assets on our balance sheet. Of the total consideration, we paid $7.9 million of assumed seller debt and have or will allocate approximately $(9.2) million to tangible net assets and $81.8 million to intangible assets. During 1998, we charged approximately $1.4 million of amortization of the intangible assets to operations. Additionally, during 1998 we issued stock valued at approximately $2.6 million as compensation in connection with agreements entered into with sellers of acquired operating businesses. During 1998, we amortized and charged to operations approximately $0.8 million of deferred compensation. The purchase consideration for the acquisitions was in the form of cash, stock or a combination of cash and stock. See "Business -- Acquisition Program."



     Most of the operating businesses we acquired in 1998 have been small and entrepreneurial in nature and highly dependent on the focus and attention of the owners. It has been our experience that during the negotiation period prior to an acquisition, the attention of the owners has been diverted from the operation of the business. The result of this has often been a modest revenue decline immediately following the closing of the acquisition. In most cases, the owner continued to have direct responsibility for the acquired business, but in some instances, we re-assigned the owner to take advantage of unique skill sets that have broad application within our operations. In those cases, the operating businesses have experienced a modest decline in revenues due to loss of customers. These factors resulted in minimal aggregate internal growth in 1998 for us and the businesses we acquired.



     Since our inception in December 1997, we have experienced operating losses and negative cash flows from operating activities for each quarterly and annual period. As of December 31, 1998, we had an accumulated deficit of approximately $9.9 million. Had the companies acquired to date been included since January 1, 1998, our accumulated deficit would have been $29.5 million. The revenue and income potential of our business is unproven and its limited operating history makes an evaluation of us and our prospects difficult. We anticipate increased operating expenses as we:



     - expand our sales and marketing initiatives to continue to grow our brands;

     - fund greater levels of product development;



     - continue to build-out our data centers;



     - implement centralized billing, accounting and customer service systems;
       and



     - continue our acquisition program.



Although we have experienced revenue growth, primarily attributable to acquisitions, we do not believe that this growth is necessarily indicative of future operating results. Future acquisitions are expected to increase operating expenses and operating losses and as a result, we expect to incur operating losses for the foreseeable future. We cannot assure you that we will ever achieve profitability on a quarterly or annual basis, or, if achieved, that we will sustain profitability. See "Risk Factors -- We have a history of significant losses and these losses may increase in the future."


RESULTS OF OPERATIONS


     We derive our revenues from Web hosting, enhanced Internet services and consulting services. In March 1999, we acquired Interliant Texas to enter the application hosting market. Revenues for our Web hosting business consist primarily of hosting fees and setup fees, which cover costs incurred by us to establish a customer's Web site. We provide virtual, dedicated and co-located hosting. We charge our Web hosting customers a fixed amount for bandwidth availability and incremental fees if those fixed amounts are exceeded. In addition, our virtual Web hosting customers are also charged for disk space on a server, dedicated hosting customers are charged for use of one or more dedicated servers and our co-located customers are charged for the amount of physical space such co-located customers' servers occupy. We charge flat rates for our enhanced Internet services. For application hosting, our revenues are comprised primarily of a one-time implementation fee and monthly usage fees per number of end users, including bandwidth fees. For our consulting services, we charge either a fixed fee or a fee based on time and materials.



     Our contracts with our Web hosting customers typically range in length from month-to-month to one year, a large proportion of which are cancellable by either us or our customers with 30 days notice. Our contracts with our application hosting customers typically range in length from one year to three years. Revenues derived from hosting are recognized ratably over the applicable contractual period. Payments received and billings in advance of providing services are deferred until such services are provided. Revenues from consulting services are recognized as the services are rendered. Substantially all of our consulting contracts call for billings on a time and materials basis.



     Cost of revenues consists primarily of salaries and related expenses associated with consulting and network operations personnel as well as data communications expenses, including one-time fees for circuit installation and variable recurring circuit payments to network providers. Monthly circuit charges vary based upon circuit type, distance and usage, as well as the term of the contract with the carrier.



     Sales and marketing expense consists of personnel costs associated with the direct sales force, the internal telesales group and product marketing employees, as well as costs associated with marketing programs, product literature, external telemarketing costs and corporate marketing activities, including public relations.



     Start-up and acquisition integration costs consist primarily of salaries for our acquisition and integration team as well as related travel expenses.



     General and administrative expense includes the cost of customer service functions including:



     - finance;



     - accounting;



     - human resources;



     - legal and executive salaries; and

     - fees paid for professional services and corporate overhead.



THREE MONTHS ENDED MARCH 31, 1999 AND 1998



  Revenues



     Revenues were $5.4 million for the three months ended March 31, 1999 representing an increase of $5.4 million from the comparable 1998 period. The increase in revenues was due primarily to the 15 acquisitions consummated during the last three quarters of 1998 and the first quarter of 1999.



     On a pro forma basis, giving effect to acquisitions completed to date, revenues for the quarter ended March 31, 1999 were $10.3 million. Interliant Texas accounted for 44.8% of such revenues. Revenues for Interliant Texas were $4.6 million for the quarter ended March 31, 1999 compared to $4.8 million for the quarter ended March 31, 1998. This decrease was due to lower bandwidth charges to our customers in 1999.



  Cost of Revenues



     Cost of revenues increased by $3.2 million for the three months ended March 31, 1999. This increase was attributable to the 15 acquisitions consummated during the last three quarters of 1998 and the first quarter of 1999. In the future, cost of revenues may fluctuate due to capacity utilization, the timing of investments in data centers, changes in the mix of services, fluctuations in bandwidth costs and increased levels of staffing.



     On a pro forma basis, giving effect to acquisitions completed to date, cost of revenues for the quarter ended March 31, 1999 were $6.0 million. Interliant Texas accounted for 46.7% of such costs of revenues. Cost of revenues for Interliant Texas were $2.8 million for the quarter ended March 31, 1999, approximately the same as the amount for the quarter ended March 31, 1998.



  Sales and Marketing



     Sales and marketing expense increased by $1.8 million for the three months ended March 31, 1999. This increase was attributable to the 15 acquisitions consummated during the last three quarters of 1998 and the first quarter of 1999. A key component of our strategy is to significantly increase our sales and marketing activities for application hosting and Web hosting products. This will include the expansion of our sales force, development of reseller and referral partner channels and increased marketing efforts to grow recognition of our brands. As a result, sales and marketing expenses will increase substantially in future periods. We expect sales and marketing expenses for the year ending December 31, 1999 to exceed $20.0 million.



     On a pro forma basis, giving effect to acquisitions completed to date, sales and marketing expense for the three months ended March 31, 1999 was $3.5 million. Interliant Texas accounted for 53.2% of such sales and marketing expense. Sales and marketing expense for Interliant Texas were $1.9 million for the three months ended March 31, 1999 compared to $1.5 million for the three months ended March 31, 1998. This increase was attributable to increased personnel in the sales force and the marketing staff.



  General and Administrative



     General and administrative expense increased by $3.4 million for the three months ended March 31, 1999. This increase in general and administrative expense was attributable to the 15 acquisitions consummated during the last three quarters of 1998 and the first quarter of 1999 and increased investments in infrastructure and levels of staffing to implement centralized billing, accounting and customer service systems to integrate the operations of acquired companies. Substantial staffing increases are expected to continue in future periods.



     On a pro forma basis, giving effect to acquisitions completed to date, general and administrative expense for the three months ended March 31, 1999 was $5.6 million. Interliant Texas accounted for 28% of such general and administrative expense. General and administrative expense of Interliant Texas was $1.6 million for the three months ended March 31, 1999 compared to $1.3 million for the three months ended March 31, 1998. This increase was attributable to higher professional fees and training expenses.



  Depreciation



     Depreciation expense increased by $0.7 million for the three months ended March 31, 1999. This increase in depreciation expense was attributable to the 15 acquisitions consummated during the last three quarters of 1998 and the first quarter of 1999 and investment in plant and equipment by us to complete our data center in Atlanta. We expect depreciation expense to increase in the future as we continue to invest in data centers and systems to integrate future acquisitions and support future growth.



     On a pro forma basis, giving effect to acquisitions completed to date, depreciation expense for the three month period ended March 31, 1999 was $1.3 million. Interliant Texas accounted for 53.8% of such depreciation expense. Depreciation expense of Interliant Texas was $0.7 million compared to $0.5 million for the three month period ended March 31, 1998. This increase was due to an increase in investment in computer hardware, primarily servers.



  Amortization



     Amortization expense increased by $2.1 million for the three months ended March 31, 1999. This increase in amortization expense was attributable to the 15 acquisitions consummated during the last three quarters of 1998 and the first quarter of 1999. We expect amortization expense to increase in future periods as we continue to make additional acquisitions as well as reflect amortization of intangibles associated with acquisitions consummated to date.



     On a pro forma basis, giving effect to acquisitions completed to date, amortization expense for the three month period ended March 31, 1999 was $4.2 million. Amortization expense related to the acquisition of Interliant Texas represented 42.8% of such amortization expense.



  Start-up and Acquisition Integration Costs



     Start-up and acquisition integration costs increased by $0.9 million for the three months ended March 31, 1999. This increase was attributable to our continuing acquisition program and our expanded acquisition integration team, including salaries and travel expenses, and the amortization of deferred stock compensation costs.



YEAR ENDED DECEMBER 31, 1998 AND 1997


  Revenues


     Our revenues increased by $4.9 million for the year ended December 31, 1998. This increase in revenues was primarily attributable to the 12 acquisitions consummated during 1998.



     On a pro forma basis, giving effect to acquisitions completed to date, revenues for the year ended December 31, 1998 were $41.3 million. Interliant Texas accounted for 51% of such revenues. Revenues for Interliant Texas were $21.2 million for the year ended December 31, 1998 compared to $16.9 million for the year ended December 31, 1997. This increase was primarily due to an increase in the number of higher revenue generating customers.


  Cost of Revenues


     Cost of revenues increased by $3.2 million for the year ended December 31, 1998. This increase in cost of revenues was attributable to the 12 acquisitions consummated during 1998. In the future, cost of revenues may fluctuate due to capacity utilization, the timing of investments in data centers, changes in the mix of services, fluctuations in bandwidth costs and increased levels of staffing.

     On a pro forma basis, giving effect to acquisitions completed to date, cost of revenues for the year ended December 31, 1998 were $20.3 million. Interliant Texas accounted for 58.5% of such cost of revenues. Cost of revenues for Interliant Texas were $11.9 million for the year ended December 31, 1998 compared to $9.4 million for the year ended December 31, 1997. This increase was primarily due to an increase in staffing, a change in mix of staff to higher paid employees, including technical engineers, and increased connectivity costs associated with network upgrades.


  Sales and Marketing


     Sales and marketing expense increased by $2.6 million for the year ended December 31, 1998. This increase in sales and marketing expense was attributable to the 12 acquisitions consummated during 1998. A key component of our strategy is to significantly increase our sales and marketing activities for application hosting and Web hosting products. See "Business -- Strategy" and "-- Marketing." This will include the expansion of our sales force, development of reseller and referral partner channels and increased marketing efforts to grow recognition of our brands. As a result, sales and marketing expenses will increase substantially in future periods.



     On a pro forma basis, giving effect to acquisitions completed to date, sales and marketing expense for the year ended December 31, 1998 was $9.4 million. Interliant Texas accounted for 71.6% of such sales and marketing expense. Sales and marketing expense for Interliant Texas were $6.7 million for the year ended December 31, 1998 compared to $4.4 million for the year ended December 31, 1997. This increase was primarily due to an increase in staffing, a change in mix of staff to higher paid employees and increased external marketing costs.


  General and Administrative


     General and administrative expense increased to $5.1 million for the year ended December 31, 1998 as compared to $0.2 million for the period from December 8, 1997 (inception) to December 31, 1997. This increase in general and administrative expense was attributable to the 12 acquisitions consummated during 1998 and increased investments in infrastructure and levels of staffing to implement centralized billing, accounting and customer service systems to integrate the operations of acquired companies. Staffing for general and administrative functions increased substantially late in 1998 and is expected to continue to increase during 1999 and as a result, general and administrative expense will increase substantially in future periods.



     On a pro forma basis, giving effect to acquisitions completed to date, general and administrative expense for the year ended December 31, 1998 was $20.6 million. Interliant Texas accounted for 20.1% of such general and administrative expense. General and administrative expense of Interliant Texas was $4.1 million for the year ended December 31, 1998 compared to $2.9 million for the year ended December 31, 1997. This increase was primarily due to an increase in staffing, a change in mix of staff to higher paid employees, increased training costs and increased telecommunications costs.


  Depreciation


     Depreciation expense increased by approximately $0.7 million for 1998. This increase was due to the acquisition of approximately $5.7 million of furniture, fixtures and equipment. This amount includes approximately $1.4 million acquired with operating businesses we acquired during 1998. Investments included the build-out and acquisition of equipment for our Web hosting facilities to ensure high levels of service to our customers and capacity for future growth and of technology and infrastructure to implement centralized billing, accounting and customer service systems to integrate the operations of acquired companies. We expect depreciation expense to increase in the future as we continue to invest in data centers and systems to integrate future acquisitions and support future growth.



     On a pro forma basis, giving effect to acquisitions completed to date, depreciation expense for the year ended December 31, 1998 was $3.8 million. Interliant Texas accounted for 66.1% of such depreciation expense. Depreciation expense of Interliant Texas was $2.5 million for the year ended December 31, 1998 compared to $1.6 million for the year ended December 31, 1997. This increase was due to an increase in investment in computer hardware, primarily servers.

  Amortization


     Amortization expense increased by approximately $1.4 million in 1998. The amortization expense was attributable to intangible assets associated with the 12 acquisitions consummated during 1998. On a pro forma basis, giving effect to acquisitions completed to date, amortization expense for the year ended December 31, 1998 was $14.5 million. Amortization expenses related to the acquisition of Interliant Texas represented $7.4 million of such amortization expense. We expect amortization expense to increase in the future as we continue to acquire businesses.


  Start-up and Acquisition Integration Costs


     Start-up and acquisition integration costs increased by $1.7 million for the year ended December 31, 1998. This increase was primarily attributable to the 12 acquisitions consummated during 1998. We expect start-up and acquisition integration costs to remain relatively constant in future periods.


LIQUIDITY AND CAPITAL RESOURCES


     We have historically financed our operations and acquisitions primarily from private placements of equity. Net cash used in operations for the three months ended March 31, 1999 was $4.2 million. This reflects primarily the net loss for the period of $7.2 million along with changes in operating assets and liabilities. Net cash used for investing activities for the three month period ended March 31, 1999 was $21.8 million, of which $1.0 million was for purchases of furniture, fixtures and equipment, and $18.9 was for acquisitions of businesses. Net cash from financing activities for the three month period ended March 31, 1999 was $23.6 million, reflecting $24.0 million of proceeds from issuance of common stock and preferred stock less issuance costs and repayment of debt under equipment financing facilities.



     We had $4.4 million in cash and cash equivalents at March 31, 1999. In April 1999 the Company received $5.0 million for the issuance of common stock upon the exercise of a warrant by SOFTBANK.



     In connection with our acquisition of Interliant Texas, we assumed a promissory note in favor of Mathew Wolf in the amount of $8.0 million and a promissory note in favor of Erving Wolf in the amount of $7.9 million. Upon the closing of this acquisition, we paid in full the note in favor of Erving Wolf, and we canceled the note in favor of Mathew Wolf and replaced it with a note issued by us for the same principal amount (the "Wolf Note") which bears interest at a rate of 9% per annum and is payable in full upon the completion of this offering.



     In addition to funding ongoing operations and capital expenditures including, without limitation, $4.0 million of expenditures planned to be made in connection with the application hosting business, our principal commitments consist of non-cancelable operating leases and contingent payments of earnouts to certain sellers of operating companies acquired by us. If all earnout targets are achieved in full, total payments pursuant to all earnouts will be $1.8 million in cash and 37,481 shares of common stock in 1999 and $1.3 million in cash and 37,481 shares of common stock in 2000.



     During 1998, we constructed a data center in Atlanta into which the majority of the operating businesses we acquired have been or are being integrated. We believe that this facility has the capacity to service a larger number of customers than are currently serviced there. The cost of constructing and equipping this facility was approximately $2.0 million. We intend to invest approximately $5.0 million to construct and equip our data centers as more operating businesses are acquired and integrated into these facilities, and as sales and marketing efforts generate internal growth, requiring additional servers, routers and related equipment. We may decide to construct one or more additional facilities in 1999, dependent upon acquisition activity. Our current anticipated level of capital expenditures for 1999 is expected to be approximately $15.0 million, but may vary from that amount depending upon acquisitions and changes in operating plans.

     At March 31, 1999, restricted cash totaled $1.4 million. In connection with our acquisition of Interliant Texas, we entered into an Assignment and Assumption Agreement, dated March 10, 1999, pursuant to which we were assigned all right, title and interest in and to, and assumed all obligations under, the lease for the Houston data center. In connection with receiving the landlord's consent to assignment of the lease, we were required to issue letters of credit in favor of the landlord totaling approximately $0.7 million to replace the letters of credit issued by Interliant Texas. The aggregate dollar amount which may be drawn upon by the landlord under these letters of credit shall be reduced at specified dates in specified amounts such that by August 8, 2000 all of the letters of credit shall have lapsed. In addition, restricted cash includes approximately $0.5 million held in escrow in connection with one of our acquisitions and approximately $0.2 million held to secure outstanding letters of credit used as deposits on our facilities.



     We believe that our existing cash and cash equivalents together with the net proceeds of this offering will be adequate to meet operating needs through the end of 1999 and will provide enough funds to continue our acquisition program through 1999. Thereafter, we expect to require additional financing. If our plans or assumptions change or prove to be inaccurate, we may be required to seek additional sources of capital or seek additional capital sooner than currently anticipated. We may also seek to raise additional capital to take advantage of favorable conditions in the capital markets. We have no credit facility or other working capital credit line under which it may borrow funds for working capital or other general corporate purposes.


YEAR 2000 COMPLIANCE


     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems, including our own, may need to be upgraded or replaced in order to comply with Year 2000 requirements. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software and computer system failures.



     State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our information technology, or IT, systems, including the hardware and software that enable us to provide and deliver our solutions, and our non-IT systems. Our plan consists of:



     - quality assurance testing of our internally developed proprietary software and systems;



     - contacting third-party suppliers, vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our solutions to our customers;



     - contacting vendors of material non-IT systems;



     - assessment of repair or replacement requirements;



     - repair or replacement;



     - implementation; and



     - creation of contingency plans in the event of Year 2000 failures.



     We have been informed by our vendors of material hardware and software components of our IT systems that their products used by us are currently Year 2000 compliant. We are currently assessing the materiality of our non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced. We plan to complete our Year 2000 evaluation during the second half of 1999.



     Costs. To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to our internal staffing costs associated with the evaluation process and Year 2000 compliance matters generally. This trend is expected to continue in the future. At this time, we do not possess the information necessary to estimate the potential costs of revisions to our software and systems should such revisions be required or the replacement of third party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have an adverse effect on our business.



     Risks. We are not currently aware of any Year 2000 compliance problems relating to our IT or non-IT systems that would have a material adverse effect on our business, results of operations and financial condition. We cannot give you any assurance that we will not discover Year 2000 compliance problems in our software and systems that will require substantial revisions. In addition, we cannot give you any assurance that third party software, hardware or services incorporated into our material IT and non-IT systems will not need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix or replace our software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have an adverse effect on our business. Moreover, the failure to adequately address Year 2000 compliance issues in our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, we cannot give you any assurance that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing the Web sites of our customers. Any of these occurrences could have an adverse effect on our business.



     Contingency Plan. As discussed above, we are engaged in an ongoing Year 2000 assessment and have not yet developed any contingency plans. The responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS


OUR COMPANY



     We are a provider of a comprehensive suite of hosting and enhanced Internet services that enable our customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions. Hosting services we provide include:



     - Virtual hosting, or shared server hosting, which allows customers to store their databases, applications or Web sites on a shared server which is owned and maintained by us;



     - Dedicated hosting, which allows customers to store their databases, applications or Web sites on a server typically owned and maintained by us that is dedicated solely to that customer;



     - Co-located hosting, which allows customers to store their databases, applications or Web sites on servers that they own but which are maintained by us and are located in our data centers;



     - Groupware hosting, which allows customers to store groupware applications such as email, discussion forums and document libraries on computers which we own and manage in our data centers; and



     - Application outsourcing, which combines hosting services with prepackaged applications that can be sold directly to our customers. By doing so, our customers can quickly deploy a software application solution without having to purchase hardware, software or network connections.



     Since our inception in December 1997, we have grown rapidly through the acquisition of 16 hosting and related Internet service businesses. We provide Web hosting solutions to more than 37,000 customers, representing more than 65,000 active domains. We also host more than 10,000 customized Lotus Notes/ Domino based applications for more than 1,300 customers and believe that we are the leading provider of Lotus Notes/Domino hosting solutions. We have two state-of-the-art primary data centers in Atlanta and Houston and a recently leased facility in the Tysons Corner, Virginia. Our Atlanta and Houston data centers are monitored on a 24x7 basis and include sophisticated monitoring and diagnosis, 24x7 customer support, redundant and high-speed network connectivity and uninterruptible power supply.


INDUSTRY BACKGROUND


     Growth of the Internet. The Internet is experiencing significant growth and is emerging as a global medium for communications and commerce. International Data Corporation or IDC estimates that the number of Web users worldwide will increase from approximately 97.3 million at the end of 1998 to
319.8 million by the end of 2002, a 34.6% compounded annual growth rate. IDC also estimates that the number of Web users in the United States will increase from approximately 51.6 million at the end of 1998 to 135.9 million by the end of 2002, a 27.4% compounded annual growth rate. During this same period, the number of business Web sites in the United States is projected by Forrester Research, Inc. to increase from approximately 650,000 in 1998 to approximately
2.6 million in 2002, a 41.1% compounded annual growth rate. This growth in the number of Web users and number of Web sites is being driven by a number of factors including:


     - the large and growing installed base of personal computers;

     - easier and less expensive alternatives for Internet access;

     - improvements in the speed, reliability and security of the Internet;

     - commerce-enabling technologies;

     - higher quality and more diverse content;

     - an increase in the number of networked applications; and

     - the proliferation of broadband technologies that promise consumers faster, more convenient access to the Internet.

     Growth in Business Use of the Internet. The dramatic growth in usage combined with enhanced functionality and accessibility have made the Internet an increasingly attractive medium for businesses to:

     - disseminate information;

     - engage in e-commerce;

     - build customer relationships;

     - streamline and automate data-intensive processes; and

     - communicate more efficiently with dispersed employees.


     We believe that more than 108 million employees worldwide will regularly work outside of the traditional office setting by 2002. As a result of the development of alternative workplaces, an increasing number of businesses are relying on the Internet to enable fast and efficient communication, not just with employees, but with all of their constituencies.



     In the last several years, businesses have emerged with operating models that are exclusively dependent on the Internet, while traditional businesses of all sizes are working quickly to establish a Web presence. Many of these businesses establish their initial online presence with a simple, static brochure for marketing purposes. As they become more familiar with the Internet as a communications platform, an increasing number of businesses are implementing more complex, mission-critical applications on the Web including sales, customer service, customer acquisition and retention, employee communications and e-commerce between suppliers and business partners.


     Trend Toward Outsourcing. According to Forrester Research, Inc., U.S. firms are now spending approximately 25% of their overall IT budgets on outsourcing services. These services include packaged application software implementation and support, customer support and network development and maintenance. Reasons for the growth in outsourcing include:


     - the desire of companies to focus on their core businesses;


     - the increased costs that businesses experience in developing and maintaining their networks and software applications;

     - the fast pace of technological change that shortens time to obsolescence and increases capital expenditures as companies attempt to capitalize on leading-edge technologies;

     - the challenges faced by companies in hiring, motivating and retaining qualified application engineers and IT employees; and

     - the desire of companies to reduce deployment time and risk.


     Trend Toward Web Hosting Outsourcing. Many businesses, both small and large, lack the resources and expertise to cost-effectively develop and continually enhance their Web sites with evolving technologies while maintaining a network infrastructure that remains operational in the event of a hardware or software failure as well as supports increased bandwidth capability as their business grows. Small- to medium-sized businesses typically lack the IT resources, capital and scale to design their own Web sites and install, maintain and monitor their own Web servers and Internet connectivity. Large businesses typically require state-of-the-art facilities and networks that are monitored and managed on a 24x7 basis by experts in Internet technology and that can be upgraded and scaled to meet the needs of mission-critical Internet applications that may be integral to their businesses. As a result, we believe enterprises of all sizes are seeking outsourcing arrangements to help:



     - build effective Web sites;



     - improve their sites' reliability and performance;

     - provide continuous monitoring of their Internet operations; and



     - reduce costs.


     Trend Toward Application Hosting Outsourcing. Businesses increasingly face competitive demands to automate business processes. This problem has been exacerbated by a shortage of IT professionals. Until recently, implementation of Internet applications required development of in-house software applications or the customization of existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. We believe that businesses of all sizes have a significant need to outsource the hosting of these and other software applications to improve core business processes, reduce costs and enhance their global competitive position.


OUR OPPORTUNITY


     Today the hosting market is fragmented, consisting for the most part of:

     - small local and regional providers who do not have the capital, resources or capabilities to provide quality services at competitive prices;


     - large national providers who focus on Internet connectivity rather than on hosting; and


     - consulting and Web design firms for which hosting is not their core competency.

     We believe that a significant market opportunity exists for a nationally-recognized hosting solutions provider with the scale and expertise to offer a wide range of value-priced services to businesses of all sizes. Interliant believes that through the acquisition and consolidation of hosting and enhanced Internet service businesses, a hosting provider can offer a full range of services that enable businesses to deploy, use, expand and update their Web sites and applications infrastructures more rapidly and cost-effectively than internally developed solutions.


     Web Hosting Opportunity. IDC estimates that the worldwide market for Web hosting services will grow from $696 million in 1998 to $10.7 billion by 2002, a 98.0% compounded annual growth rate. The market for Web hosting services can be segmented into virtual, dedicated and co-located hosting. Virtual hosting primarily addresses the needs of small- to medium-sized businesses and includes such services as disk space, shared connectivity and certain value-added services such as e-mail hosting, e-commerce tools and other specialized offerings. Dedicated and co-located hosting services primarily address the needs of medium- to large-sized businesses and include:



     - dedicated server equipment owned by either the hosting provider or the customer, with an emphasis on network reliability;



     - 24x7 monitoring;



     - dedicated and redundant bandwidth;



     - flexibility to scale rapidly; and



     - high-end, value-added services such as consulting services, systems integration and links to legacy systems.



     We believe we are well positioned to take advantage of the opportunities which exist for a nationally-recognized Web hosting solutions provider with the scale and expertise to offer a wide range of value-priced services to businesses of all sizes.


     Application Hosting Opportunity. Forrester Research, Inc. reports that the worldwide market for outsourcing application software products will grow from approximately $1.0 billion in 1997 to over $21.0 billion by 2001, a 111.1% compounded annual growth rate. Traditionally, enterprises faced with the issues of internal development and maintenance of application hosting capabilities have sought solutions from a variety of information technology providers including system integrators, Internet service providers, hardware and software vendors and telecommunication companies. Thus, these companies have had to work with at least three independent suppliers: a software applications provider, a systems integrator and a site hosting provider, or have had to support implementation with in-house resources. There are inherent conflicts and difficulties with this approach, as each supplier is dedicated to providing its own specific product or service with only limited knowledge of the bundle of products and services required to provide the complete business solution. We believe that these trends create a substantial market opportunity for a single-source solution that combines software from multiple vendors, hardware, systems integration and Internet-based communications in an integrated service offering. Interliant believes it is well-positioned to take advantage of these opportunities as companies realize the value a single-source hosting service provider can offer in facilitating deployment and improving management of their corporate intranet and extranet solutions as well as mission-critical applications.



OUR SOLUTION



     We are a provider of hosting solutions that enable our customers to deploy and manage their Web sites and network-based applications more effectively than internally developed solutions and to take advantage of a single-source solution for their Internet-enabled application software needs. We offer a unique blend of technological expertise, partnering ability and understanding of the business and licensing models which it believes are essential to succeed in the hosting marketplace. We believe we have developed the infrastructure, resources, application management expertise and industry relationships required to capitalize on this emerging market opportunity.



     We provide the following advantages to our customers:



     Comprehensive Hosting Solutions. We are able to provide Web hosting services that meet our customers' needs as their Web sites evolve from low-end marketing brochures to more complex, interactive Web sites and finally to applications that are integral to their businesses. In addition, our application hosting services such as groupware hosting and application outsourcing can provide our customers with continuously available remote access to applications and data which are mission-critical. Finally, we offer consulting services and a broad range of enhanced Internet services such as e-commerce capabilities, multimedia hosting and community hosting.



     Performance and Reliability. Our hosting solutions help to ensure that our customers' Web sites and networking applications are continuously online and deliver data rapidly to users. Our state-of-the-art data centers in Atlanta and Houston provide high-quality performance and reliability through features such as a redundant, high-speed, secure network architecture, continuous monitoring, alternate power sources, environmental controls, regular data back-ups and a fault tolerant hosting platform. Interliant's Network Operations Centers or NOCs monitor Interliant's network on a 24x7 basis and allow its staff to minimize service interruptions.



     Cost Savings. Our customers benefit from our focus on hosting and the capital and labor investments that we have made to support hosting and enhanced Internet services. For customers to replicate our performance and reliability would require them to make significant expenditures for equipment, personnel and dedicated bandwidth. We believe that our hosting solutions are significantly more cost-effective and reliable than in-house solutions, both for businesses with low-end application requirements as well as for those businesses whose Internet operations are mission-critical and require sophisticated application support.



     Customer Service. We are dedicated to providing the highest quality customer service. We endeavor to provide rapid and accurate responses through customer service personnel who can answer questions over the telephone or via e-mail. In addition, Interliant's customer service organizations in Atlanta and Houston can address technical problems on a 24x7 basis. Interliant has invested in advanced customer service software and call routing technology to streamline the customer service process. Interliant also offers customers who are hosted in its Atlanta data center a self-service customer support alternative which provides online access to account and billing data and site statistics such as disk storage capacity and bandwidth utilization.

STRATEGY


     Our objective is to become the industry benchmark in the hosting services market by providing businesses with cost-effective, innovative solutions that will allow them to capitalize on the potential of the Internet. To achieve this objective, our strategy includes the following key elements:



     Build the Interliant Brand. We believe we have established a strong brand identity within the application hosting industry under the Interliant brand. Our brand will be enhanced as we begin marketing Web hosting products under the Interliant brand and will be further enhanced as acquired companies are assimilated under our brands. We intend to continue to build name recognition for our brand and strengthen our brand recognition by marketing our full range of services through an integrated marketing communications program using public relations, print and online advertising campaigns and other strategic initiatives as well as cooperative promotions with key hardware and software vendors.



     Continue Acquisition Program. We intend to continue our acquisition program to capitalize on consolidation opportunities in the hosting and enhanced Internet services market in the United States and overseas. We expect that these acquisitions will also result in substantial operating synergies, greater internal growth and cost savings. Further, we plan to capitalize on best practices we may identify within acquired companies to maintain our competitive advantage and to ensure ongoing delivery of high quality hosting services to our customers.



     Expand Multiple Sales Channels. We reach our customers through multiple sales channels including a direct sales force, indirect sales through numerous resellers and referral partners, inbound and outbound telesales and Web marketing programs. We intend to continue expanding these channels to further enhance our ability to attract customers of all sizes. As an example, we recently launched our business partner program, creating standard incentives across our entire product line to foster growth of our business partner network.



     Leverage the Interliant Customer Base. We intend to capitalize on the enhanced revenue potential of the customer bases of our acquired companies, leveraging the numerous cross-selling opportunities of our expanded line of branded service offerings. We will use our multiple sales channels, including our direct sales force, to target specific customer segments within our diverse customer base with relevant new product offerings to realize increased revenues. For example, we believe that we can grow our revenues by cross-selling existing Web hosting customers with application hosting and consulting services. Further, we believe that by coordinating the sales efforts of our combined Web hosting, application hosting and consulting sales forces, we can increase customer leads and referrals. Finally, we intend to assimilate the customer bases of our acquired companies into a unified customer information management system to facilitate sophisticated analysis and segmentation of our total customer base and thus enable us to maximize marketing and sales opportunities.



     Develop Strategic Relationships. We have established and continue to seek strategic relationships that enhance our infrastructure and distribution capabilities and broaden our product offerings. We believe that our strategic alliances with companies such as IBM Corporation, Lotus Development Corporation, Microsoft Corporation, UUNET Technologies, Inc., Equant, N.V., Allaire Corporation, Elemental Software, Inc. and iMall, Inc. enable us to provide complete, scalable and reliable hosting solutions to our customers, resellers and referral partners.


SERVICES


     Our service offerings comprise three main areas: Web hosting, application hosting and consulting.

  WEB HOSTING SERVICES


     We offer a comprehensive suite of solutions to meet the current and future Web hosting needs of our customers. We provide virtual, dedicated and co-located hosting services.



HOSTING                       WEB SITE                            CUSTOMER
SERVICES       PRICE*         PROFILE         KEY FEATURES        BENEFITS
--------    ------------  ----------------  -----------------  --------------
Virtual     $25-$350      Static Web        Shared space on    Economical
            per month     pages,            Interliant-owned
                          moderately        server
                          accessed sites
Dedicated   $100-$5,000   Dynamic Web       Dedicated          Greater server
            per month     content, heavily  Interliant-owned   resources
                          accessed sites    server in shared   requiring
                                            rack               minimal
                                                               customer
                                                               maintenance
Co-Located  $500-$40,000  Mission-critical  Secure cabinet     Greater
            per month     applications      for customer-      customer
                                            owned server       control/access
                                                               to hardware


---------------

 * Prices are representative for products marketed under the Sage Networks and Interliant brands and may not be representative for our products marketed under other brand names.


     All product offerings hosted in the Atlanta and Houston data centers are designed to achieve optimal performance through features such as:

     - sophisticated monitoring, notification and diagnosis;

     - 24x7 customer support through the NOCs and customer service centers;

     - remote access management and reporting tools;


     - a high-speed network designed to continue operating in the case of any software or hardware failure;


     - uninterruptible power supply, including back-up generators capable of sustaining server operations for more than one week;

     - firewall, intrusion monitoring and site security auditing;

     - full daily back-ups with off-site storage;

     - air-conditioned, static and humidity controlled environment; and

     - high level of physical security.


It is our intention that all product offerings marketed under our brands and hosted at data centers other than Atlanta and Houston also have the above features. Customers generally pay monthly, quarterly or annual fees for the services used, as well as one-time fees for installation and any equipment purchased by the customer.



     On a pro forma basis, giving effect to acquisitions completed to date, Web hosting revenues comprised 28.0% of our revenues in the year ended December 31, 1998 and 31.4% of our revenues for the three months ended March 31, 1999.



     Virtual Hosting. Our virtual hosting solution provides customers with all the elements needed to establish a basic presence on the Web at a reasonable cost. This entry-level service is known as virtual hosting because the customer's home page has its own domain name, www.mycompany.com, and appears to exist as a stand-alone server. It operates with the speed and efficiency of Interliant's high-speed connections and its location at our facility remains invisible to Web site visitors. Customers are able to have their own Web site with a domain name at a fraction of the cost of maintaining it themselves. As a result, virtual hosting is an economical solution for relatively simple or moderately accessed Web sites. Because customers do not need to invest in costly hardware or personnel to accommodate future growth, we believe this solution also maximizes the customers' flexibility.



     For these accounts, we host the site on a UNIX or Windows NT server that is shared by multiple customers. Prices for virtual hosting products marketed under the Sage Networks and Interliant brands range from $25 to $350 a month, depending on the data transfer limit, storage capacity, number of e-mail accounts provided and additional functionality requested such as e-commerce capabilities, multimedia hosting and community hosting. For certain customers of acquired businesses, the price range may be lower depending upon the functionality of the services and reflecting a lower level of services requested by such customers. In 1998, our average virtual hosting customer paid approximately $20 per month. We derive a substantial majority of our revenues from virtual hosting.



     Dedicated Hosting. As companies increase the complexity, level of traffic or reliance on their Web sites, they may prefer to host their Web site on a dedicated server, which is typically owned and maintained by us. A dedicated server provides greater server and network resources to our customers than virtual hosting and allows them to configure their hardware to optimize site performance. Customers receive a high level of site security, maintenance, and technical support without the prohibitive costs of setting up and maintaining their own server and Internet connection. We support most leading Internet hardware and software system vendor platforms, including Solaris which operates on a Sun Microsystems, Inc. platform, Microsoft Windows NT which operates on a Intel/PC platform and Linux which operates on a Cobalt Networks, Inc. platform.



     Prices for dedicated hosting products marketed under the Sage Networks and Interliant brands range from $100 to $5,000 a month, depending upon the hardware configuration, bandwidth requirements and additional features that may be requested by our customers. For certain customers of acquired businesses, the price range may be lower. In 1998, our average dedicated hosting customer paid $1,000 per month.



     Co-located Hosting. We currently provide co-located hosting services in our Atlanta and Washington, D.C. area data centers for customers with sophisticated, mission-critical applications. This solution allows the customer to own and access their servers on a 24x7 basis while delegating the day-to-day management of their Web site to our IT specialists. In addition, co-located servers are housed in separate, limited-access rooms in our data center. Prices for co-located products marketed under our Sage Networks and Interliant brands range from $500 to $40,000 a month, which incorporates fees such as bandwidth charges and space. Bandwidth is the capacity of a telecommunications network to carry voice, data and video information. For certain customers of acquired businesses, the price range may be lower. In 1998, our average co-located customer paid $750 per month.


     We also provide the following enhanced Internet services to our Web hosting customers:


     E-commerce Capabilities. Through our reseller relationships, we offer a variety of e-commerce solutions to help businesses create and maintain a successful Web storefront. E-commerce provides businesses the ability to sell products and services on the Internet. The e-commerce capability can be added to an existing Web site or it can be the basis for a Web site, starting with the customer's product catalog. Representative e-commerce offerings include:


     - a full suite of Internet payment solutions offered by CyberCash, Inc., including payment services for credit card, micropayment and Internet check transactions;

     - ShopSite from Open Market, Inc. which allows users to build quickly a simple catalog and begin taking orders; and

     - SoftCart from Mercantec which allows users to create sophisticated e-commerce Web sites that includes order taking, credit card processing and order fulfillment.

     Multimedia Hosting. We allow our customers to include various multimedia capabilities in their Web sites, including integrated text, graphics, video, information and sound capabilities. With the acquisition of Telephonetics International, Inc., we have added audio production and hosting capabilities to the suite of Internet services available to our customers. In addition, we provide our customers with the ability to include Real Networks and Microsoft NetShow content within their Web sites.



     Community Hosting. We allow customers of all sizes to include community-building features such as e-mail and chat hosting. We provide POP or Post Office Protocol e-mail boxes that can be used to send and receive e-mail from any connection to the Internet and include unlimited aliases, forwarding and auto-responders. We also offer chat hosting through our relationship with eShare Technologies.



  APPLICATION HOSTING SERVICES



     We offer application hosting services which consist of groupware hosting and application outsourcing solutions that provide its customers with 24x7 remote access to applications and data that are integral to their businesses.



     On a pro forma basis, giving effect to acquisitions completed to date, application hosting revenues comprised 51.3% of our revenues in the year ended December 31, 1998 and 44.8% of our revenues for the three months ended March 31, 1999.



     Groupware Hosting. We offer our customers a broad spectrum of groupware hosting solutions for Lotus Notes/Domino, the industry-leading groupware platform. Our groupware hosting solutions allow our customers who want to work together collectively while located remotely from each other to store software applications that facilitate this type of work environment on a computer that we own and manage for them. Our groupware hosting services provide support for the following:


     - feature-rich e-mail and other types of messaging for internal and external communication;

     - workgroup and project team collaboration and document sharing;


     - business process automation and workflow; and


     - proprietary or custom applications built for the groupware platform.


     We also can provide our customers with sophisticated, collaborative Web-based intranets and extranet. An intranet is an Internet network which usually belongs to a corporation and is accessible only by employees, or others who have authorized access. An extranet is basically an intranet that provides various levels of accessibility to outsiders who through a user name and password can access selected parts of the extranet. We seek to provide the following benefits to our customers hosting their groupware implementations with us:


     - reduced deployment time and risk;

     - reduced day-to-day operational responsibility, allowing in-house IT departments to focus on creating strategic value;

     - lower ongoing cost;

     - no capital investment in servers, facilities and other infrastructure;

     - access to emerging technologies and improved responsiveness to change;
       and

     - 24x7 operations, high availability, rapid scalability and robust security.


     Customers generally pay monthly fees for the services offered, as well as one-time fees for installation and deployment services. Customers typically sign one- to three-year service contracts. Our customers have the option of using shared or dedicated servers in one of our data centers for their groupware hosting services, or can have their on-premise server managed by our customer-managed server offering. Prices for our groupware hosting services range from $1,500 to over $100,000 a month.

     We provide hosting for groupware applications that are specifically tailored for a Lotus Notes/Domino operating environment on both shared and dedicated servers at one of our data centers or on the customer's premises. The hosted servers support connections to:


     - geographically dispersed Lotus Domino servers for messaging and replication;

     - Lotus Notes clients for remote access to e-mail and Lotus Notes applications; and

     - Web browsers for intranets and extranets.


     Customers can connect to our servers using the Internet or a variety of private network options, including frame relay, dedicated lines and local dialup access in more than 160 countries. We provide messaging gateway services for Lotus Domino, including:


     - Internet e-mail;

     - X.400 mail;

     - Lotus cc:Mail;

     - fax; and

     - a variety of pager networks.


     In addition, we and certain customers have established a Lotus Domino/Microsoft Exchange messaging interoperability technology pilot program which will allow users of both systems to communicate electronically, and we are considering further expansion of this program to enhance our Microsoft Exchange hosting offering.



     As part of our groupware hosting implementation process, we start with what we believe to be the best available system configurations and work with our customers to modify them to the customer's specific needs. Customers may choose from a wide variety of hardware capacity and availability options, including RAID, or Redundant Array of Inexpensive Disks, storage and full server clustering. Once installed, we not only monitor server hardware, operating system and application-level system performance, but also can provide full server administration services including adding or deleting users, database installation, access control changes and other required server administration tasks.


     This groupware hosting service is also available for custom implementations in conjunction with Interliant's consulting service offerings.


     Application Outsourcing. Our application outsourcing offers customers an integrated solution that combines packaged application software with managed hosting services. We believe it is an industry leader in forging strategic relationships with leading application developers and other key partners to deliver these best-of-breed solutions. Through such strategic relationships, we enable businesses of all sizes to capitalize on the latest Internet-enabled technologies while outsourcing non-core business operations such as deployment and migration strategies and maintenance or software upgrades to a third party. Our branded application hosting services address the following major business process areas:



     - Legal Automation. Our legal automation solutions offer customers a suite of collaborative applications that assist attorneys in securely and reliably managing litigation, intellectual property matters and general workflow within corporate legal departments and law firms. These applications can be customized, deployed, supported and fully managed on dedicated or shared servers at our data centers. We have entered into referral partner relationships with application providers such as Caseworks, Tripoint Systems Development Corp., Occam's Razor Technologies and First Use Registration, L.L.C. to deliver a variety of legal automation solutions to the marketplace. We provide these referral partners with a royalty payment for each customer lead that is passed on to us which results in a signed agreement with that customer. We believe that these solutions provide an effective and secure extranet for lawyers, including those who already have other applications in place. The legal automation suite of applications currently encompasses both Web-based and client server applications that are priced from $100 to $300 per user per month, as well as Internet rental applications that are priced as low as $20 per user per month.


     - Sales Automation. Our sales automation services provide geographically distributed sales and marketing organizations with all the elements needed to quickly deploy a sales automation solution at a reasonable cost. These solutions include modules for



        - opportunity management;



        - contact and account management;



        - revenue forecasting reports;



        - an integrated group calendar;



        - automated proposal generator;



        - pricing information;



        - telesales campaign management; and



        - correspondence and fulfillment in a shared hosting environment.



        We believe that selling application outsourcing as part of a package of hosting services rather than as a product to be installed and managed by the customer, reduces the customer's initial capital investment, thereby making it easier to minimize the customer's technology risk. Accordingly, it also allows us to engage clients in long-term contracts with fixed monthly payments. The application solution is customized, deployed, and fully managed and supported by us, providing a single-source solution to customers. We partner with leading packaged commercial software vendors, hardware vendors and system integrators to deliver these solutions.



        Our sales automation services can be accessed through our secure network using a variety of dial-up or dedicated access methods on a 24x7 basis, leading to more efficient practices and effective communications. The solution can be easily configured to the customer's selling methodology and can be deployed within 30 days. The solutions range in price from $100 to $200 per user per month depending upon the application features, hardware configuration and amount of disk storage needed.



     - Distributed Learning. Distributed Learning over the Web represents a broad, horizontal market for us, with opportunities to deliver online training in virtually all market segments. Working with leading software technology vendors, best-of-breed content providers and business partners, we offer comprehensive solutions for corporate, academic, and non-profit customers. These solutions encompass:



        - browser based, asynchronous or any time, any place learning technologies;



        - browser based, synchronous or same time, any place learning technologies;



        - sophisticated course and student management systems;



        - online facilitation; and



        - application sharing.



     In addition, our distributed learning solutions leverage our core competencies: Web hosting, multimedia technology and e-commerce, to deliver a complete package to our customers.



        Layering distributed learning know-how and functionality on top of its existing infrastructure services allows us to quickly deliver cost-effective solutions. Our Distributed Learning services are priced on a "per user, per course," or a "per person, per year" basis, with the typical cost of instruction per user per course in the range of $20 to $75. Costs are driven largely by the course's duration and complexity, as well as by the range of application level services that the customer desires. Deployment of existing courses is very rapid, with students typically able to access courses within a few days following registration.

     - Rental Applications. We are is working to create a new generation of 100% Web-based application solutions that are designed to be delivered as services over the Internet. No installation is required as users need only a Web browser and an Internet connection to select, set up, configure and use a rental application. Pricing models vary based on application usage models, but are all inclusive of the fees for application licensing, hosting, and basic support. We establish partnerships with software vendors to create these application services, many of which will be based on Lotus Domino Instant!Host, a platform for application hosting service providers co-developed by us and Lotus. We have established a portal site, www.appsonline.com, that contains a catalog for these Internet rental applications.



            Our first Internet rental application is Lotus Instant!TEAMROOM, a "teamware" collaboration tool available for a $14.95 monthly fee per end user which allows distributed teams to discuss issues, share documents, and track action items. Additional rental application services in development include teamware for specific vertical market segments, an application which allows companies to hold private auctions online, and more sophisticated collaboration tools for project management, calendaring and scheduling and document management.


  CONSULTING SERVICES


     We provide consulting services for Intranet, extranet and application hosting solutions, as well as for internal networking implementations and back-end Web development projects. In addition, we provide support for our customers' enterprise networking needs. Our consulting services are scaled to meet each client's needs. We address the complete spectrum of services, including:


     - desktop and network server support;

     - network architecture and design;

     - local area network, wide area network and virtual private network design;

     - strategic technology planning;

     - application development and implementation; and

     - Web hosting.


     On a pro forma basis, giving effect to acquisitions completed to date, consulting services revenues comprised 14.0% of our revenues in the year ended December 31, 1998 and 16.0% of our revenues for the three months ended March 31, 1999.


ACQUISITION PROGRAM


     Since inception, we have acquired 16 companies and intend to continue its acquisition program. Specifically, we seek to identify businesses which will generate a positive return on investment and:


     - expand its customer base;

     - complement and expand its product and service offerings;

     - enhance its engineering and technical capabilities;

     - strengthen its reseller and referral partner relationships; and/or

     - broaden its management team.


We believe that the integration of acquired companies will create economies of scale and generate significant operating efficiencies. Because of our ongoing acquisition strategy, we expect that at all times some portion of its acquired companies will be in various stages of integration. We seek to identify areas in which acquired companies outperform its competitors and adopt their best practices. Once we acquire a company, a multi-disciplinary team begins the four-step integration process:



     Technical Integration. Technical integration begins with the physical move of the acquired company's equipment into one of our facilities. Generally, the customers of the acquired company are then migrated onto the our hosting platforms. Migration entails duplicating the server contents onto a new server, which runs in parallel for a test period, before being switched over. For Web sites with real-time databases or customized applications, the process can become significantly more complex. Our platform is typically more robust than that of the acquired company and standardization allows us to manage the servers more efficiently. In certain circumstances, however, Interliant finds that it is not strategic or cost-effective to migrate customers to our platform.



     Customer Service Integration. We integrate our customer service operations for our acquired Web hosting customers at our data center in Atlanta and for our application hosting customers in Houston. By centralizing hosting customer service, we believe that it can improve performance while reducing costs. In Atlanta, we have implemented the Vantive Support system, a customer/asset management tracking application, which enables a customer service representative to view a customer's entire account, including past and recent interactions with the customer. Further, the Vantive Support system provides a resolution database that recognizes and documents support records into a central repository that can be accessed by all customer service personnel.



     Business Systems Integration. Many of the businesses we acquire do not have adequate back-office systems or procedures. As a result, we are in the process of transitioning acquired companies onto the PORTAL Infranet billing system. With PORTAL Infranet, our resellers, referral partners and customers will be able to obtain monthly statements delivered electronically which we believe will provide them with easy access to and accurate tracking of our hosting expenditures. In particular, we believe that PORTAL will allow resellers and referral partners to add new products and services, as well as pricing discounts and incentive programs, in a timely and cost-effective manner.



     Product Integration. We expect to integrate the majority of its acquired companies into our product line, with uniform branding, pricing strategies and distribution channels. In certain cases, however, where an acquired company's brand is already established, we may for a period of time continue to market certain products and services under the existing brand in order to capitalize on the competitive advantages the acquired brand name may bring to us. Our long-term goal, however, is to migrate most product offerings to our brand.

     The following chart identifies the 16 hosting and Internet-related service companies acquired by Interliant, or from which we have acquired significant assets.


DATE                                    NAME                    PRIMARY FOCUS       LOCATION
----                                    ----                    -------------       --------
February 13, 1998....  Omnetrix, Inc. (dba "DirectNet")         Web hosting    Los Angeles, CA
April 7, 1998........  Clever Computers, Inc.                   Web hosting    Atlanta, GA
April 30, 1998.......  Server and Network connectivity          Web hosting    McLean, VA
                         assets from Knowledgelink
                         Interactive, Inc.
May 1, 1998..........  Tri-Star Web Creations, Inc.             Web hosting    New York, NY
June 10, 1998........  HostAmerica, a division of HomeCom       Web hosting    Atlanta, GA
                         Communications, Inc.
June 29, 1998........  All Information Systems, Inc.            Web hosting    Dallas, TX
July 1, 1998.........  Software Business Technologies, Inc.     Web hosting    San Rafael, CA
                         Web Hosting Business Unit
July 1, 1998.........  DevCom (division of Nextron, Inc.)       Web hosting    San Jose, CA
July 30, 1998........  BestWare, Inc. (dba "Maikon")            Web hosting    Dallas, TX
August 31, 1998......  B.N. Technologies, Inc. (dba "ICOM")     Web hosting    Los Angeles, CA
September 16, 1998...  GEN International Inc.                   Web hosting    St. Petersburg, FL
                         (Global Entrepreneur's Network, Inc.)
December 17, 1998....  Dialtone, Inc.                           Web hosting    Pembroke Pines, FL
February 4, 1999.....  Digiweb, Inc.                            Web hosting    College Park, MD
February 4, 1999.....  Telephonetics International, Inc.        Multimedia     Miami, FL
February 17, 1999....  Net Daemons Associates, Inc.             Consulting     Woburn, MA,
                                                                               Burlingame, CA
                                                                               and Boulder, CO
March 10, 1999.......  Interliant Texas                         Application    Houston, TX and
                                                                hosting        London, England


     We are currently engaged in discussions with respect to several acquisitions. With respect to three of those acquisitions, we have entered or are about to enter into non-binding letters of intent. We cannot assure you that any of such transactions will be consummated, or if consummated as to the terms of the transaction. The following is a summary of the three potential acquisitions:



     - All three are engaged in the virtual hosting business.



     - Together, the three acquisitions had unaudited revenues and (loss) for the year ended December 31, 1998 of $6.2 million and ($5.7 million), respectively.



     - The estimated consideration to be paid for the three businesses may include up to 2,600,000 shares of common stock, cash of $3.0 million plus earnout consideration of $0.4 million in cash and 500,000 shares of common stock assuming certain earnings targets are met.



     - One of the acquisitions mentioned above represents the substantial majority of the revenue, loss and purchase price consideration.


CUSTOMERS


     We have established a diversified customer base across our service offerings. Our customers include a variety of business types, ranging from small office/home office companies through Fortune 500 companies. In addition, our customers also include resellers of our services such as Web consulting firms, Internet service providers, network integration companies and system integrators who sell our services to their customers.


     Web Hosting Customers. Our contracts with our Web hosting customers generally cover services for a period ranging from one month to two years. We provide hosting solutions to more than 37,000 customers, representing more than 65,000 active domains. The following is a list of selected Web hosting customers:

     Adtronics
     Atlanta Public Schools
     Cadin.com
     Gy Digital

     Net.Capitol

     Powerize.com
     Searchtech
     The Audio Works Group

     Application Hosting Customers. Our contracts with our application hosting customers generally cover services for a period ranging from one to three years. We host more than 10,000 customized Lotus Notes/ Domino based applications for more than 1,300 customers, including:

     Abbott Laboratories
     NationsBanc Services, Inc.
     Four Seasons Hotels Limited
     Jones, Day, Reavis & Pogue
     Panasonic
     Swiss Reinsurance Company
     SmithKline Beecham Pharmaceuticals R&D
     The Rank Group Plc


     Consulting Customers. Our contracts with our consulting customers generally cover services on a project-by-project basis, with project periods typically ranging from six months to one year. We provide consulting services to more than 200 customers, including:


     Hitachi Computer Products America Inc.
     TMP Worldwide, Inc.
     O'Reilly and Associates, Inc.
     Phoenix Technologies Ltd.
     Forrester Research, Inc.
     Edify, Inc.
     Solbright, Inc.
     Stratus Computer, Inc./Ascend
       Communications, Inc.


STRATEGIC RELATIONSHIPS


     Interliant's strategic relationships and partnerships with leading technology companies allow it to provide a wide range of services to meet its customers' needs. The following is a list of selected companies with whom Interliant has a strategic relationship:


     IBM Corporation. We are an IBM BESTeam partner and began offering the IBM Net.Commerce Hosting Server product in January 1999. IBM currently lists Interliant on its Web site as one of a select group of partners that are able to offer this product. Interliant intends to introduce Net.Commerce hosting services to our large reseller community as a world-class end-to-end e-commerce solution. Interliant is also hosting IBM Net.Commerce Pro solutions for dedicated server customers who maintain large e-stores and require large scale implementations. There is no written contract that governs this relationship with IBM and either of us can terminate this relationship at any time. We have no financial commitments to IBM as a result of this relationship.



     Lotus Development Corporation. We believe we are a leading partner of IBM's Lotus software division and are a Lotus Net Service Provider, Lotus Net Service Provider/Alliance Partner, as well as a Lotus Premier Business Partner. We provide a variety of messaging and hosting services for Lotus Notes/ Domino Internet, intranet and extranet applications. We are currently listed by Lotus on several sections of Lotus' Web site as one of a select group of partners that provide hosting services for Lotus Notes/Domino and other Lotus application solutions and have twice been recognized with Lotus' highest recognition, the Lotus Beacon Award, most recently in January 1999.



     We are parties to a Joint Development Agreement with Lotus Development Corporation, dated April 27, 1998, which is scheduled to expire on April 27, 2000, but will be automatically renewed for additional one year terms unless terminated by either party upon prior written notice. Under this agreement, together with Lotus we co-developed Lotus' Domino Instant! Host platform, which enables application developers to deploy and offer Web-based collaborative applications. In consideration for our development contributions to the Instant! Host product and the licenses we have granted to Lotus, Lotus is obligated to make payments to us. Lotus has the exclusive rights to determine the rates under which it will license Instant! Host to third parties. We are required to pay Lotus for Instant! Host licenses at the current standard service provider rate for non-Lotus developed Instant! applications offered for subscription to users via Instant! Host.



     Microsoft Corporation.  We are a Microsoft Certified Solution Partner
(MCSP) and are currently engaged in several strategic initiatives with Microsoft. We have entered into a co-marketing and promotion agreement whereby Microsoft will include our advertisements in a catalog that is inserted into every FrontPage 2000 product box that is packaged for retail sale. Microsoft has also agreed that it will issue a press release on its Web site highlighting our joint involvement in the promotion of FrontPage 2000. In return, we have agreed to feature Front Page 2000 on our Web site with greater frequency and visibility than any competing product and have agreed to offer either free Web hosting with a value of up to $105 or free or reduced registration and set-up fees with a value of up to $500, in order to induce the public to host a FrontPage 2000 Web site. This agreement remains in effect until the earlier of the initial release of the next version of FrontPage, Microsoft ceasing to produce FrontPage, or December 31, 2000.



     We are also participating in a Microsoft initiative called the Complete Commerce program. In conjunction with selected other MCSP's, we will incent customers seeking to engage in e-commerce activities on the Web to enter into this program by offering a specially priced, all inclusive storefront hosting package integrating shipping, credit card processing and tax elements. The service will also include consulting and development of the storefront application Web site, back-end integration and hosting activities. Microsoft will provide resources to help us market this program, including promotional activities, marketing activities and participation in the customer engagement activities. Our marketing activities for the Complete Commerce program commenced in April 1999. This relationship may be terminated at any time by either party. We have no material financial commitments under either of these agreements.



     UUNET Technologies, Inc. On February 17, 1999 we entered into an agreement with UUNET to be our primary connectivity provider on a worldwide basis. The agreement is scheduled to expire on February 19, 2002, but will be renewed automatically for an additional year unless either party notifies the other of its intent not to renew. UUNET has agreed to provide minimum levels of connectivity from 100 Mbps to 600 Mbps of bandwidth. UUNET has agreed to significant discounts and competitive pricing assurances over the term of the agreement. The connectivity may range in capacity from T-1 to DS-3 to OC-12 which are the technical names of the physical telecommunications connections or pipelines that will be used to transport data. A larger pipeline can carry a greater volume of data at a greater speed. For example, a T-1 can carry 1.544 megabytes per second. An OC-12 can carry 622 megabytes per second. At our Atlanta data center, we are currently installing four OC-3 connections to diverse hubs in UUNET's network utilizing diverse fiber for redundancy. We may be subject to certain penalties under our agreement with UUNET if certain usage requirements are not met. In addition to the connectivity provisions, our companies have agreed to develop and implement a joint marketing program including:



     - allowing us to resell UUNET services through our network of resellers;



     - cooperating on mutually beneficial hosting and co-located remarketing agreements; and



     - cooperating on international co-location facilities agreement.



     Equant, N.V. We have entered into a Network Services agreement in which Equant, N.V. provides worldwide local dialup (X.25 and PPP) and dedicated (frame relay) connectivity from more than 160 countries. The original agreement expired on December 31, 1997, and since then we have continually renewed it for successive three month terms. The current term expires on June 30, 1999. Equant, N.V. provides significant discounts to us and competitive pricing assurances. In addition, Equant, N.V. has entered into a distribution agreement with us, in which Equant, N.V.'s worldwide sales force is able to offer our groupware and application hosting services to its customers. The distribution agreement terminates on December 19, 1999 unless the parties agree to renew the agreement by June 19, 1999. We have no material financial commitments under either of these agreements.

     Allaire Corporation. Allaire markets and distributes proprietary commercial computer software products such as Cold Fusion Enterprise Application Server, Cold Fusion Professional Application Server and Home Site. We have a worldwide non-exclusive fee-bearing license to:



     - reproduce exact copies of these software products onto its servers and to allow its customers to use these products;



     - reproduce exact object code copies of the products; and



     - market and distribute the products as stand-alone products or bundled with our other product offerings.



This one-year agreement commenced February 2, 1999 and will be automatically renewed for another year unless either party notifies the other that it elects not to renew within sixty days of the original termination date. Upon execution of the agreement we paid Allaire an aggregate of $66,552.50 covering product user and subscription fees, distribution copies, training fees and annual support fees. We are also obligated to purchase five additional hosted copies, products and subscriptions during each of the last three calendar quarters of the original term of the agreement.



     In addition to the fees we pay for these licenses, we have agreed to promote and market actively Allaire's products. We have also agreed to participate in certain joint marketing and promotional activities.



     Elemental Software, Inc. We have been granted a non-exclusive, royalty-free license to market and resell Drumbeat(TM) 2000. By working with a Drumbeat(TM) 2000 ISP Hosting Partner such as our company, organizations will be able to publish data-driven Active Server Pages (ASP) applications without the need to set up and administer Web servers locally. As an ISP Hosting Partner, we also provides hosting accounts for trial Drumbeat(TM) 2000 users. Under this agreement, we are a Drumbeat(TM) 2000 reseller which means our customers receive preferred pricing on each sale of Drumbeat(TM) 2000 generated through the Elemental Software/Interliant e-commerce Web site. We have agreed to undertake certain cross marketing activities to promote the launch of our partnership, including press releases, Web advertising and a special promotion by us of Drumbeat(TM) 2000. In addition, we have been given the opportunity to provide an insert card to be included in the Drumbeat(TM) 2000 product packaging promoting our services. This agreement which is dated December 13, 1998 may be terminated by either Elemental or us with thirty days prior notice to the other.



     iMALL, Inc. iMALL operates an Internet shopping mall and has created a suite of e-commerce tools labeled iSTORE(TM) and Bolt-on e-commerce(TM). Interliant and iMALL have agreed to use iMALL's experience and technical infrastructure to create a mall where our customers can sell their products and services online. Under the terms of the agreement, we pay iMALL for the use of the Bolt-on e-commerce(TM) solution and iSTORE(TM) at various discounted rates based on the number of iMALL accounts created by us. The aggregate amount of fees payable under this agreement are not material. Our agreement with iMALL states that it is intended to establish a long-term relationship between us and iMALL and as such has a three-year term which commenced on October 23, 1998.



     Revenues and expenses generated by these strategic relationships are recognized on an accrual basis. Where appropriate, revenue and expenses are matched.

SALES AND DISTRIBUTION


     We sell our hosting services to our customers through a variety of sales channels. The following schematic represents our sales approach. The prices set forth below are for product offerings marketed under our brand.

                                  [FLOW CHART]


                       SMALL - MEDIUM                            MEDIUM -LARGE
 TARGET                  BUSINESSES                                BUSINESSES
CUSTOMER  ----------------------------------------  ----------------------------------------
                    MAINSTREAM RESELLERS                          VERY COMPLEX
                       WEB DEVELOPERS                          HOSTING SOLUTIONS

--------------------------------------------------------------------------------

SERVICES  WEB-HOSTING &  APPLICATION HOSTING &
OFFERED   CONSULTING     CONSULTING

--------------------------------------------------------------------------------

PRICING  $25/MONTH  $1,000 - 2,000/MONTH  $100,000/MONTH

--------------------------------------------------------------------------------

SALES     INTERNET   TELESALES/      DIRECT
STRATEGY  MARKETING  INDIRECT SALES  SALES


     We have historically used a variety of marketing and sales techniques, including Internet marketing, telesales, indirect sales channels, such as resellers and referral partners, and direct sales in order to increase its market share. Our acquisition strategy has facilitated the integration of different indirect and direct distribution channel models used by acquired companies and has enabled us to customize them to fit the needs of specific markets in which we compete.



     Internet Marketing. Our Internet marketing sales program offers an automated online sales interface to our customers that enables them to purchase hosting services on a 24x7 basis from our Web site at www.interliant.com and www.sagenetworks.com or purchase Internet rental application services at www.appsonline.com.



     Telesales. In the telesales area, we currently acquire, and plan to develop further, our hosting accounts through inbound calls generated through traditional media and outbound telesales to pre-qualified potential customers.



     Indirect Sales. In the indirect sales channel area, our goal is to develop the leading reseller and referral partner program in the industry through our recently introduced business partner program. Our target partners include reseller and referral partners, such as Web consulting firms, Internet service providers, independent software vendors, network integration companies and system integrators that have an established relationship with our prospective customer base as well as a sales force capable of selling Internet services. The benefits to us of using these indirect sales channels include greater market reach without fixed overhead costs and the ability to use the partners to assist in the delivery of complete solutions to meet customer needs. We offer our partners a discount from our retail price on both products and services.


     We believe that our business partner program offers its reseller and referral partners a wide variety of benefits such as:


     - financial incentives including volume discounts and/or royalties, waived set up fees and advantageous software leasing opportunities;


     - access to our hosting services and applications;


     - advanced technical support;

     - sales and marketing support services; and

     - training and support programs.


     Direct Sales. We have a sales group dedicated to selling hosting and consulting solutions to large enterprises and other businesses whose Internet operations are mission-critical.



     As of the date hereof, we have 52 employees engaged in distribution and sales.


MARKETING


     We market our full range of hosting solutions under the SageNetworks and Interliant brands via a marketing program that seeks to use a variety of media and channels. We will continue to invest in building greater equity of the Interliant brand worldwide, using a variety of marketing techniques including print advertisements in key industry publications, broadcast advertising, direct marketing and online advertising, such as general rotation and keyword-specific Web banner advertisements. The focus of these branding efforts is primarily to reinforce our position as a full service hosting provider. In addition, we will also employ a number of other marketing tactics and communications vehicles, such as product literature, trade shows, promotions with key hardware and software vendors, direct response programs and our Web site to generate greater numbers of qualified leads and to further increase awareness of our brand.



     When an acquired company's brand is already well-established, we may for a period of time continue to market certain products and services under that brand to capitalize on the competitive advantages the acquired brand may bring to us. Our long-term goal, however, is to migrate most of our acquired product offerings to our brands. Our products are available from our primary Web site at www.interliant.com as well as at www.appsonline.com.



     We expect to increase our marketing expenditures in order to support our brand marketing and lead-generation efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CUSTOMER SERVICE


     We view customer service as a critical part of our business strategy. Our customer service group has 129 employees who are mainly located in our Atlanta and Houston data centers. The customer service group is responsible for providing customer service to all of our customers as well as our resellers and referral partners, including helping customers to initially set up their Web sites, answering technical questions or helping customers use our application hosting solutions and other enhanced offerings. Through our customer service systems, customer service representatives can generally resolve any issues in a timely manner via e-mail or our toll-free number.



     Web Hosting Customer Service. Our Web hosting customers are primarily serviced through our Atlanta data center. To ensure that each Web hosting customer is connected with the customer service representative best able to address its needs, our call center routing system, provided by Aspect Communications, directs calls based on the phone number dialed or the menu choice selected. In addition, the Vantive Support system, a customer/asset management tracking application, enables a customer service representative to view a customer's entire account, including past and recent interactions with such customer. Further, the Vantive Support system provides a resolution database that recognizes and documents support records into a central repository that can be accessed by all customer service personnel. This database categorizes all reported problems so that if a particular problem recurs, customer service representatives can view its prior resolution and provide timely and accurate customer service. The Vantive Support system is also linked to the Vantive Sales Force Automation module which helps sales staff get current information on the status of accounts, recent problems or account issues prior to calling customers to pursue new business opportunities.


     In addition to the Aspect and Vantive systems, we are in the process of implementing the PORTAL Infranet billing system. With PORTAL Infranet, Interliant's resellers, referral partners and customers will be able to obtain monthly statements delivered electronically which we believe will provide them with easily accessible and accurate tracking of their hosting expenditures. In particular, we believe that PORTAL will allow resellers and referral partners to add new products and services, as well as pricing discounts and incentive programs, in a timely and cost-effective manner.



     Application Hosting Customer Service. Our application hosting customers are primarily serviced through our Houston data center. Customers serviced in Houston can contact a Technical Support Engineer on a 24x7 basis to address issues including registration, mail routing, connectivity or enhancements to a customer account such as rolling out new databases and changing access control lists. Certain customer accounts also have access to dedicated support engineers who are familiar with each unique configuration or requirement a larger customer may have. A focused support team handles all the application hosting support requirements via several mechanisms including a facilitated discussion database environment available over the Internet where customers, application developers and support technicians can discuss pertinent issues and build a relevant knowledge base. Customers may also access support staff through e-mail as well as through a toll-free number.



     On-line Customer Service. We also provide resellers and customers who are hosted in its Atlanta data center the opportunity to access an online control panel which serves as a personalized, virtual customer service representative. When fully implemented through PORTAL, this online control panel will enable customers to find information they need such as billing histories, orders and account profiles in a timely manner. In addition, at that time, the online control panel will offer viewing of real-time billing statements and invoices, the ability to order new or additional services, access to an online Web development library, free applications and step-by-step guidance through common Web publishing procedures. Thus, our resellers, referral partners and end users hosted in Atlanta will have the option of accessing account and services information themselves online or by calling the customer service centers.


TECHNOLOGY AND NETWORK OPERATIONS


     We have developed a secure, reliable, high-performance, and scalable hosting solution, which we believe provides a significant competitive advantage in the market. This solution is comprised of multiple hosting platforms that incorporate automated functionality and a network infrastructure that includes multiple Internet data centers and is monitored on a 24x7 basis by our personnel in Atlanta and Houston. our strategy in developing our hosting solution focuses on utilizing internally created technological innovations that we integrate with leading software and hardware providers.



     Web Hosting Platform. Although industry-standard Web servers are adequate for basic Web hosting, we believe that efficiently managing large numbers of Web sites and users on a single server requires significant technological innovations. Accordingly, we have focused our technology development efforts on creating various operating system level tools to facilitate a high customer to server ratio. We have developed multiple Web hosting platforms that permit efficient hosting of more than 5,000 Web sites on a Sun Microsystems, Inc. Solaris server. We have also developed Web server applications designed to improve performance in a virtual server environment and implemented resource monitoring tools designed to report and address scarcity of shared computer processing units and memory resources. Our solution is scalable, allowing servers to be added while being monitored centrally independent of where they are located. To address the diverse requirements of our customers, we offer Web hosting services on a range of operating systems and computing platforms including Solaris which operates on a Sun Microsystems, Inc. platform, Microsoft Windows NT which operates on an Intel/PC platform and Linux which operates on a Cobalt Networks, Inc. platform.



     Application Hosting Platform. We maintain a state-of-the-art data center in Houston from which we manage our application hosting services. This facility features separate, redundant fiber and power connections, diesel generators, cooling systems and uninterruptible power supplies designed to provide on site power for up to four weeks. Quality and security are paramount concerns for our customer base. Consequently, we employ several security measures including:



     - 24x7 building guards;



     - electronic surveillance;



     - limited access electronic card key measures; as well as



     - the physical separation of servers from administrative workstations.



     The Houston facility includes high-end Compaq servers equipped with multiple power supplies and RAID technology. Other strategic providers include Sun Microsystems, Microsoft, and Lotus. We offer connectivity to our systems from virtually anywhere in the world, enabling customers to deploy global solutions. Customers can access us:



     - via the Internet;



     - through X.28 connections provided by Compuserve and Equant, N.V. in more than 160 countries;



     - over Frame Relay through AT&T Corp., Sprint Corporation and MCI Worldcom, Inc.; or



     - domestically via a toll-free number.



     We use two DS-3 connections to the Internet provisioned directly off a SONET ring. Internally developed management and monitoring systems provide insight into the performance of our entire network, as well as consistency of security measures across all of our current hosting platforms.



     Network Operations. In order to provide its customers with high-quality service, we have invested substantial resources in building our network infrastructure. We have designed our network to minimize the effect of any interruptions. We have also implemented security measures and monitoring systems to ensure that our network is protected, identify potential sources of failure, limit downtime and notify staff of any problems. Although we have attempted to build redundancy into our network and hosting facilities, our data centers are currently subject to various single points of failure, and a problem with one of our routers or switches could cause an interruption in the services we provide to some of our customers.



     Our NOCs are responsible for monitoring our entire network on a 24x7 basis. We monitor each piece of equipment, including routers, switches and servers. The NOCs also monitor all Internet and telecommunications connections and ensures that they are functional and properly loaded. The design of the NOCs enables systems administrators and support staff to be promptly alerted to problems, and we have established procedures for rapidly resolving any technical problems that arise. The NOCs are fully integrated into our customer service facilities.



     We currently have two primary data centers located in Atlanta and Houston. These data centers are fitted with continuous monitoring capabilities, back-up generators and environmental controls to ensure high-quality service with minimal interruptions. The Atlanta data center is our primary Web hosting facility and the Houston data center is our primary groupware and application outsourcing facility. The customer service and network monitoring infrastructures are based in Atlanta and Houston.



     Our Virginia data center currently serves as a co-location facility. We have recently entered into a ten-year lease for approximately 13,000 square feet of space in Tysons Corner, Virginia. We intend to use a portion of the proceeds from this offering to complete construction of this space and create a third state-of-the-art data center for hosting and providing customer service. Once the construction of this new space is completed, all of our Washington, D.C. area operations will be moved into the new space. See " -- Facilities" and "Use of Proceeds."


COMPETITION


     The market served by us is highly competitive. Although barriers to entry and continued growth are increasing, there are still few substantial barriers to entry, particularly with respect to virtual hosting, and we expect that we will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:


     - quality of service, including network capability, scalability, reliability and functionality;

     - customer service and support;

     - variety of services and products offered;

     - price;

     - brand name;

     - Internet system engineering and technical expertise;

     - timing of introductions of additional value services and products;

     - network security;

     - financial resources; and

     - conformity with industry standards.


     We may not have the resources, expertise or other competitive factors to compete successfully in the future.



     Our current and potential competitors include:


     - other Web hosting and Internet services companies such as AboveNet Communications, Inc., Exodus Communications, Inc., Frontier GlobalCenter, Globix Corporation and local and regional hosting providers;


     - national and regional Internet service providers such as Concentric Network Corporation, MindSpring Enterprises, Inc., UUNET Technologies, Inc., PSINet Inc. and Verio Inc.;


     - global telecommunications companies including AT&T Corp., British Telecommunications plc, Telecom Italia SpA and Nippon Telegraph and Telephone Corp.;

     - regional and local telecommunications companies, including the regional Bell operating companies such as Bell Atlantic Corporation and US West, Inc.;

     - companies that focus on application hosting such as USinternetworking, Inc. and IBM Global Services; and

     - audio and video content hosting companies such as broadcast.com.


     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than us. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than can we. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us.

     In an effort to gain market share, certain of our competitors have offered hosting services similar to those of us at lower prices than those of us or with incentives not matched by us. In addition, certain of our competitors may be able to provide customers with additional benefits, which could reduce the overall costs of their services relative to those of us. We may not be able to reduce the pricing of its services or offer incentives in response to the actions of its competitors without a material adverse impact on its operating results. We also believe that the market in which we compete is likely to encounter consolidation in the near future, which could result in increased price and other competition that could have an adverse effect on our business.


INTELLECTUAL PROPERTY RIGHTS


     We rely on a combination of copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its services. We have no patented technology that would preclude or inhibit competitors from entering our market. The steps taken by us to protect its intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States. We also rely on certain technologies that it licenses from third parties. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore have an adverse effect on our business.



     To date, we have not been notified that its services infringe on the proprietary rights of third parties, but third parties could claim infringement by us with respect to current or future services. From time to time, we are notified that the content of one of our customer's sites infringes on a third party's trademark or copyright. In response, we inform the customer of such claim and, if necessary, will terminate a customer's service. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have an adverse effect upon our business.


GOVERNMENT REGULATION


     We are not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. Only a small body of laws and regulations currently applies specifically to hosting and commerce activities, or access to the Internet. Due to the increasing popularity and use of the Internet, however, it is possible that laws and regulations with respect to the Internet may be adopted at international, federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Although sections of the Communication Decency Act of 1996 (the "CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the CDA could subject us and/or its customers to potential liability, which in turn could have a material adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for the services of us or increase the cost of doing business or in some other manner have an adverse effect on our business.


     We currently do not collect sales or other taxes with respect to the sale of services or products in states and countries where we believe we are not required to do so. We do collect sales and other taxes in the states we have offices and are required by law to do so. One or more jurisdictions have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more jurisdictions that we should collect sales or other taxes on our products and services, or remit payment of sales or other taxes for prior periods, could have an adverse effect on our business.


     In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for the services of Interliant or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have an adverse effect on our business.



     Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.


EMPLOYEES


     As of the date hereof, we have 489 employees (including 19 on a contract basis), of which 86 are in sales, distribution and marketing, 174 are in engineering and service development, 129 are in customer service and technical support, 92 are in finance and administration and 8 in acquisition integration. We believe that our future success will depend in part upon our continued ability to attract, hire and retain qualified personnel. Although we believe we have thus far been successful in this endeavor (including a high retention rate of key employees from acquired companies), the competition for such personnel is intense, and we may not be able to identify, attract and retain such personnel in the future. None of our employees are represented by a labor union, and management believes that our employee relations are good.


FACILITIES


     Our executive offices are located in Cambridge, Massachusetts and consist of approximately 7,800 square feet that are leased pursuant to an agreement that expires in June 1999. Although we have not yet entered into a definitive agreement, we are in negotiations for the lease of office space in Purchase, New York. We intend to relocate our executive offices to such space as soon as possible after execution of a lease. We also lease approximately 15,740 square feet in Atlanta, Georgia under an agreement that expires in June 2003 and approximately 1,000 square feet of space in McLean, Virginia area under a lease that expires in July 2001. We also lease 59,885 square feet of space in Houston, Texas under an agreement that expires in August 2001 and office space in London, England. In addition, we have recently leased approximately 13,000 square feet of space in Tysons Corner, Virginia under a lease that expires in 2009. A portion of the proceeds of this offering will be used by us to complete and equip this space. Once the construction of this space is completed, all of our McLean, Virginia operations will be moved into this space. See "Use of Proceeds" and "Business -- Technology and Network Operations."



LEGAL PROCEEDINGS



     In the ordinary course of business, we may be involved in legal proceedings from time to time. As of the date of this prospectus, there are no material legal proceedings pending against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Interliant are as follows:


NAME                                         AGE                      TITLE
----                                         ---                      -----
Leonard J. Fassler.........................  67    Co-Chairman, Director
Bradley A. Feld............................  33    Co-Chairman, Director
Stephen W. Maggs...........................  45    Chief Executive Officer, President,
                                                   Treasurer and Director
James M. Lidestri..........................  38    Executive Vice President
Francis J. Alfano..........................  37    Senior Vice President, Mergers and
                                                   Acquisitions
Rajat Bhargava.............................  26    Senior Vice President, Strategic Planning
                                                   and Integration
Jesse J. Bornfreund........................  43    Senior Vice President, Business Development
Edward A. Cavazos..........................  30    Senior Vice President, Legal and Business
                                                   Affairs and Assistant Secretary
Paul E. Chollett...........................  39    Senior Vice President, Finance and
                                                   Administration
Bruce S. Klein.............................  39    Senior Vice President, General Counsel and
                                                   Secretary
Jennifer J. Lawton.........................  35    Senior Vice President, Consulting and
                                                   Technology
Kristian Nelson............................  35    Senior Vice President, Service Development
                                                   and Delivery
William A. Wilson..........................  53    Chief Financial Officer
Merril M. Halpern..........................  64    Director
Thomas C. Dircks...........................  41    Director
Patricia A. M. Riley.......................  57    Director
Jay M. Gates...............................  34    Director
Charles R. Lax.............................  39    Director



     Each director holds office for a one-year term or until a successor has been duly elected and qualifies, or until his or her earlier death, resignation or removal. Our executive officers are appointed annually by our Board of Directors and serve at the discretion of the Board of Directors. Mr. Lax has been elected to the Board of Directors pursuant to a contractual arrangement. See "Description of Capital Stock -- The SOFTBANK Investment."



     Leonard J. Fassler is one of our co-founders and has been one of our Co-Chairmen and a Director since our formation in December 1997. Mr. Fassler was also our Secretary from December 1997 through April 1999. From 1992 to 1996, Mr. Fassler was a Co-Chairman of AmeriData Technologies, Inc. ("AmeriData"), a New York Stock Exchange-listed reseller of computer equipment and provider of computer consulting and other services that was acquired by General Electric Capital Corporation in 1996. Mr. Fassler was a co-founder of AmeriData which grew to a company with sales in excess of two billion dollars a year and locations in ten countries at the time that it was acquired. Mr. Fassler holds a bachelor's degree in business administration from City College of New York and a law degree from Fordham Law School.



     Bradley A. Feld is one of our co-founders and has been one of our Co-Chairmen and a Director since our formation in December 1997. Since 1995, Mr. Feld has been the President of Intensity Ventures Inc., a company that helps to establish, advise and operate software companies. From 1993 to 1995, Mr. Feld was the chief technology officer of AmeriData. From 1985 to 1993, he was president of Feld Technologies, Inc., a computer consulting firm founded by Mr. Feld to develop and implement information technology solutions for a wide variety of businesses, which was acquired by AmeriData in 1993. Mr. Feld earned a bachelor of science degree and a master of science degree from Massachusetts Institute of Technology. Since 1997, Mr. Feld has been a General Partner of SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P., venture capital funds. Mr. Feld is a director and co-chairman of Message Media, Inc., and director of a number of privately held companies.


     Stephen W. Maggs is one of our co-founders has been our Chief Executive Officer, President, Treasurer and a Director since our formation in December 1997. From December 1993 to December 1996, Mr. Maggs held a variety of senior management positions with AmeriData, including serving as an executive vice president of operations of AmeriData and Chairman of AmeriData Canada. From February 1992 to December 1993, he was the owner of Mericom Systems Inc., a reseller of computer equipment and provider of computer consulting and other services, which was acquired by AmeriData in 1993. From 1984 to 1991, he held various executive positions at Inacom Information Systems, a provider of information technology products and services. Mr. Maggs received a bachelor of science degree from Hillsdale College, Hillsdale, Michigan and is a Certified Public Accountant.



     James M. Lidestri has served as our Executive Vice President since March 1999. From March 1996 to March 1999, Mr. Lidestri was the President and Chief Executive Officer of Interliant Texas. From February 1995 to March 1996, Mr. Lidestri was employed at IBM Corporation, a vendor of technology systems, products, services and software and financing where he served as Group Manager of the Collaborative Services Division. As Group Manager, Mr. Lidestri was responsible for developing market and product strategies for network-based collaborative services, with a primary focus on Lotus Notes. From November 1990 to February 1995, Mr. Lidestri served in a number of executive positions at Sprint Corporation, a global communications company, including Director of Business Operations. Mr. Lidestri holds a bachelor of science degree in computer science from Rensselaer Polytechnic Institute and a masters degree in business administration from New York University.



     Francis J. Alfano has served as our Senior Vice President, Mergers and Acquisitions since December 1998. From January 1997 to November 1998, Mr. Alfano was Vice President of Business Development at GE Capital Information Technology Solutions, Inc., formerly AmeriData. From July 1994 to December 1996, Mr. Alfano was Director of Taxes at GE Capital Information Technology Solutions, Inc. From January 1991 to June 1994, Mr. Alfano was employed by Ernst & Young, an accounting, tax and consulting firm, and was a senior manager in the tax department at the time of his departure. From 1984 to 1990, Mr. Alfano was employed as a Certified Public Accountant with various public accounting firms. Mr. Alfano holds a bachelor of science degree in business administration from the University of Arizona and is a Certified Public Accountant.



     Rajat Bhargava is one of our co-founders and has been our Senior Vice President, Strategic Planning and Integration since March 1999. He was our Chief Operating Officer from our formation in December 1997 through March 1999. During the period from January 1994 to June 1997, he served as Chairman, President and Chief Executive Officer of Net.Genesis Corp., an Internet software company which he founded. From 1991 to 1993, he worked in various engineering positions at Intel Corporation, a manufacturer of computer networking and communications technologies. Mr. Bhargava received a bachelor of science degree in electrical engineering and computer science from Massachusetts Institute of Technology in 1995.



     Jesse J. Bornfreund has served as our Senior Vice President, Business Development since March 1999. From July 1996 until he joined us, Mr. Bornfreund was Senior Vice President, Strategic Alliances of Interliant Texas. In such position, Mr. Bornfreund was responsible for managing the strategic alliances of Interliant Texas and the development of its business. From February 1996 through June 1996, Mr. Bornfreund served as a Corporate Strategy Consultant at IBM Corporation with primary responsibilities that included the development of corporate business and technology strategies and recommendations. From February 1994 to February 1996, Mr. Bornfreund was a Program Manager for the Collaborative Services Group of IBM Corporation. As Program Manager, Mr. Bornfreund was responsible for strategic planning, business and market development activities and development and management of partner relationships. Mr. Bornfreund holds a bachelor of science degree in biology from Stockton State College.


     Edward A. Cavazos has served as Senior Vice President, Legal and Business Affairs of Interliant since March 1999. In April 1999, he became our Assistant Secretary. From March 1997 until he joined Interliant, Mr. Cavazos was Senior Vice President, General Counsel of Interliant Texas. From May 1994 until March 1997, Mr. Cavazos was an associate attorney at the law firm of Andrews & Kurth, L.L.P. In addition, Mr. Cavazos served as an Adjunct Professor at the University of Texas School of Law from January 1998 through May 1998 and as an Adjunct Professor at the University of Houston Law Center from September 1996 through December 1996 and September 1997 through December 1997. Mr. Cavazos holds a bachelor of arts degree in philosophy from the University of Texas and a law degree from the University of Texas.



     Paul E. Chollett has served as Senior Vice President, Finance and Administration of Interliant since March 1999. From July 1996 until he joined Interliant, Mr. Chollett was Senior Vice President and Chief Financial Officer of Interliant Texas. From July 1993 to July 1996, Mr. Chollett was the Director of Finance and Administration in the Audit Division of the accounting firm of Arthur Andersen, LLP. In this role, Mr. Chollett was responsible for managing the financial, risk management and quality control aspects of the firm's audit practice. Mr. Chollett holds a bachelor of science degree in accounting from the University of Houston at Clear Lake City. Mr. Chollett is a Certified Public Accountant.



     Bruce S. Klein has served as our Senior Vice President, General Counsel since December 1998. In April 1999, Mr. Klein became our Secretary. From April 1998 to November 1998, he was our General Counsel, Vice President. In addition, from June 1998 to present, Mr. Klein has been of counsel to the law firm of McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P. From January 1996 through March 1998, Mr. Klein was of counsel to the law firm of Spitzer & Feldman P.C., prior to which he was partner at the law firm of Halperin Klein & Halperin, in each case engaged in the general practice of law, with experience in mergers and acquisitions and general corporate and business law. Mr. Klein is admitted to practice law in New York and Massachusetts and holds a bachelor's degree in business administration from Rutgers University and a law degree from Western New England College School of Law.



     Jennifer J. Lawton has served as our Senior Vice President, Consulting and Technology since February 1999. From May 1992 until she joined us, Ms. Lawton was the Chief Executive Officer of Net Daemons Associates, Inc., a provider of Web development and system integration activity for Internet and IT Networks which was acquired by Interliant in February 1999. Ms. Lawton is a co-founder of Net Daemons Associates, Inc. Ms. Lawton holds a bachelor of science degree in applied mathematics from Union College.



     Kristian Nelson has served as our Senior Vice President, Service Development and Delivery since March 1999. From July 1997 until he joined us, Mr. Nelson was Senior Vice President, Operations of Interliant Texas and was responsible for the direction and control of all operational aspects of Interliant Texas's business including product development, customer service and application and data center services. From June 1996 through May 1997, Mr. Nelson served as Vice President, Operations at GST Telecommunications, a full-service telecommunications provider. In this role, Mr. Nelson was responsible for the oversight and control of such company's Internet subsidiary, GST Internet Inc. From June 1995 to January 1996, Mr. Nelson was a Senior Management Consultant in the Technology Strategy Practice area at Gartner Group, Inc., a company which provides IT advisory services and consulting where his responsibilities included providing technical consulting services to Fortune 500 companies. From May 1986 to May 1995, Mr. Nelson was the Product Assurance Information Technology Director at Lockheed Martin Corporation, a diversified technology company. As such, Mr. Nelson was responsible for developing and implementing information technology strategic planning for the Product Assurance Group. Mr. Nelson holds a bachelor of science degree in management science from Orlando College.



     William A. Wilson has served as our Chief Financial Officer since September 1998. During the period from February 1998 to July 1998, Mr. Wilson served as Vice President, Finance and Chief Financial Officer at XCOM Technologies, Inc., a competitive local exchange carrier. From October 1997 to

February 1998, Mr. Wilson served as a consultant to several private companies. From June 1997 to October 1997, Mr. Wilson served as Senior Vice President, Finance and Chief Financial Officer of Computervision Corporation, a software publishing and development company. Prior thereto, Mr. Wilson was Executive Vice President and Chief Financial Officer of Arch Communications Group, Inc., a wireless messaging company, from June 1996 to June 1997 and was Vice President, Finance and Chief Financial Officer of Arch Communications Group, Inc. from January 1989 to June 1996. Mr. Wilson received a bachelor of arts degree from Luther College, a master of science degree from Northeastern University and a masters degree in business administration from Babson College. Mr. Wilson is a Certified Public Accountant.


     Merril M. Halpern has been one of our Directors since our formation in December 1997 and is Chairman and Chief Executive of Charterhouse Group International, Inc. ("Charterhouse"), which he founded in 1973. Mr. Halpern is a director of Microwave Power Devices, Inc., and United Road Services, Inc., as well as several private companies. He received a bachelor of science degree from Rutgers University and a masters degree in business administration from Harvard University.



     Thomas C. Dircks has been one of our Directors since our formation in December 1997 and is a Managing Director of Charterhouse. Mr. Dircks has been employed as an officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers LLP. He holds a bachelor of science degree in accounting and a masters degree in business administration from Fordham University. He is a director of a number of privately-held companies.



     Patricia A. M. Riley has been one of our Directors since our formation in December 1997 and is a Managing Director of Charterhouse and has been an executive officer with the firm since 1977. She is a graduate of the Advanced Management Program at Harvard Graduate School of Business Administration and received a bachelor of arts degree from Hunter College.



     Jay M. Gates has been one of our Directors since our formation in December 1997 and is a Vice President of Charterhouse. He joined Charterhouse in 1994 as an Analyst. Mr. Gates was previously employed as a Senior Analyst in the Financial Consulting Advisory Group of the accounting firm of Arthur Andersen LLP. Prior to that he was an Assistant Treasurer at Bankers Trust Corporation. He holds a bachelor of arts degree from the State University of New York at Binghamton and a masters degree in business administration from New York University, Leonard N. Stern School of Business. He is also a director of a number of privately-held companies.



     Charles R. Lax has been one of our Directors since January 1999. He has been a General Partner of SOFTBANK Technology Ventures IV, L.P. since November 1997. From March 1996 to November 1997, Mr. Lax was a Vice President of SOFTBANK Holdings Inc. He was previously a venture partner at Vimac Partners LLC, a venture capital firm specializing in investments in the information technology and Internet-related industry. Mr. Lax holds a bachelor of science degree from Boston University. He is a director of a number of privately-held companies.


DIRECTOR COMPENSATION


     Directors receive no remuneration for serving on our Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS


     Our Board of Directors has standing Audit and Compensation Committees. The Audit Committee consists of Mr. Thomas C. Dircks and Ms. Patricia A. M. Riley. Among other functions, the Audit Committee makes recommendations to our Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements and reviews and evaluates our internal control functions. The Compensation Committee consists of Mr. Thomas C. Dircks, Ms. Patricia A. M. Riley and Mr. Charles R. Lax. The Compensation Committee determines executive compensation and stock option grants and makes recommendations to our Board of Directors concerning salaries and incentive compensation for our employees and consultants.


EXECUTIVE COMPENSATION


     Effective January 1, 1999, we entered into one-year employment agreements with each of Messrs. Fassler, Maggs and Bhargava pursuant to which they each will receive a salary of $180,000 for the period ending December 31, 1999. Effective January 1, 1999, we also entered into a one-year consulting agreement with Mr. Feld through Intensity Ventures, Inc. pursuant to which he will receive a consulting fee of $180,000. On March 10, 1999, we entered into an employment agreement with Mr. Lidestri for a term commencing on that date and terminating on March 1, 2001 unless either of us exercises our rights to terminate the agreement sooner. The agreement provides for a $150,000 signing bonus, two-thirds of which was paid in April 1999 and the balance of which is payable on March 10, 2000, an annual base salary of $180,000 and a performance-based annual bonus of up to $70,000. See "-- Employment Agreements." We also have employment agreements with certain other senior officers.



     The following table sets forth the total compensation for fiscal 1998 of our Chief Executive Officer and each of the other four most highly compensated executive officers whose total salary and bonus for fiscal 1998 is estimated to exceed $100,000:


                           SUMMARY COMPENSATION TABLE


                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                ANNUAL COMPENSATION            ------------
                                                         ----------------------------------     NUMBER OF
                                                                                  OTHER         SECURITIES
                                                                                  ANNUAL        UNDERLYING     ALL OTHER
NAME OF EXECUTIVE OFFICER AND PRINCIPAL POSITION  YEAR    SALARY      BONUS    COMPENSATION    OPTIONS/SARS   COMPENSATION
------------------------------------------------  ----   --------    -------   ------------    ------------   ------------
Stephen W. Maggs...........................       1998   $130,232(1)
  Chief Executive Officer,.................                               --          --              --             --
  President, Treasurer and Director
Francis J. Alfano..........................       1998   $ 12,500(2)      --          --              --             --
  Senior Vice President,
  Mergers and Acquisitions
Rajat Bhargava.............................       1998   $120,152
  Senior Vice President,...................                               --          --              --             --
  Strategic Planning and Integration
Bruce S. Klein.............................       1998   $116,667(3)      --     $15,635(4)           --             --
  Senior Vice President,
  General Counsel and Secretary
William A. Wilson..........................       1998   $ 48,894(5)      --          --              --             --
  Chief Financial Officer


---------------

(1) Although Mr. Maggs commenced employment with us on December 8, 1997, he was not put on our payroll until January 1, 1998. As a result, Mr. Maggs was paid $10,000 in 1998 as compensation for his employment in 1997.



(2) Reflects salary received by Mr. Alfano from the commencement of his employment with us on December 1, 1998 through December 31, 1998.



(3) Reflects salary received by Mr. Klein from the commencement of his employment with us in April 1998 through December 31, 1998.



(4) Reflects income received by Mr. Klein in his capacity as an independent consultant prior to becoming our employee.



(5) Reflects salary received by Mr. Wilson from the commencement of his employment with us on September 22, 1998 through December 31, 1998.

OPTION GRANTS IN LAST FISCAL YEAR


     None of the named executive officers were granted options in the last fiscal year. On April 15, 1999, our Compensation Committee granted an aggregate of 375,000 options to senior management, including:



     - options to purchase 30,000 shares of common stock at an exercise price of $8.00 per share to Stephen W. Maggs;



     - options to purchase 30,000 shares of common stock at an exercise prices of $8.00 per share to
      Rajat Bhargava;



     - options to purchase 25,000 shares of common stock at an exercise price of $8.00 per share to Francis J. Alfano;



     - options to purchase 25,000 shares of common stock at an exercise price of $8.00 per share to
      Bruce S. Klein; and



     - options to purchase 25,000 shares of common stock at an exercise price of $8.00 per share to William A. Wilson.


STOCK OPTION PLAN


     Our Board of Directors has adopted and our stockholders have approved the Interliant 1998 Stock Option Plan, under which stock options may be granted to our officers, employees and consultants and to officers, employees and consultants of our subsidiaries. Our stock option plan allows our Board of Directors to award up to an aggregate of 3,800,000 options to purchase an identical number of shares of our common stock to qualified recipients. As of the date of this prospectus, our Board has granted a total of 3,697,994 options. Any options which have been granted but which expire or terminate unexercised are returned to the plan and may be granted at a later date to any qualified recipient.



     Our stock option plan is administered by the Compensation Committee of the Board of Directors. The Committee has the authority to determine:



     - the persons to whom options will be granted;



     - when options will be granted;



     - the number of shares subject to each option;



     - the exercise price of each option;



     - the time or times at which the options will become exercisable;



     - the duration of the exercise period; and



     - provide for the acceleration of the exercise period.



In addition, if we are involved in a merger, reorganization, stock split or other type of corporate transaction that would diminish the value of our outstanding options, the Compensation Committee may adjust the number of options granted and/or the exercise price of such options in order to ensure that option holders are treated equitably.



     Our stock option plan also permits the grant of stock options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code and nonqualified stock options ("NSOs"), which do not so qualify.



     The exercise price of options granted under our stock option plan may not be less than 100% of the fair market value of the common stock on the date of grant. The maximum term of options granted under our stock option plan is 10 years from the date of grant. ISOs granted to any employee who is a 10% shareholder of Interliant are subject to special limitations relating to the exercise price and term of the options. The value of common stock subject to ISOs that become exercisable by any one employee in any one year is limited by the Internal Revenue Code to $100,000. For this purpose, the value of common stock is determined at the time of grant. Options granted under our stock option plan will generally become vested and exercisable over a four-year period in equal annual installments. However, if any of the events listed below occurs and provided that no written provision has been made, in connection with any such event, for (1) the continuation of the stock option plan and/or the assumption of all outstanding options by a successor corporation, or (2) the substitution for such options of new options covering the stock of a successor corporation then each option that was not then vested prior to such event will become fully vested and immediately exercisable:



     - An acquisition by any person or group of related individuals of beneficial ownership of 30% or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities;



     - A change in the composition of our Board of Directors during any period of two consecutive years which results in the directors in office at the beginning of such period plus any newly elected or nominated directors no longer constituting at least a majority of our Board of Directors;



     - The approval by our stockholders of a merger, consolidation or reorganization in which outstanding shares of our common stock are converted into:



        - shares of stock of another company, unless our stockholders end up owning 80% or more of the voting power of such other company;



        - other securities of our company or another company unless our stockholders hold at least 80% of the voting power of our company or such other company; or



        - cash or other property;



     - The approval by our stockholders of the sale or other disposition of all or substantially all of our assets or our liquidation of dissolution; or



     - The adoption by our Board of Directors of a resolution to the effect that any person has acquired effective control of our business and affairs.



     All options granted under our stock option plan may not be transferred, except upon the death of the optionholder in accordance with his will or applicable law. In the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the Committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable in connection with such death or disability. In the case of any other termination of employment, except for a termination for cause as described below, outstanding options that have previously become vested will remain exercisable for a period of 90 days. All unexercised options will be immediately forfeited by any employee who is terminated as a result of any of the following:



     - embezzlement or misappropriation of corporate funds;



     - conviction for a felony;



     - misconduct resulting in material injury to us;



     - significant activities harmful to our reputation of the reputation or any of our subsidiaries;



     - a significant violation of our corporate policies;



     - willful refusal to perform, or substantial disregard of, the duties properly assigned to the option holder;



     - a significant violation of any contractual, statutory or common law duty of loyalty to us or any of our subsidiaries.

     Under our stock option plan, the exercise price of an option is payable in cash or, in the discretion of the Committee, in common stock or a combination of cash and common stock. An optionee must satisfy all applicable tax withholding requirements at the time of exercise.



     Our stock option plan has a term of 10 years, and all options granted under the Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. Our Board of Directors may amend the Plan at any time.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Mr. Dircks and Ms. Riley served as members of our Compensation Committee during fiscal year 1998. During 1998, no committee member was an officer or employee of ours. In addition, no interlocking relationship exists between our Board of Directors or our Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with Messrs. Fassler, Maggs and Bhargava, pursuant to which each will receive annual compensation of $180,000. The Agreements provide for a term of one year and will renew automatically for additional one-year terms unless we or the employee deliver a notice of non-renewal at least three months prior to termination of the term. Under the Agreements, the employees are also entitled to participate in our employee benefit plans which are generally available to our senior officers.



     The Agreements include provisions that are effective upon the termination of employment of the employees under certain circumstances. In general, the employees are entitled to severance upon termination by us without "cause". The severance shall be equal to the amount of the employee's base salary yet to be paid for the unexpired portion of the term of the Agreement, discounted based on a specified published interest rate. In the event of termination due to death or disability for a specified period of time, the employee or the employee's estate, as applicable, shall be entitled to receive one-year's base salary, discounted based on a specified published interest rate and we shall continue to provide the employee, his spouse and minor children, as applicable, with certain medical and other benefits through the end of the term of the Agreement.



     For our protection, the agreements prohibit Messrs. Fassler and Bhargava during and for periods of twenty-four and twelve months, respectively after the end of their individual employment, from:



     - Soliciting any customers which are in any way related to our business;



     - Competing with us in any way; or



     - Disclosing or enabling anyone else to use any information he obtains during his employment.



     Each Agreement also prohibits Messrs. Fassler and Bhargava from:



     - Interfering or attempting to disrupt our business relationship with customers or suppliers; or



     - Soliciting our employees.



     The prohibitions contained in Mr. Maggs's contract are identical to those contained in Mr. Fassler's contract, except Mr. Maggs is not prohibited from engaging in Internet related business activities through Channel Reps, Inc. (and its subsidiary or division to be known as Netwise) and Channel Force, Inc.



     Mr. Feld, through Intensity Ventures, Inc., has entered into a one-year consulting agreement with us with substantially identical terms to the agreements described above, except that Mr. Feld is not prohibited from competing with us and is not entitled to participate in our employee benefit plans. His annual consulting fee of $180,000 will be paid to Intensity Ventures, Inc. on a gross basis as an independent contractor.

     We have also entered into a two-year employment agreement with Mr. Lidestri which shall automatically be extended on a month-to-month basis from the end of the term unless we or Mr. Lidestri deliver a notice stating a desire to terminate the agreement. The agreement provides for an annual base salary of $180,000 and an annual bonus of up to $70,000 based upon whether Mr. Lidestri meets or exceeds specified performance objectives. In addition, under the agreement, We are obligated to pay Mr. Lidestri a signing bonus of $150,000 with $100,000 of such bonus having been paid in April 1999 and the remaining $50,000 of which is payable on the first anniversary of the agreement.



     Under the agreement, Mr. Lidestri is entitled to participate in our employee benefit plans which are generally available to our employees. The agreement states that upon termination of Mr. Lidestri's employment by us without cause or by Mr. Lidestri as allowed under the agreement, he shall be entitled to severance comprised of the following components:



          - any remaining unpaid portion of his signing bonus; plus



          - the greater of (A) the unpaid portion of his annual base salary and other compensation for the remainder of the term of the agreement, including a pro rata portion of the performance-based bonus for the year in which his employment is terminated, or (B) an amount equal to six months of his annual base salary and other compensation for the remainder of the term of the agreement plus a pro rata portion of the performance-based bonus for the year in which his employment is terminated.



     In addition, Mr. Lidestri shall be entitled to participate in our benefit programs for a minimum of six months from the date of termination.



     If we terminate the agreement for cause, Mr. Lidestri shall be entitled to receive only the unpaid portion of his base salary and all vested benefits under any benefit programs, in each case, through the date of termination.



     In the event of termination due to death or disability during the term of the agreement, Mr. Lidestri or Mr. Lidestri's estate, as applicable, shall be entitled to receive all accrued and unpaid portions of his annual base salary to the date of his death or disability and all employee benefits accrued but unpaid to the date of his death or disability.



     Under the terms of the agreement for a period of time following termination of Mr. Lidestri's employment with us, which shall be either one year from such termination, one year following the expiration of the agreement or two years following the date of the agreement depending upon the reason for termination, Mr. Lidestri is prohibited from engaging in the following activities:



     - Competing with us or any of our subsidiaries in any way, except as an officer, director, shareholder or employee of ours or any of our affiliates.



     - Soliciting or interfering with, or attempting to hire:



          - any person who was employed by us or one of our affiliates or subsidiaries during the 12 months before the end of the agreement;



          - any person who was a customer or client or requested or received a proposal from us or one of our affiliates or subsidiaries during the 12 months before the end of the agreement; or



     - Using, disclosing or publishing any confidential material related to our business or the business of any of our subsidiaries or affiliates which he acquired while employed with us, unless the material is publicly available, otherwise lawfully obtained or must be disclosed by law.

                           RELATED PARTY TRANSACTIONS



     Since our inception, Web Hosting Organization LLC, SOFTBANK Technology Ventures and SOFTBANK Technology Advisors Fund L.P. have each purchased securities from us.



SALE OF STOCK TO THE SOFTBANK PURCHASERS



     In January 1999, the SOFTBANK Purchasers purchased from us an aggregate of 2,647,658 shares of our Redeemable Convertible Preferred Stock and 749,625 warrants to purchase shares of common stock for an aggregate purchase price of $13.0 million. In April 1999, the SOFTBANK Purchasers exercised the 749,625 warrants for an identical number of shares of common stock at an aggregate exercise price $5.0 million.



SALE OF STOCK TO WEB HOSTING ORGANIZATION LLC



     WEB owns 25,200,000 shares of our common stock which were acquired from us in a series of six transactions in December 1997, May 1998, June 1998, September 1998, December 1998 and February 1999, in each case at a price, giving effect to the 3-for-1 stock split effected in July 1998, of $1.67 per share.



     The principal members of WEB are Charterhouse Equity Partners III, L.P. ("CEP III") and WHO Management LLC. Leonard J. Fassler and Bradley A. Feld, our Co-Chairmen, are the member managers of WHO. Bradley A. Feld is a general partner of the SOFTBANK Purchasers. See "Description of Capital Stock -- The WEB Hosting Investment" and " -- The SOFTBANK Investment."



DISTRIBUTIONS BY OUR SIGNIFICANT STOCKHOLDER



     Pursuant to the terms of the Limited Liability Company Agreement of WEB dated as of November 26, 1997, as amended by Amendment No. 1, dated as of March 4, 1998, the members of WEB shall be entitled to receive a distribution of all cash funds or other property of WEB available from any source other than the ordinary operations of its subsidiaries, after payment of all expenses of WEB due at the time of such distribution ("Total Proceeds"). The Total Proceeds shall be distributed to the members of WEB in tranches with priority given to covering members' federal tax liability, followed by return of capital and then as necessary to achieve specified internal rates of return. Thereafter, portions of the Total Proceeds will be distributed to WHO for the benefit of our co-founders and the members of our senior management, other senior employees, employees who were hired shortly after our formation and consultants as described below.



     Of the management distributions to WHO, 70% are retained by WHO for distribution to our co-founders, who are Messrs. Fassler, Feld, Maggs and Bhargava, and 30% are distributed to SMI Fund LLC, a New York limited liability company, for distribution to its members.



     There are a total of 18 members of SMI, all of whom are either executive officers, senior employees, employees who were hired shortly after our formation or consultants. Following is a list of the six senior management members who are members of SMI. The percentage next to each of their names indicates the percentage of amounts distributed to SMI that flow through to such person:



Mr. Frank Alfano......................................   5.0%
Mr. Edward A. Cavazos.................................   3.5%
Mr. Paul E. Chollett..................................   3.5%
Mr. Bruce S. Klein....................................  10.0%
Mr. James M. Lidestri.................................  10.0%
Mr. William A. Wilson.................................   6.7%

     The management distributions to WHO described above increase as the members of WEB realize specified internal rates of return on their investment in WEB. The following diagram depicts the flow of the distribution of Total Proceeds to the members of WEB described above. No Total Proceeds have been distributed to date.

                                      [Flow Chart]



                                     INTERLIANT INC.

                                           WEB
                                 HOSTING ORGANIZATION LLC



                                                        WHO
                         CEP III                    MANAGEMENT LLC


                                             CO-FOUNDERS      SMI FUND LLC



FEES PAID BY US TO OUR SIGNIFICANT STOCKHOLDERS



     During 1999 and 1998, in connection with certain of our acquisitions, we paid or accrued transaction fees of approximately $361,000 and $337,000, respectively, to Charterhouse, which is an affiliate of CEP III. Such fees were paid pursuant to the terms of the WEB LLC Agreement which require WEB or its affiliates, which includes us, to pay Charterhouse two percent (2%) of the total transaction costs of each acquisition or investment by WEB or its affiliates, which includes us, in which Charterhouse or any of its affiliates directly or indirectly provide all or a portion of the equity financing therefor. Charterhouse will not receive any fees with respect to this arrangement in the future.



CONSULTING AND EMPLOYMENTS AGREEMENTS WITH OUR CO-FOUNDERS



     During 1998, we paid consulting fees of $120,000 to each of Sage Equities, Inc. and Intensity Ventures Inc, whose principals are Messrs. Fassler and Feld, respectively, pursuant to consulting agreements with each of them. Effective January 1, 1999, we entered into employment agreements with Messrs. Fassler, Maggs and Bhargava and a consulting agreement with Mr. Feld, through Intensity Ventures, Inc., pursuant to which each will be paid annual compensation of $180,000. See "Management -- Employment Agreements."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the common stock as of April 30, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by (i) each person or entity known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.



                                                    SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                    OWNED PRIOR TO THE         OWNED AFTER THE
                                                        OFFERING(1)              OFFERING(1)
                                                   ---------------------    ---------------------
BENEFICIAL OWNER                                     NUMBER      PERCENT      NUMBER      PERCENT
----------------                                   ----------    -------    ----------    -------
Web Hosting Organization LLC(2)..................  25,200,000     79.4      25,200,000     60.9
  c/o Charterhouse Group International, Inc.
  535 Madison Avenue
  New York, NY 10022
Mathew Wolf(3)...................................   3,945,090     12.4       3,945,090      9.5
  1001 Fannin Street
  Suite 2000
  Houston, TX 77002
SOFTBANK Technology Ventures IV, L.P.(4).........   3,397,283      9.9       3,397,283      8.2
  333 West San Carlos
  Suite 1225
  San Jose, CA
Leonard J. Fassler(5)............................          --       --              --       --
Bradley A. Feld(5)(6)............................           *        *               *        *
Stephen W. Maggs(5)..............................          --       --              --       --
Francis J. Alfano................................          --       --              --       --
Rajat Bhargava(5)................................          --       --              --       --
Bruce S. Klein...................................          --       --              --       --
William A. Wilson................................          --       --              --       --
Merril M. Halpern(8).............................          --       --              --       --
Thomas C. Dircks(8)(9)(10).......................          --       --              --       --
Patricia A.M. Riley(8)(9)(10)....................          --       --              --       --
Jay M. Gates(8)..................................          --       --              --       --
Charles R. Lax(7)(9).............................          --       --              --       --
All Directors and Executive Officers as a Group
  (6), (7) and (8) (18 persons)..................     873,884      2.7         873,884      2.1


---------------
 *  Less than 1%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable within 60 days of April 30, 1999 are deemed outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.


(2) The principal members of WEB are CEP III and WHO. Their respective ownership interest in WEB are as follows: CEP III: 95.2% and WHO 4.8%. Leonard J. Fassler and Bradley A. Feld are the member managers of WHO and Stephen W. Maggs and Rajat Bhargava are among the members. The general partner of CEP III is CHUSA Equity Investors III, L.P., whose general partner is Charterhouse Equity III, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock of Interliant held by the WEB would for purposes of

    Section 13(d) of the Securities Exchange Act of 1934, as amended, be considered to be beneficially owned by Charterhouse.


(3) Includes 398,845 shares of common stock owned by the Ann Weltchek Wolf 1995 Marital Trust, 797,690 shares of common stock owned by the Mathew D. Wolf Childrens Trust and 350,000 shares of common stock held in escrow until March 31, 2000. Mr. Wolf disclaims beneficial ownership of all the shares of common stock owned by both of the trusts named above.



(4) Includes 2,647,658 shares of Series A Redeemable Convertible Preferred Stock which will be converted into an equal number of shares of common stock upon consummation of the offering. Of these shares, 49,776 are held by SOFTBANK Technology Advisors Fund, L.P., an affiliated entity. Also includes 14,093 shares of common stock held by SOFTBANK Technology Advisors Fund, L.P.



(5) Excludes 25,200,000 shares held by WEB. Messrs. Fassler, Feld, Maggs and Bhargava are members of WHO, which is a member of WEB. Each of Messrs. Fassler, Feld, Maggs and Bhargava disclaim beneficial ownership of such shares. Mr. Feld is a general partner of Kodiak Technology Ventures II LLP. Kodiak received 5,176 shares of Common Stock in connection with our acquisition of Net Daemons Associates, Inc. On April 26, 1999, Kodiak distributed 2,288 shares of common stock to each of its general partners.



(6) Excludes 3,333,414 shares held by SOFTBANK Technology Ventures IV, L.P. and 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P. Mr. Feld, a Co-chairman and Director of Interliant, is a general partner of each of SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P. Mr. Feld disclaims beneficial ownership of such shares.



(7) Excludes 3,333,414 shares held by SOFTBANK Technology Ventures IV, L.P. and 63,869 shares held by SOFTBANK Technology Advisors Fund, L.P. Mr. Lax, a director of Interliant, is a general partner of SOFTBANK Technology Ventures IV, L.P. Mr. Lax disclaims beneficial ownership of such shares.



(8) Excludes 25,200,000 shares held by WEB. Messrs. Halpern, Dircks, Gates and Ms. Riley are directors and/or officers of Charterhouse. Charterhouse is an affiliate of CEP III which is a member of WEB. Each of Messrs. Halpern, Dircks, Gates and Ms. Riley disclaim beneficial ownership of such shares.



(9) A member of the Compensation Committee of the Board of Directors.



(10) A member of the Audit Committee of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK


AUTHORIZED STOCK; ISSUED AND OUTSTANDING SHARES



     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share.



COMMON STOCK



     Following the offering 41,396,085 shares of common stock will be issued and outstanding based on the number of shares of common stock outstanding as of March 31, 1999 and assuming the issuance of 2,647,658 shares of common stock upon the conversion of all outstanding Series A Redeemable Convertible Preferred Stock (see "-- The SOFTBANK Investment"). All of the issued and outstanding shares of common stock are, and the shares of common stock offered hereby will upon completion of this offering be fully paid and nonassessable.



     The following summarizes the rights of holders of our common stock:



     - each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;



     - there are no cumulative voting rights;



     - the holders of our common stock are entitled to dividends which may be paid in cash, property or shares of our capital stock and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any;



     - upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our debts and liabilities and the payment of the liquidation preference of any outstanding preferred stock; and



     - upon completion of this offering, the holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, nor will holders be entitled to the benefits of any redemption or sinking fund provisions.



     As of March 31, 1999, there were approximately 27 record owners of common stock.


     Certain stockholders of Interliant have been given the right to nominate persons for election as directors. See "-- The SOFTBANK Investment" and "-- The Interliant Acquisition."


PREFERRED STOCK



     Our certificate of incorporation authorizes our board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our certificate of incorporation and applicable law. Among other rights, the board of directors may determine, without further vote or action by our stockholders:



     - the number of shares constituting the series and the distinctive designation of the series;



     - the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;



     - whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;



     - whether the series will have conversion privileges and, if so, the terms and conditions of conversion;



     - whether or not the shares of the series will be redeemable or exchangeable, and if so, the dates, terms and conditions of redemption or exchange, as the case may be;

     - whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and



     - the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.



     Unless otherwise provided by our Board of Directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.



     Currently, excluding 2,647,658 shares of Series A Redeemable Convertible Preferred Stock that will be converted into an equal number of shares of common stock upon the consummation of this offering and which will then cease to exist (see "Description of Capital Stock -- The SOFTBANK Investment"), there are no shares of preferred stock issued or outstanding.



THE WEB HOSTING ORGANIZATION INVESTMENT



     WEB owns 25,200,000 shares of our common stock, which will represent approximately 60.9% of our outstanding common stock following consummation of this offering. The shares were acquired for an aggregate purchase price of $42.0 million in a series of 6 transactions in December 1997, May 1998, June 1998, September 1998, December 1998 and February 1999, in each case at a price, giving effect to the 3-for-1 stock split effective in July 1998, of $1.67 per share. The terms of the sale and purchase of these shares are set forth in a subscription agreement dated December 8, 1997 between WEB and us. The principal members of WEB are (1) CEP III, which is an affiliate of Charterhouse and (2) WHO (collectively with CEP III, the "WEB Members"), of which Leonard J. Fassler and Bradley A. Feld are the member managers. The WEB Members have agreed that WEB shall be under the exclusive direction of a management committee comprised of seven members and will vote such member's interest in WEB so that a majority of the members of such management committee will be designees of Charterhouse. WEB has certain demand and incidental registration rights under the terms of an Investors Agreement dated as of January 28, 1999 and a Registration Rights Agreement dated as of December 8, 1997. See "Description of Capital
Stock -- Registration Rights of Certain Holders."


THE SOFTBANK INVESTMENT


     On January 28, 1999, the SOFTBANK Purchasers purchased from an aggregate of 2,647,658 shares of our Redeemable Convertible Preferred Stock and warrants to purchase 749,625 shares of our common stock for an aggregate purchase price of $13.0 million. On April 19, 1999, the SOFTBANK Purchasers exercised their warrants at an aggregate exercise price of $5.0 million and now own 749,625 shares of our common stock. Upon the consummation of this offering, all of the outstanding shares of Redeemable Convertible Preferred Stock will automatically be converted into an equal number of shares of our common stock, and the SOFTBANK Purchasers will own approximately 8.2% of our outstanding common stock. Bradley A. Feld, our Co-Chairman and director, is a general partner of the SOFTBANK Purchasers. See "Related Party Transactions." The SOFTBANK Purchasers have certain demand and incidental registration rights under the terms of the Investors Agreement. See "Registration Rights of Certain Holders." A majority in interest of the SOFTBANK Purchasers also have the right, under the Investors Agreement, to nominate one person for election to our Board of Directors and have the Board cause that director to be a member of the Compensation Committee and/or the Audit Committee of the

Board. Such director will be subject to removal by the SOFTBANK Purchasers at any time, with or without cause, and the SOFTBANK Purchasers will have the right to call a special meeting of stockholders at any time for the sole purpose of removing and replacing such director. WEB has agreed to vote its shares in a manner consistent with these and the other terms of the Investors Agreement. Mr. Charles R. Lax is currently serving as a director and a member of the Compensation Committee of our Board of Directors pursuant to such provisions.


THE INTERLIANT ACQUISITION


     On March 10, 1999, pursuant to an Asset Purchase Agreement with Interliant Texas and the shareholders of Interliant Texas, we, partly through a wholly-owned subsidiary, acquired substantially all of the assets and assumed specified liabilities of Interliant Texas for $100,000 in cash, 4,091,642 shares of common stock and the assumption of promissory notes in favor of Mathew Wolf and Erving Wolf in the aggregate amount of $15.9 million. Upon the closing of the acquisition, the $7.9 million note in favor of Erving Wolf was paid in full and the $8.0 million note issued by Interliant Texas in favor of Mathew Wolf was canceled and replaced by the Wolf Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The 4,091,642 shares of common stock issued in connection with the acquisition were delivered pursuant to an Agreement to Deliver Shares which provided, among other things, for 3,608,863 shares of common stock to be delivered at the closing of the acquisition to the shareholders of Interliant Texas, 114,644 shares of common stock to be delivered at the closing of the acquisition to Broadview Holdings LLP, 18,135 shares of common stock to be delivered on the first business day following January 1, 2000 and 350,000 shares of common stock to be placed in escrow to support the indemnification obligations of Interliant Texas and its shareholders under the Purchase Agreement. Unless we make a claim against the escrowed shares in accordance with the provisions of the Purchase Agreement, the shares of common stock placed in escrow will be distributed to Mathew Wolf, one of the shareholders of Interliant Texas, on March 31, 2000.



     In addition, under the Purchase Agreement, we issued 2,322,139 options to purchase shares of our common stock at an exercise price of $0.13 per share. All or a portion of such Interliant Options are fully vested and exercisable.



     The Shareholders have certain incidental registration rights under the terms of the Shareholders Agreement, dated as of March 10, 1999 by and among all of our shareholders. See "-- Registration Rights of Certain Holders."



     For so long as all of the parties who received shares of common stock pursuant to the Agreement to Deliver Shares and certain holders of our options own in the aggregate 5% of more of the issued and outstanding common stock, such parties shall have the right to nominate one person for election to our Board of Directors. To date, such parties have not exercised such rights.


REGISTRATION RIGHTS OF CERTAIN HOLDERS


     We have granted the holders of an aggregate of 32,320,790 shares of common stock certain demand and incidental registration rights. The SOFTBANK Purchasers have such registration rights under the Investors Agreement with respect to 2,647,658 shares of common stock to be received upon the consummation of this offering from the conversion of an equal number of shares of Redeemable Convertible Preferred Stock and 749,625 shares of common stock received on April 19, 1999 upon the exercise of warrants. WEB has such registration rights under the terms of each of the Investors Agreement and the Registration Rights Agreement with respect to 25,200,000 shares of common stock purchased. The Seller Shareholders have incidental registration rights under the terms of the Shareholders Agreement with respect to 3,608,863 shares of common stock received as consideration for the sale of substantially all of the assets of Interliant Texas and Broadview Holdings LLP has incidental registration rights with respect to 114,644 shares owned by it. The Shareholders Agreement provides that it shall be amended as necessary to include any additional shares of common stock issuable pursuant to the provisions in the Purchase Agreement regarding adjustment of purchase price.



     If we propose to file a registration statement under the Securities Act covering our common stock or any securities exercisable or exchangeable for or convertible into our common stock holders of piggyback registration rights may require us to include a requested amount of their common stock in our registered offering on the same terms and conditions applicable to the other equity securities included in such registration statement. We may reduce the number of shares to be registered if the managing underwriter determines that the inclusion of such shares would materially and adversely affect the success of this offering. These piggyback registration rights do not apply to the registration of securities in connection with our employee benefit plans or securities issuable in a merger, exchange offer or similar transaction.



     Demand registration rights entitle the holder to require us to include a requested amount of their common stock in a registration statement on Form S-1, Form S-2 or Form S-3 and to use our best efforts to register such shares under the Securities Act of 1933, as amended based on the advice of the managing underwriter. A majority of the SOFTBANK Purchasers may exercise two demand registration rights with respect to the registration of shares of common stock on Form S-1, and twenty percent of the SOFTBANK Purchasers may exercise two demand registration rights with respect to the registration of shares of common stock on Form S-3 at any time we become eligible to use Form S-3. WEB may exercise three demand registration rights with respect to the shares of common stock that it owns. However, we are not required to register shares under demand registration rights sooner than six months following the consummation of this offering.



     Each stockholder with the foregoing piggyback registration rights and demand registration rights whose shares of common stock are included in a registration statement must agree not to offer for public sale any shares of common stock or securities exercisable or exchangeable for or convertible into common stock, or effect any sale of securities pursuant to Rule 144 under the Securities Act of 1933, as amended, during the ten days prior to and the 180 days after the closing date of any underwritten offering unless such shares are covered by such registration statement or a shorter period is agreed to by the managing underwriter. We are required to bear all related registration expenses (excluding any underwriting discounts or commissions, if any), disbursements and fees in connection with the exercise of Piggyback Registration Rights and Demand Registration Rights.



     In addition, in connection with the issuance to Mr. Steven C. Dabbs of 150,000 shares of common stock in connection with the acquisition of substantially all of the assets of Clever Computers, Inc., we have agreed that in the event we grant registration rights with respect to shares of common stock to any other employee of Interliant or its affiliates, employed in a position comparable or junior to Mr. Dabbs, identical registration rights shall be given to Mr. Dabbs.


LIMITATIONS ON DIRECTOR LIABILITY


     Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors will be personally liable to us or our stockholders for monetary damages. Section 102(b)(7) of the Delaware General Corporation Law currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated, except for liability:



     - for any breach of the director's duty of loyalty to the corporation or its stockholders;



     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



     - under Section 174 of the Delaware General Corporation Law, for unlawful dividends or unlawful stock repurchases or redemptions; and



     - for any transaction from which the director derives an improper personal benefit.



     Any amendment to these provisions of the Delaware General Corporation Law will automatically be incorporated by reference into our certificate of incorporation without any vote on the part of its stockholders unless otherwise required, including this provision in our Amended and Restated Certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefit us and our stockholders.



     The By-laws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Generally, we are required to indemnify our directors and officers for all:



     - judgments;



     - fines;



     - settlements;



     - legal fees; and



     - other expenses



incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us.



SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW



     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder are generally prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless:



     - the corporation has elected in its original certificate of incorporation not to be governed by Section 203. We did not make this election;



     - the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;



     - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan; or



     - the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock not owned by the interested stockholder.



     The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors.



     The term "business combination" is defined generally under Section 203 to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally under Section 203 as a stockholder who, together with affiliates and associates, owns or within three years prior did own 15% or more of a Delaware corporation's voting stock.
Section 203 could prohibit or delay a merger, takeover or other change in control of us and therefore could discourage attempts to acquire us.



     Our Board approved both the acquisition of common stock by WEB as part of their approval of WEB Hosting Organization Investment and the acquisition of preferred stock and warrants by the SOFTBANK

Purchasers as part of their approval of the SOFTBANK Investment and, accordingly, the prohibitions under Section 203 will not apply to any business combination with either WEB or the SOFTBANK Purchasers.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.


                        SHARES ELIGIBLE FOR FUTURE SALE


SHARES ELIGIBLE FOR FUTURE SALE



     Immediately following this offering, there will be 41,396,085 shares of our common stock issued and outstanding assuming that no option holder exercises any outstanding stock options after April 29, 1999. Of these shares, the 7,000,000 shares of common stock to be sold in this offering will be immediately eligible for sale in the public market. The remaining 34,396,085 issued and outstanding shares will be restricted securities within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act pursuant to an exemption from registration, including that provided by Rule 144. Of the restricted shares, 31,182,720 shares are subject to the 180-day lock-up agreements described below.



RULE 144



     In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:



     - 1% of the then-outstanding shares of our common stock; or



     - the average weekly trading volume of our common stock on the NASDAQ National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.



Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Commencing 90 days after the date of this prospectus, 3,150,000 shares of common stock will be eligible for resale under Rule 144. All of such shares are subject to the 180-day Lock-up Agreements described below.



     A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice requirements of Rule 144.



RULE 701



     Our employees, directors, officers or consultants who purchase our shares in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. In each of these cases Rule 701 allows the shareholders to sell 90 days after the date of this prospectus.


OPTIONS


     We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to our stock option plans. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the 180-day Lock-up Agreements described below, to the extent applicable.


LOCK-UP AGREEMENTS


     For a period of 180 days after the date of this prospectus, we, our executive officers, directors and substantially all of our stockholders, have agreed not to, without approval by Merrill Lynch:



     - sell, dispose of or transfer any shares of common stock or securities convertible into common stock;



     - enter into any agreement that transfers any part of the economic consequence of ownership of the common stock; or



     - seek or exercise any right to register any share of common stock or security convertible into common stock.



     Our stockholders do, however, have the right to:



     - transfer the securities as a gift, if the recipient agrees to be bound by the provisions of the lock-up agreement; or



     - pledge their securities to us in consideration for a loan from us.



     In addition, we do have the right to transfer common stock in connection with an acquisition, if any recipient of such shares agrees to be bound by the provisions of the lock-up agreement.



EFFECT OF SALES OF SHARES



     No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares for future sale will have on the prevailing market price for the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our future ability to raise capital through an offering of equity securities.

                                  UNDERWRITING


GENERAL



     We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters as well as elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette and CIBC World Markets Corp. are acting as U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 875,000 shares of common stock to the international managers, we have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.



                                                                 NUMBER
                                                                OF SHARES
                      U.S. UNDERWRITER                          ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Donaldson, Lufkin & Jenrette................................
CIBC World Markets Corp.....................................

             Total..........................................



     We have also entered into an international purchase agreement with certain international managers outside the United States and Canada for whom Merrill Lynch International, Donaldson, Lufkin & Jenrette International and CIBC World Markets International Limited are acting as lead managers. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 6,125,000 shares of common stock to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers and the international managers severally have agreed to purchase from us an aggregate of 875,000 shares of common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.



     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.



     We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.



     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS



     The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $     per share
of common stock. The U.S. underwriters may allow, and such dealers may reallow,
a discount not in excess of $     per share of common stock to certain other
dealers. After the initial public offering, the public offering price, concession and discount may change.



     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the international managers and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.


                                                 PER SHARE    WITHOUT OPTION    WITH OPTION
                                                 ---------    --------------    -----------
Public Offering Price..........................      $              $                $
Underwriting Discount..........................      $              $                $
Proceeds, before expenses, to Interliant.......      $              $                $


     The expenses of the offerings (exclusive of the underwriting discount and commissions) are estimated at $1.4 million and are payable by us.



INTERSYNDICATE AGREEMENT



     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.



OVER-ALLOTMENT OPTION



     We have granted options to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 920,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.



     We also have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 130,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.



     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

RESERVED SHARES



     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 350,000 shares, or 5%, of the shares offered hereby, to be sold to some of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent those persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this prospectus.



NO SALES OF SIMILAR SECURITIES



     For a period of 180 days after the date of this prospectus, we, our executive officers, directors and substantially all of our stockholders, have agreed not to directly or indirectly, without approval by Merrill Lynch on behalf of the underwriters:



     - Offer, pledge, sell, dispose of or transfer any shares of common stock or securities convertible into common stock;



     - Enter into any agreement that transfers any part of the economic consequence of ownership of the common stock; or



     - Seek or exercise any right to register any share of common stock or security convertible into common stock.



     Our stockholders do, however, have the right to:



     - Transfer the securities as a gift, if the recipient agrees to be bound by the provisions of the lock-up agreement; or



     - Pledge their securities to us in consideration for a loan from us.



     In addition, we have the right to transfer common stock in connection with an acquisition, if any recipient of such shares agrees to be bound by the provisions of the lock-up agreement.



QUOTATION ON THE NASDAQ NATIONAL MARKET



     Our common stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, under the symbol "INIT."



     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the U.S. representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are expected to be the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues, the present state of our development and the above factors in relation to market values and various value measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price.



     The underwriters do not expect sales of the common stock to be made to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.



PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS



     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.



     If the underwriters create a short position in our common stock in connection with the offering contemplated hereby, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing our common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



     The U.S. representatives may also impose a penalty bid on our underwriters and selling group members. This means that if the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of the our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.



     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.



     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued.


                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS


     The consolidated financial statements of Sage Networks, Inc. at December 31, 1997 and 1998, and for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, and the financial statements of Interliant, Inc. at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.


     The balance sheets of B.N. Technology, Inc. dba Internet Communications, as of December 31, 1996 and 1997, and the related statements of operations and accumulated deficit, and cash flows for the period April 15, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of Frankel, Lodgen, Lacher, Golditch, Sardi & Howard, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of Clever Computers, Inc., as of December 31, 1996 and 1997 and the related statements of income, retained earnings, and cash flows for the years then ended included in this prospectus have been so included in reliance on the report of BSC&E, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The statements of assets and liabilities as of December 31, 1996 and 1997, and the statements of revenue and expenses and of cash flows for each of the three years in the period ended December 31, 1997, of HostAmerica, a division of HomeCom Communications, Inc., included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding basis of presentation, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Net Daemons Associates, Inc., for the years ended December 31, 1997 and 1998 included in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, independent accountants as stated in their report appearing herein and elsewhere in the registration statement and is included in reliance upon the report of such firm given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Telephonetics International, Inc. and Affiliate included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in this registration statement and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

     The balance sheets of Tri Star Web as of December 31, 1996 and 1997 and the related statements of operations, and changes in retained earnings, and cash flows for the years then ended, and the consolidated balance sheets of GEN International Inc. and subsidiaries as of December 31, 1995, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the period April 4, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997 and the balance sheets of Digiweb, Inc. as of December 31, 1997 and 1998 and the related statements of income, cash flows and changes in stockholders' equity for the years then ended included in this prospectus have been so included in reliance on the reports of Urbach Kahn & Werlin PC, independent accountants given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION


     We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Interliant, that file electronically with the Commission.



     We provide Web hosting services to a customer whose primary residence is located in Cuba, Mr. Osvaldo Martinez. This information is correct as of the date of this prospectus. Current information concerning business between any person located in Cuba or the government of Cuba and Interliant may be obtained from the Florida Department of Banking and Finance, Plaza Level, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-6311.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
SAGE NETWORKS, INC. (NOW KNOWN AS INTERLIANT, INC.)
Report of Independent Auditors..............................     F-3
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................     F-4
Consolidated Statements of Operations for the Period
  December 8, 1997 (inception) to December 31, 1997 and the
  Year Ended December 31, 1998 and for the three months
  ended March 31, 1998 and 1999 (unaudited).................     F-5
Consolidated Statements of Stockholders' Equity for the
  period December 8, 1997 (inception) to December 31, 1997
  and the year ended December 31, 1998 and for the three
  months ended March 31, 1999 (unaudited)...................     F-6
Consolidated Statements of Cash Flows for the Period
  December 8, 1997 (inception) to December 31, 1998 and the
  Year Ended December 31, 1998 and for the three months
  ended March 31, 1998 and 1999 (unaudited).................     F-7
Notes to Consolidated Financial Statements..................     F-8

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Pro Forma Consolidated Statement of Operations..............    F-18
Pro Forma Consolidated Balance Sheet........................    F-19
Notes to Pro Forma Consolidated Financial Statements........    F-20

ACQUIRED COMPANY (CLEVER COMPUTERS, INC.)
Independent Auditors' Report................................    F-21
Balance Sheets as of December 31, 1996 and 1997.............    F-22
Statement of Income for the Years Ended December 31, 1996
  and December 31, 1997.....................................    F-23
Statement of Retained Earnings for the Years Ended December
  31, 1996 and December 31, 1997............................    F-24
Statement of Cash Flows for the Years Ended December 31,
  1996 and December 31, 1997................................    F-25
Notes to Financial Statements...............................    F-26

ACQUIRED COMPANY (TRI STAR WEB CREATIONS, INC.)
Independent Auditor's Report................................    F-28
Balance Sheets as of December 31, 1996 and 1997.............    F-29
Statement of Operations and Changes in Retained Earnings For
  the Years Ended December 31, 1996 and 1997................    F-30
Statements of Cash Flows for the Years Ended December 31,
  1996 and 1997.............................................    F-31
Notes to Financial Statements...............................    F-32

ACQUIRED COMPANY (HOSTAMERICA DIVISION OF HOMECOM
  COMMUNICATIONS, INC.)
Report of Independent Accountants...........................    F-34
Statements of Assets and Liabilities as of December 31, 1996
  and 1997..................................................    F-35
Statements of Revenues and Expenses.........................    F-36
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997.......................................    F-37
Notes to Financial Statements...............................    F-38

ACQUIRED COMPANY (B.N. TECHNOLOGY, INC.)
Independent Auditor's Report................................    F-41
Balance Sheets as of December 31, 1996 and 1997.............    F-42
Statements of Operations and Accumulated Deficit for the
  Period from April 15, 1996 through December 21, 1996 and
  the Year Ended December 31, 1997..........................    F-43
Statements of Cash Flows for the Period from April 15, 1996
  through December 21, 1996 and the Year Ended December 31,
  1997......................................................    F-44
Notes to Financial Statements...............................    F-45

                                                                PAGE
                                                                ----
ACQUIRED COMPANY (GEN INTERNATIONAL, INC. AND SUBSIDIARIES)
Independent Auditor's Report................................    F-48
Balance Sheets as of December 31, 1995, 1996 and 1997.......    F-49
Statements of Operations for the Period April 4, 1995
  (inception) through December 31, 1995 and the Years Ended
  December 31, 1996 and 1997................................    F-50
Statements of Cash Flows for the Period April 4, 1995
  (inception) through December 31, 1995 and the Years Ended
  December 31, 1996 and 1997................................    F-51
Statements of Changes in Stockholders' Deficiency for the
  Period April 4, 1995 (inception) through December 31, 1995
  and the Years Ended December 31, 1996 and 1997............    F-52
Notes to Financial Statements...............................    F-53

ACQUIRED COMPANY (DIGIWEB, INC.)
Independent Auditor's Report................................    F-56
Balance Sheets as of December 31, 1997 and 1998.............    F-57
Statements of Income for the Years Ended December 31, 1997
  and 1998..................................................    F-58
Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1997 and 1998..........................    F-59
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1998.............................................    F-60
Notes to Financial Statements...............................    F-61

ACQUIRED COMPANY (TELEPHONETICS INTERNATIONAL, INC. AND
  STATE OF THE ART, INC.)
Report of Independent Certified Public Accountants..........    F-64
Combined Balance Sheet as of December 31, 1998..............    F-65
Combined Statements of Operations for the Years Ended
  December 31, 1997 and 1998................................    F-66
Combined Statements of Capital Deficit for the Years Ended
  December 31, 1997 and 1998................................    F-67
Combined Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1998................................    F-68
Summary of Significant Accounting Policies..................    F-69
Notes to Combined Financial Statements......................    F-71

ACQUIRED COMPANY (NET DAEMONS ASSOCIATES, INC.)
Independent Auditor's Report................................    F-74
Balance Sheets as of December 31, 1997 and 1998.............    F-75
Statements of Income for the Years Ended December 31, 1997
  and 1998..................................................    F-76
Statements of Stockholders' Deficit for the Years Ended
  December 31, 1997 and 1998................................    F-77
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1998.............................................    F-78
Notes to Financial Statements...............................    F-79

ACQUIRED COMPANY (INTERLIANT, INC.)
Report of Independent Auditors..............................    F-84
Balance Sheets as of December 31, 1997 and 1998.............    F-85
Statements of Operations for the Years Ended December 31,
  1996, 1997 and 1998.......................................    F-86
Statements of Shareholders' Deficit for the Years Ended
  December 31, 1996, 1997 and 1998..........................    F-87
Statements of Cash Flows for the Years Ended December 31,
  1996, 1997 and 1998.......................................    F-88
Notes to Consolidated Financial Statements..................    F-89

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Sage Networks, Inc.

     We have audited the accompanying consolidated balance sheets of Sage Networks, Inc. (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sage Networks, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP


Boston, Massachusetts

February 15, 1999, except for the last paragraph of Note 12, as to which the date is March 10, 1999

                              SAGE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                            DECEMBER 31,
                                                     --------------------------     MARCH 31,
                                                        1997           1998            1999
                                                     -----------    -----------    ------------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................  $   912,085    $ 6,813,360    $  4,376,478
  Cash-restricted..................................                                   1,392,371
  Accounts receivable, net of allowance of $320,000
     and $691,629 at December 31, 1998 and March
     31, 1999, respectively........................                     806,322       5,097,716
  Prepaid expenses and other current assets........       14,000        639,662       1,126,435
                                                     -----------    -----------    ------------
          Total current assets.....................      926,085      8,259,344      11,993,000
                                                     -----------    -----------    ------------
  Furniture, fixtures and equipment, net...........       27,063      5,103,123      11,467,239
  Intangibles, net.................................                  13,634,772      78,395,596
  Other assets.....................................                     222,172         575,738
                                                     -----------    -----------    ------------
          Total assets.............................  $   953,148    $27,219,411    $102,431,573
                                                     ===========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion of long-term
     debt..........................................                                $  8,136,195
  Accounts payable.................................  $    84,389    $   787,412       2,587,651
  Accrued expenses.................................       26,507      2,301,507       3,268,667
  Deferred revenue.................................                   1,414,969       3,462,214
                                                     -----------    -----------    ------------
          Total current liabilities................      110,896      4,503,888      17,454,727
  Long-term debt, less current portion.............                                     914,482
Series A, redeemable convertible preferred stock...                                  13,000,000
Stockholders' equity:
  Common stock, par value $.01; 100,000,000 shares
     authorized; 3,000,000, 19,217,197 and
     30,998,802 shares issued and outstanding at
     December 31, 1997, 1998 and March 31, 1999,
     respectively..................................       30,000        192,172         309,988
  Additional paid-in capital.......................    4,970,000     34,160,334      89,067,255
  Stock subscription receivable....................   (4,000,000)
  Deferred compensation............................                  (1,769,429)     (1,201,867)
  Accumulated deficit..............................     (157,748)    (9,867,554)    (17,113,012)
                                                     -----------    -----------    ------------
          Total stockholders' equity...............      842,252     22,715,523      71,062,364
                                                     -----------    -----------    ------------
          Total liabilities and stockholders'
            equity.................................  $   953,148    $27,219,411    $102,431,573
                                                     ===========    ===========    ============


                            See accompanying notes.

                              SAGE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                            PERIOD
                                         DECEMBER 8,
                                             1997                              THREE MONTHS ENDED
                                        (INCEPTION) TO     YEAR ENDED              MARCH 31,
                                         DECEMBER 31,     DECEMBER 31,    ----------------------------
                                             1997             1998            1998            1999
                                        --------------    ------------    ------------    ------------
                                                                          (UNAUDITED)     (UNAUDITED)
Service revenues......................                    $ 4,905,027      $   13,126     $ 5,434,162
Costs and expenses:
  Cost of service revenues............                      3,236,385          53,774       3,250,703
  Sales and marketing.................                      2,555,035         110,882       1,896,357
  General and administrative..........    $  155,898        5,120,595         256,019       3,699,847
  Depreciation........................         1,850          696,039           9,417         699,552
  Amortization of intangibles.........                      1,416,882           1,618       2,082,167
  Start-up and acquisition integration
     costs............................                      1,727,970         134,106       1,063,458
                                          ----------      -----------      ----------     -----------
                                             157,748       14,752,906         565,816      12,692,084
                                          ----------      -----------      ----------     -----------
Operating loss........................      (157,748)      (9,847,879)       (552,690)     (7,257,922)
Interest income.......................                        138,073          13,645          53,912
Other income (expense)................                                                        (41,448)
                                          ----------      -----------      ----------     -----------
Net loss..............................    $ (157,748)     $(9,709,806)     $ (539,045)    $(7,245,458)
                                          ==========      ===========      ==========     ===========
Net loss per share -- basic and
  diluted.............................    $    (0.05)     $     (1.10)     $    (0.18)    $     (0.29)
                                          ==========      ===========      ==========     ===========
Weighted average shares outstanding...     3,000,000        8,799,432       3,000,000      24,769,890
                                          ==========      ===========      ==========     ===========


                            See accompanying notes.

                              SAGE NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                    COMMON STOCK
                               -----------------------   ADDITIONAL       STOCK                                         TOTAL
                                                PAR        PAID-IN     SUBSCRIPTION     DEFERRED     ACCUMULATED    STOCKHOLDERS'
                                 SHARES        VALUE       CAPITAL      RECEIVABLE    COMPENSATION     DEFICIT         EQUITY
                               -----------   ---------   -----------   ------------   ------------   ------------   -------------
Sales of common stock........    3,000,000   $ 30,000    $ 4,970,000   $(4,000,000)                                  $ 1,000,000
Net loss.....................                                                                        $   (157,748)      (157,748)
                               -----------   --------    -----------   -----------    -----------    ------------    -----------
Balance as of December 31,
  1997.......................    3,000,000     30,000      4,970,000    (4,000,000)                      (157,748)       842,252
  Sales of common stock......   15,600,000    156,000     25,884,000     4,000,000                                    30,040,000
  Deferred compensation......      475,000      4,750      2,600,750                  $(2,602,250)                         3,250
  Amortization of deferred
    compensation.............                                                             832,821                        832,821
  Issuance of common stock in
    connection with
    acquisitions.............      142,197      1,422        705,584                                                     707,006
  Net loss...................                                                                          (9,709,806)    (9,709,806)
                               -----------   --------    -----------   -----------    -----------    ------------    -----------
Balance as of December 31,
  1998.......................   19,217,197    192,172     34,160,334            --     (1,769,429)     (9,867,554)    22,715,523
Sales of common stock
  (unaudited)................    6,600,000     66,000     10,934,000                                                  11,000,000
Amortization of deferred
  compensation (unaudited)...                                                             567,562                        567,562
Issuance of common stock in
  connection with
  acquisitions (unaudited)...    5,181,605     51,816     34,009,486                                                  34,061,302
Issuance of stock options in
  connection with acquisition
  (unaudited)................                              9,963,435                                                   9,963,435
Net loss (unaudited).........                                                                          (7,245,458)    (7,245,458)
                               -----------   --------    -----------   -----------    -----------    ------------    -----------
Balance as of March 31, 1999
  (unaudited)................   30,998,802   $309,988    $89,067,255   $        --    $(1,201,867)   $(17,113,012)   $71,062,364
                               ===========   ========    ===========   ===========    ===========    ============    ===========


                            See accompanying notes.

                              SAGE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       PERIOD                                 THREE MONTHS ENDED
                                                  DECEMBER 8, 1997                                MARCH 31,
                                                   (INCEPTION) TO        YEAR ENDED       --------------------------
                                                  DECEMBER 31, 1997   DECEMBER 31, 1998      1998           1999
                                                  -----------------   -----------------   -----------   ------------
                                                                                          (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
  Net loss......................................     $ (157,748)         $(9,709,806)     $  (539,045)  $ (7,245,458)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Provision for uncollectible accounts........                             320,000                         205,182
    Depreciation and amortization...............          1,850            2,112,921           11,035      2,781,719
    Amortization of deferred compensation.......                             832,821                         567,562
    Changes in operating assets and liabilities:
      Accounts receivable.......................                            (980,391)         (11,678)        56,124
      Prepaid expenses and other current
        assets..................................        (14,000)            (602,457)         (51,497)      (150,354)
      Accounts payable..........................         84,389              639,607           75,831       (999,180)
      Accrued expenses..........................         26,507            1,140,135            4,914        253,940
      Deferred revenue..........................                             246,502                         320,560
                                                     ----------          -----------      -----------   ------------
  Net cash used in operating activities.........        (59,002)          (6,000,668)        (510,440)    (4,209,905)
INVESTING ACTIVITIES
  Purchases of furniture, fixtures and
    equipment...................................        (28,913)          (4,321,577)         (90,392)      (984,320)
  Payments issued in connection with non-compete
    agreements..................................                                                            (500,000)
  Transfers to restricted cash..................                                                          (1,392,371)
  Acquisitions of businesses, net of cash
    acquired....................................                         (13,597,558)         (92,059)   (18,930,098)
                                                     ----------          -----------      -----------   ------------
  Net cash used in investing activities.........        (28,913)         (17,919,135)        (182,451)   (21,806,789)
FINANCING ACTIVITIES
  Proceeds from sale of common stock............      1,000,000           30,043,250        4,040,000     11,000,000
  Proceeds from issuance of Series A, redeemable
    convertible preferred stock.................                                                          13,000,000
  Repayment of debt.............................                                                             (66,621)
  Offering costs................................                            (222,172)                       (353,567)
                                                     ----------          -----------      -----------   ------------
  Net cash provided by financing activities.....      1,000,000           29,821,078        4,040,000     23,579,812
                                                     ----------          -----------      -----------   ------------
  Net increase in cash and cash equivalents.....        912,085            5,901,275        3,347,109     (2,436,882)
  Cash and cash equivalents at beginning of
    period......................................             --              912,085          912,085      6,813,360
                                                     ----------          -----------      -----------   ------------
  Cash and cash equivalents at end of period....     $  912,085          $ 6,813,360      $ 4,259,194   $  4,376,478
                                                     ==========          ===========      ===========   ============
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES
  Stock and options issued in acquisitions......                         $   707,006                    $ 44,024,737
  Stock issued for compensation agreements......                           2,602,250
  Stock subscription receivable.................     $4,000,000


                            See accompanying notes.

                              SAGE NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM DECEMBER 8, 1997 (INCEPTION) TO DECEMBER 31, 1997, THE YEAR
 ENDED DECEMBER 31, 1998 AND THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)


1. BUSINESS

     Sage Networks, Inc. (the Company) was organized under the laws of the State of Delaware on December 8, 1997. Web Hosting Organization LLC (WEB), a Delaware Limited Liability Company, is the majority and controlling shareholder of the Company. WEB's investors are comprised of Charterhouse Equity Partners III, L.P. and Chef Nominees Limited (collectively, CEP Members) and WHO Management, LLC
(WHO). As of December 31, 1998, CEP Members have invested $29,000,000, and WHO has invested $2,000,000 in WEB. WEB has, in turn, invested $31,000,000 in the Company. CEP Members have allocated an additional $11,000,000 to invest in WEB, and have funded the remaining amount pursuant to a stock subscription agreement (see Notes 7 and 12).

     Since its formation, the Company has been in the process of developing a Web hosting business. The Company continues to build its Web hosting business primarily through the acquisition of the Web hosting assets of Internet service providers, system integrators and Web hosting companies. The primary sources of revenue are from recurring fees charged to customers for hosting their Web sites on the Company's server systems. The Company focuses on delivering high-quality, reliable and flexible Web hosting services.

     Prior to 1998, the Company was in the development stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation


     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.



  Unaudited Interim Financial Information



     The interim financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.


  Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

  Fair Value of Financial Instruments

     Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk are comprised principally of cash, cash equivalents and accounts receivable. As of December 31, 1998, the

                              SAGE NETWORKS, INC.

Company's cash and cash equivalents are deposited with various domestic financial institutions. With respect to accounts receivable, the Company's customer base is dispersed across many geographic areas. The Company monitors customer payment history, generally does not require collateral and establishes reserves for uncollectible accounts as warranted. In addition to individual customers, the Company also provides Web hosting services to resellers, who, in turn, provide services to their own customers.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets as follows:

Network software and equipment............  3 years
Furniture, fixtures and office
  equipment...............................  3 years
Leasehold improvements....................  Lesser of remaining lease-term or useful life

  Internally Developed Software

     In 1998, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1) issued by the American Institute of Certified Public Accountants. SOP 98-1 permits the capitalization of certain internally developed costs related to the development of internally used software. During 1998, the Company capitalized approximately $650,000 of project costs related to software developed internally.

  Intangible Assets


     Intangible assets consist primarily of customer lists, covenants not to compete, other identifiable intangibles and goodwill, which arose from the acquisitions of several Web hosting companies and are being amortized on a straight-line basis over periods ranging from one to ten years (see Note 4).


  Impairment of Long-Lived Assets

     The Company continually reviews the carrying value of long-lived assets, including furniture, fixtures and equipment, and intangible assets to determine whether there are any indications of impairment losses. If indications of impairment are present in long-lived assets, the estimated future undiscounted cash flows associated with the corresponding assets would be compared to its carrying amount to determine if a write-down to fair value is necessary.

  Revenue Recognition

     Revenues consist primarily of Web hosting and set-up fees. The Company generally sells its Web hosting services for contractual periods ranging from one to twelve months. Revenues from these services are recognized ratably over the contractual period. Payments received and billings in advance of providing

                              SAGE NETWORKS, INC.

services are deferred until the period such services are provided. Set-up fees, which cover costs incurred by the Company to establish a customer's web site and are non-refundable, are recognized when the set-up services are performed and the Company has no further obligation with respect to set-up fees. Incremental fees for excess bandwidth and storage usage are billed and recorded as revenues as customers utilize such services.


  Advertising Expenses

     All advertising costs are expensed as incurred. Advertising expenses for the year ended December 31, 1998 amounted to $672,000. No advertising costs were incurred in the period December 8, 1997 (inception) through December 31, 1997.

  Start-Up and Acquisition Integration Costs

     In connection with acquisitions made by the Company during the year ended December 31, 1998 (see Note 4), the Company incurred payroll, consulting and travel costs to start-up and integrate the acquisitions into the Company.

  Income Taxes

     The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Net Loss Per Share

     Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is computed based on the weighted average number of shares of common stock outstanding. Diluted loss per share does not differ from basic loss per share since potential common shares to be issued upon exercise of stock options are anti-dilutive for the periods presented.

  Stock-Based Compensation

     The Company accounts for its stock-based compensation plan utilizing the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has adopted the disclosure provisions only of Statement of Financial Accounting Standards No. 123, Accounting For Stock-Based Compensation (SFAS 123).

  Reclassifications

     Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

                              SAGE NETWORKS, INC.

3. FURNITURE, FIXTURES AND EQUIPMENT


     Furniture, fixtures and equipment consist of the following:



                                                      DECEMBER 31,
                                                  ---------------------     MARCH 31,
                                                   1997         1998          1999
                                                  -------    ----------    -----------
                                                                           (UNAUDITED)
Network software and equipment..................  $18,073    $5,213,879    $10,056,274
Furniture, fixtures and office equipment........   10,840       303,742      1,241,054
Leasehold improvements..........................                283,391      1,596,724
                                                  -------    ----------    -----------
                                                   28,913     5,801,012     12,894,052
  Less accumulated depreciation and
     amortization...............................    1,850       697,889      1,426,813
                                                  -------    ----------    -----------
                                                  $27,063    $5,103,123    $11,467,239
                                                  =======    ==========    ===========



     Depreciation expense amounted to $1,850, $696,039, and $699,552 for the years ended 1997 and 1998, and the three months ended March 31, 1999, respectively.


4. INTANGIBLE ASSETS

     The Company has allocated the purchase price of acquired companies to identifiable tangible assets and liabilities and intangible assets based on the nature and the terms of the various purchase agreements and evaluation of the acquired businesses. Amounts not allocated to tangible assets and liabilities and identifiable intangible assets have been recorded as goodwill.


     Intangible assets consist of the following:



                                               DECEMBER 31     MARCH 31,     AMORTIZATION
                                                  1998           1999           PERIOD
                                               -----------    -----------    ------------
                                                              (UNAUDITED)
Covenants not to compete.....................  $ 3,759,202    $10,880,510     1-5 Years
Customer lists...............................    3,295,369     12,129,003      10 Years
Assembled work force.........................    1,127,031      4,540,000       5 Years
Trade names..................................      573,982      5,032,270       5 Years
Goodwill.....................................    6,296,070     49,312,861      10 Years
                                               -----------    -----------
                                                15,051,654     81,894,644
Less accumulated amortization................    1,416,882      3,499,048
                                               -----------    -----------
                                               $13,634,772    $78,395,596
                                               ===========    ===========



     Amortization expense amounted to $1,416,882 in 1998 and $2,082,167 in the three months ended March 31, 1999.


5. ACQUISITIONS

     During the year ended December 31, 1998, the Company made the following acquisitions, each of which was accounted for using the purchase method of accounting. The operations of each of the acquired companies are included in the operating results of the Company from the date of acquisition noted.

     On February 13, 1998, the Company purchased certain Web hosting assets of Omnetrix, Inc., dba DirectNet, a Web hosting provider, for cash of approximately $78,000.

                              SAGE NETWORKS, INC.

     On April 7, 1998, the Company purchased the operating assets of Clever Computers, Inc., a Web hosting company, for cash of approximately $2,500,000. Pursuant to a three-year employment agreement, a shareholder of Clever received 150,000 shares of the Company's Common Stock, valued at $3.32 per share, which vests and is being accounted for as compensation expense over the term of the employment agreement.

     On April 30, 1998, the Company purchased certain Web hosting assets from KnowledgeLink Interactive, Inc. for cash of approximately $612,000.

     On May 1, 1998, the Company purchased the operating assets of Tri Star Web Creations, Inc., a Web hosting company, for cash of approximately $955,000 and 9,000 shares of the Company's Common Stock, having a valuation of $4.07 per share.

     On June 10, 1998, the Company purchased certain Web hosting assets of HostAmerica, the Web hosting division of HomeCom Communications, Inc., for cash of approximately $4,250,000.

     On June 29, 1998, the Company purchased the operating assets of All Information Systems, Inc., a Web hosting company, for cash of approximately $171,000 and 115,707 shares of the Company's Common Stock, having a valuation of $5.00 per share.

     On July 1, 1998, the Company purchased certain Web hosting assets of Software Business Technologies, Inc. for 12,000 shares of the Company's Common Stock, having a valuation of $5.00 per share.

     On July 1, 1998, the Company purchased certain Web hosting assets of DevCom, the Web hosting division of Nextron, Inc., for cash of approximately $600,000.

     On July 30, 1998, the Company purchased certain Web hosting assets of BestWare, Inc., dba Maikon, for cash of approximately $374,000 and 5,490 shares of the Company's Common Stock, having a valuation of $5.38 per share.

     On August 31, 1998, the Company purchased all of the outstanding stock of B.N. Technology, Inc., dba ICOM, a Web hosting company, for cash of approximately $2,000,000. The purchase agreement also provides for additional payments of cash of up to $2,000,000 to the shareholders of ICOM if certain earnings targets are achieved. As of December 31, 1998, the earnings targets for periods then ended had been achieved and $1,000,000 has been accrued. This amount has been recorded as an intangible asset and any future payments under this agreement will be similarly recorded. Pursuant to one-year employment agreements, two shareholders of ICOM received a total of 300,000 shares of the Company's Common Stock valued at $6.47 per share, which vest and is being accounted for as compensation expense over the terms of the agreements.

     On September 16, 1998, the Company purchased certain Web hosting assets of GEN International, Inc. (GEN) for cash of $455,000 and substantially all the assets of Global Entrepreneurs Network, Inc. (a wholly-owned subsidiary of GEN) for $295,000. Pursuant to a consulting agreement with a shareholder of GEN, the Company issued 25,000 shares of the Company's Common Stock, having a valuation of $6.66 per share, which vests and is being accounted for as compensation expense over the term of the consulting agreement.

     On December 17, 1998, the Company purchased certain Web hosting assets of Dialtone, Inc. a Web hosting company for cash of $375,000.

                              SAGE NETWORKS, INC.

     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the above acquisitions had occurred on January 1, 1997:


                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                              1997            1998
                                                           -----------    ------------
Service revenues.........................................  $ 5,891,222    $  8,893,389
Net loss.................................................   (6,255,102)    (11,211,583)
Net loss per share -- basic and diluted..................  $     (1.73)   $      (1.23)


6. ACCRUED EXPENSES


     Accrued expenses consist of the following:



                                                      DECEMBER 31
                                                 ---------------------
                                                  1997         1998       MARCH 31, 1999
                                                 -------    ----------    --------------
                                                                           (UNAUDITED)
Amounts due to former owners under contingent
  consideration arrangements (see Note 5)......             $1,000,000      $  500,000
Compensation...................................                226,641         574,740
Communications costs...........................                121,000         224,866
Other..........................................  $26,507       953,866       1,969,061
                                                 -------    ----------      ----------
                                                 $26,507    $2,301,507      $3,268,667
                                                 =======    ==========      ==========


7. STOCKHOLDERS' EQUITY

  Common Stock

     Pursuant to a Stock Subscription Agreement dated December 8, 1997 between the Company and WEB, WEB purchased 15,600,000 shares of the Company's Common Stock during the year ended December 31, 1998 and 3,000,000 shares during the period December 8, 1997 (inception) to December 31, 1997, all at $1.67 per share. WEB is entitled to purchase an additional 6,600,000 shares at $1.67 pursuant to the Stock Subscription Agreement (see Note 12).

     The Board of Directors approved a three-for-one stock split of the Company's Common Stock on July 28, 1998. The accompanying financial statements have been retroactively restated to give effect to the stock split.

  Stock Option Plan


     On February 1, 1998, the Company adopted the Sage Networks, Inc. 1998 Stock Option Plan (the Plan), which is administered by the Board of Directors (the Committee). Under the terms of the Plan, the Committee may grant stock options to officers, employees and consultants of the Company. The Plan permits the grant of incentive stock options (ISOs) and nonqualified stock options (NSOs). As of December 31, 1998, the Company has reserved 1,500,000 shares of Common Stock for issuance under the Plan. Stock options may not be granted at less than 100% of the fair market value of the Common Stock on the date of the grant and may not expire more than ten years from the date of the grant. Options granted under the Plan generally will become exercisable over a four-year period in equal annual installments unless the Committee specifies a different vesting schedule. In the event of a change in control of the Company, each option becomes immediately vested and exercisable, provided that no written provision has been made, in connection with any such event, for (1) the continuation of the stock option plan and/or the assumption of all outstanding options by a successor corporation or (2) the substitution for such options of new options covering the stock of a successor corporation. The Plan has a term of ten

                              SAGE NETWORKS, INC.

years, subject to earlier termination or amendment by the Committee, and all options under the Plan prior to its termination remain outstanding until they have been exercised or terminated.

     During the year ended December 31, 1998, the Company granted 440,500 options at prices ranging from $1.67 to $6.67 per share. The weighted-average exercise price of the options granted was $4.11. No options were exercised, canceled or forfeited during the year ended December 31, 1998. No options are vested at December 31, 1998.

  Stock-Based Compensation

     As discussed in Note 2, the Company applies APB 25 and related interpretations in accounting for its stock option plan. Accordingly, since the Company grants stock options with exercise prices at least equal to fair value at the date of grant, no compensation expense has been recognized relating to option grants in 1998.

     As required under FAS 123, the following pro forma net loss and net loss per share presentations reflect the amortization of the option grant fair value as expense. For purposes of this disclosure, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows for the year ended December 31, 1998:

Pro forma net loss..........................................  $(9,756,000)
Pro forma net loss per share -- basic and diluted...........  $     (1.11)

     The weighted average grant date value was $0.83 for stock options issued in 1998, and the weighted-average remaining contractual life for options outstanding as of December 31, 1998 is 9.4 years. Significant assumptions used in determining this value include a risk free interest rate of 5.6%, expected life of the options of four years, and a dividend rate of zero.

     The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures in future years as the period presented includes only one year of option grants under the Plan.

8. INCOME TAXES

     As of December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $7,700,000. The net operating loss carryforwards will expire at various dates beginning in the years 2003 through 2018 if not utilized.

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes consist of the following at December 31, 1998:

Deferred tax assets:
  Net operating loss carryforwards..........................    $3,063,000
  Depreciation..............................................       (14,000)
  Other, net................................................       813,000
                                                                ----------
Total deferred tax assets, net..............................     3,862,000
Valuation allowance.........................................    (3,862,000)
                                                                ----------
Net deferred tax asset......................................    $       --
                                                                ==========

     The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that a full valuation

                              SAGE NETWORKS, INC.

allowance has been recorded. The Company will continue to assess the realization of the deferred tax assets based on actual and forecasted operating results.

9. LEASES

     The Company leases its data centers and certain office space under noncancelable operating leases, which expire at various dates through June 2009. Some of the leases contain renewal options. Total rent expense for all operating leases was approximately $7,000 and $420,000 for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, respectively. In connection with one of the leases, the Company has given the landlord a standby letter of credit in the amount of approximately $100,000 in lieu of a security deposit.

     Future minimum lease commitments for noncancelable operating leases are as follows at December 31, 1998:

1999........................................................    $  956,764
2000........................................................       877,488
2001........................................................       847,484
2002........................................................       816,334
2003........................................................       569,958
Thereafter..................................................     2,079,107
                                                                ----------
          Total minimum lease payments......................    $6,147,135
                                                                ==========

10. RELATED-PARTY TRANSACTIONS

     In connection with the acquisitions of certain Web hosting assets of various entities (see Note 5), the Company paid or accrued transaction fees of approximately $319,000 to Charterhouse Group International, Inc., a related party of WEB. These fees are included in the respective purchase price allocations as capitalized transaction costs.

     The Company receives consulting services from Sage Equities, Inc. and Intensity Ventures, Inc., whose principals are the co-chairmen of the Company and members of WHO, for the purpose of identifying and executing potential acquisitions. Sage Equities, Inc. and Intensity Ventures, Inc. are each paid fees of $10,000 (plus expenses) per month for such services. For the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company incurred costs under these agreements of $25,000 and $120,0000, respectively, for Sage Equities, Inc., and $17,000 and $232,000 (of which $112,000 were expenses), respectively, for Intensity Ventures. At December 31, 1997, these entities were owed a total of $84,959 by the Company for such consulting services, which was paid in 1998.

     The Company also receives consulting services from one other member of WHO. During the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company incurred costs relating to these services totaling approximately $8,000 and $44,000, respectively.

11. EMPLOYEE BENEFIT PLAN

     In 1998, the Company instituted a 401k Plan for all employees who have attained age 21 and have been employed by the Company or by an acquired business for one month. Participating employees may make contributions to the plan up to 15% of their compensation. The Plan provides that the Company may make discretionary contributions to the Plan on behalf of participating employees. The Company did not make any such contributions for the year ended December 31, 1998.

                              SAGE NETWORKS, INC.

12. SUBSEQUENT EVENTS

     On January 28, 1999, the Company's Board of Directors and Stockholders approved an amendment to the Company's certificate of incorporation (Charter) to increase the number of authorized shares to 35,000,000 shares of Common Stock and up to 2,647,658 shares of Preferred Stock, all of which is designated as Series A Convertible Preferred Stock (Series A Preferred).

     On January 28, 1999, pursuant to a Securities Purchase Agreement (the Purchase Agreement) the Company sold to Softbank Technology Ventures IV L.P. and one of its affiliates (the Series A Investors), 2,647,658 shares of its Series A Preferred at a price of $4.91 per Series A Preferred share and issued 749,625 Common Stock warrants of the Company for cash of $13,000,000. The Series A Preferred is convertible at any time, at the option of the holder, into the Company's Common Stock, subject to anti-dilution provisions as set forth in the Charter. In the event of a qualifying public offering (as defined in the Charter), however, the Series A Preferred is automatically converted into Common Stock. If the Series A Preferred is not converted before January 28, 2006, a majority in interest of the holders thereof may request the Company to redeem the Series A Preferred at $4.91 per share plus any accrued but unpaid dividends on such shares. Because of the redemption features of the Series A Preferred, it will not be reported as a component of stockholders' equity. The warrants are immediately exercisable at a price of $6.67 per share. The warrants expire on the earlier of three years subsequent to the consummation of the Company's initial public offering or January 28, 2003. The Company, the Series A Investors and WEB have entered into an Investors Agreement dated January 28, 1999, which provides the Series A Investors to nominate a director to the Company's Board of Directors and grants the Series A Investors preemptive rights and certain registration rights.

     On February 9, 1999, pursuant to its stock subscription agreement, WEB purchased the remaining 6,600,000 shares of the Company's Common Stock for an aggregate of $11,000,000 (see Note 7).

     The Company consummated the following acquisitions in the early part of February 1999, each of which will be accounted for using the purchase method of accounting:


          The purchase of certain assets of Telephonetics International, Inc., a provider of customized music and messages on hold recording services to businesses utilizing on-hold telephone equipment. The purchase price consists of cash of $3,000,000 and 140,000 shares of the Company's Common Stock valued at $6.67 per share.



          The purchase of all of the outstanding stock of Net Daemons Associates, Inc. (NDA), a provider of Web development and system integration activity for Internet and IP Networks. The purchase price consists of cash of $500,000 and 425,000 shares of the Company's Common Stock valued at $6.67 per share. In addition, the Company has agreed to pay certain officers of NDA $2,371,000 to induce them to enter into non-compete agreements and to pay approximately $436,000 to cancel certain NDA stock options. The agreement also provides for contingent purchase consideration of $500,000 in cash and 74,963 shares of the Company's Common Stock if specified gross revenue and gross margin targets are achieved in the twelve-month period following the acquisition. The payment of contingent consideration, if any, will be recorded as additional purchase price. The shares of stock and cash to be paid for the contingent purchase consideration have been deposited with an escrow agent.



          The purchase of the Web hosting assets of Digiweb, Inc., a Web hosting company. The purchase price consists of cash of approximately $5,000,000 and 450,000 shares of the Company's Common Stock valued at $6.67. The agreement provides for contingent purchase consideration of $1,000,000 if specified revenue and earnings targets are achieved in the year ending December 31, 1999. The payment of contingent consideration, if any, will be recorded as additional purchase price.

                              SAGE NETWORKS, INC.

     In March 1999, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Common Stock to 100,000,000, and, on March 10, 1999, the Company acquired substantially all of the assets and assumed specified liabilities of Interliant, Inc., a provider of groupware hosting and application outsourcing services. The purchase price consisted of $100,000 in cash and 4,091,642 shares of the Company's Common Stock valued at $6.67 per share, and options to purchase up to 2,322,179 shares of the Company's Common Stock. In addition, the Company paid $7,900,000 on an outstanding note payable of Interliant, Inc. at closing and will pay the balance of the note ($8,000,000) at the earlier of the completion of an initial public offering of the Company's Common Stock or September 1999. The transaction will be accounted for using the purchase method of accounting. In connection with this acquisition, the Company changed its name to Interliant, Inc.



     The purchase consideration for the acquisitions referred to above is as follows:



Cash, including estimated transaction costs and payments of
  $7,900,000 of seller's note...............................  $20,287,000
Common stock (6,630,103 shares, including 1,523,461 shares
  issuable upon exercise of substitute options issued in
  connection with the acquisition of the net assets of
  Interliant, Inc.) ........................................   44,025,000
                                                              -----------
                                                               64,312,000
Seller debt paid............................................    7,900,000
Allocated to intangible assets (see note 4).................   65,967,000
                                                              -----------
Allocated to net tangible assets acquired...................  $(9,555,000)
                                                              ===========



     The following unaudited condensed pro forma information presents the unaudited results of operations of the Company as if the acquisitions completed in 1999 had occurred on January 1, 1999:



                                                              THREE MONTHS ENDED
                                                               MARCH, 31, 1999
                                                              ------------------
     Service revenues.......................................     $ 10,340,535
     Net loss...............................................      (11,385,295)
     Net loss per share -- basic and diluted................     $      (0.40)

                                INTERLIANT, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     During the period from inception through March 10, 1999, Interliant, Inc. (formerly, Sage Networks, Inc.) ("Interliant" or the "Company") completed numerous business combinations, whereby the Company acquired shares of common stock, or certain net assets of entities operating in the Internet industry. Business combinations are accounted for using the purchase method of accounting.



     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 assumes that the acquisitions completed in 1998 and 1999 had occurred on January 1, 1998, and includes the historical consolidated statements of operations of Interliant, adjusted for the pro forma effects of the acquisitions.



     The unaudited pro forma consolidated statement of operations is not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1998 and is not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Interliant, and of certain acquired businesses, included elsewhere in this prospectus.



     The unaudited pro forma adjustments are based upon preliminary estimates and certain assumptions that management of Interliant believes are reasonable in the circumstances. The actual adjustments may be revised upon completion of the purchase price allocations. Except for additions to intangible assets on contingent purchase price payments based on the underlying purchase agreements, management of Interliant does not believe that actual adjustments will be materially different from preliminary estimates.



                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                       Three Months Ended March 31, 1999



                                                         ACQUISITIONS COMPLETED IN 1999(2)
                                   INTERLIANT    --------------------------------------------------    PRO FORMA
                                   HISTORICAL    TELEPHONICS   NET DAEMONS   DIGIWEB    INTERLIANT    ADJUSTMENTS     PRO FORMA
                                  ------------   -----------   -----------   --------   -----------   -----------    ------------
Service revenues................  $  5,434,162    $331,182      $836,289     $237,300   $ 3,501,602                  $ 10,340,535
Costs and expenses:
  Cost of service revenues......     3,250,703      47,387       466,929       62,003     2,149,276                     5,976,298
  Sales and marketing...........     1,896,357      69,711        12,122                  1,508,576                     3,486,766
  General and administrative....     3,699,847     201,261       285,395       82,979     1,289,018                     5,558,500
  Depreciation..................       699,552       6,000        16,206       25,000       532,192                     1,278,950
  Amortization of intangibles...     2,082,167                                                        $ 2,141,822(5)    4,223,989
  Start up and acquisition
    costs.......................     1,063,458                                                                          1,063,458
                                  ------------    --------      --------     --------   -----------   -----------    ------------
Total costs and expenses........    12,692,084     324,359       780,652      169,982     5,479,062     2,141,822      21,587,961
                                  ------------    --------      --------     --------   -----------   -----------    ------------
Operating income (loss).........    (7,257,922)      6,823        55,637       67,318    (1,977,460)   (2,141,822)    (11,247,426)
Interest income (expense).......        53,912                    (1,873)                  (148,460)                      (96,421)
Other income (expense)..........       (41,448)                                                                           (41,448)
Income (loss) before income
  tax...........................    (7,245,458)      6,823        53,764       67,318    (2,125,920)   (2,141,822)    (11,385,295)
Provision for income tax........                                 (13,313)                                  13,313(6)           --
                                  ------------    --------      --------     --------   -----------   -----------    ------------
Net income (loss)...............  $ (7,245,458)   $  6,823      $ 40,451     $ 67,318   $(2,125,920)  $(2,128,509)   $(11,385,295)
                                  ============    ========      ========     ========   ===========   ===========    ============
Net loss per share -- basic and
  diluted.......................  $      (0.29)                                                                      $      (0.40)
Number of shares................    24,769,890                                                                         28,626,240

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                                   ACQUISITIONS COMPLETED IN 1999 (2)
                            SAGE       1998 COMPLETED    ------------------------------------------------------    PRO FORMA
                         HISTORICAL    ACQUISITIONS(1)   TELEPHONETICS   NET DAEMONS    DIGIWEB     INTERLIANT    ADJUSTMENTS
                         -----------   ---------------   -------------   -----------   ----------   -----------   ------------
Service revenues.......  $ 4,905,027     $ 3,988,362      $2,769,606     $5,770,024    $2,685,676   $21,172,869
Costs and expenses:
  Cost of service
    revenues...........    3,236,385       1,266,435         823,161      3,211,532       923,310    11,880,983   $ (1,050,921)(3)
  Sales and
    marketing..........    2,555,035          84,858                                       31,577     6,722,996
  General and
    administrative.....    5,120,595       3,473,637       2,605,725      2,161,094       578,993     4,137,668      2,497,463(3)(4)
  Depreciation.........      696,039         142,099          74,758        135,129       246,329     2,525,530
  Amortization of
    intangibles........    1,416,882                                                                                13,048,086(5)
  Start up and
    acquisition
    costs..............    1,727,970
                         -----------     -----------      ----------     ----------    ----------   -----------   ------------
Total costs and
  expenses.............   14,752,906       4,967,029       3,503,644      5,507,755     1,780,209    25,267,177     14,494,628
                         -----------     -----------      ----------     ----------    ----------   -----------   ------------
Operating
  income(loss).........   (9,847,879)       (978,667)       (734,038)       262,269       905,467    (4,094,308)   (14,494,628)
Interest income
  (expense)............      138,073        (180,987)         (7,369)      (101,485)      (16,829)     (715,643)
Equity in loss of joint
  venture..............                                                                                (144,735)
Gain on litigation
  settlement...........                                                                                 600,000
Income (loss) before
  income tax...........   (9,709,806)     (1,159,654)       (741,407)       160,784       888,638    (4,354,686)   (14,494,628)
Provision for income
  tax..................                                                     100,800                                   (100,800)(6)
                         -----------     -----------      ----------     ----------    ----------   -----------   ------------
Net income(loss).......  $(9,709,806)    $(1,159,654)     $ (741,407)    $   59,984    $  888,638   $(4,354,686)  $(14,393,828)
                         ===========     ===========      ==========     ==========    ==========   ===========   ============
Net loss per share --
  basic and diluted....  $     (1.10)
Number of shares.......    8,799,432


                          PRO FORMA
                         ------------
Service revenues.......  $ 41,291,564
Costs and expenses:
  Cost of service
    revenues...........    20,290,885
  Sales and
    marketing..........     9,394,466
  General and
    administrative.....    20,575,175
  Depreciation.........     3,819,884
  Amortization of
    intangibles........    14,464,968
  Start up and
    acquisition
    costs..............     1,727,970
                         ------------
Total costs and
  expenses.............    70,273,348
                         ------------
Operating
  income(loss).........   (28,981,784)
Interest income
  (expense)............      (884,240)
Equity in loss of joint
  venture..............      (144,735)
Gain on litigation
  settlement...........       600,000
Income (loss) before
  income tax...........   (29,410,759)
Provision for income
  tax..................            --
                         ------------
Net income(loss).......  $(29,410,759)
                         ============
Net loss per share --
  basic and diluted....  $      (1.86)
Number of shares.......    15,829,762

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

 (1) Set forth below are the pre acquisition operations of acquired businesses completed in 1998 from January 1, 1998 through the date of acquisition.

                                                                  HOST AMERICA,
                                                                DIVISION OF HOME-
                           CLEVER COMPUTERS     TRISTAR WEB       COME COMMUN-      B.N. TECHNOLOGY,   GEN INTERNATIONAL
                                 INC.         CREATIONS, INC.     CATIONS, INC.         DBA ICOM             INC.
                           ----------------   ---------------   -----------------   ----------------   -----------------
Service revenues.........      $554,020          $256,953           $ 533,159          $  982,376          $ 776,503
                               --------          --------           ---------          ----------          ---------
Cost of service
  revenues...............       102,197           103,232             230,435             153,919            323,518
Sales and marketing......                                              52,770                                 32,088
General and
  administrative.........       387,236           183,521             629,727             984,223            785,972
Depreciation.............                           9,557              63,642              10,817             26,496
                               --------          --------           ---------          ----------          ---------
                                489,433           296,310             976,574           1,148,959          1,168,074
                               --------          --------           ---------          ----------          ---------
Operating income(loss)...        64,587           (39,357)           (443,415)           (166,583)          (391,571)
Interest income
  (expense)..............                            (368)           (156,399)             (4,051)           (12,557)
                               --------          --------           ---------          ----------          ---------
Net income(loss).........      $ 64,587          $(39,725)          $(599,814)         $ (170,634)         $(404,128)
                               ========          ========           =========          ==========          =========


                                 OTHER           TOTAL 1998
                              ACQUISITIONS      ACQUISITIONS
                           ------------------   ------------
Service revenues.........       $885,351        $ 3,988,362
                                --------        -----------
Cost of service
  revenues...............        353,134          1,266,435
Sales and marketing......                            84,858
General and
  administrative.........        502,958          3,473,637
Depreciation.............         31,587            142,099
                                --------        -----------
                                 887,679          4,967,029
                                --------        -----------
Operating income(loss)...         (2,328)          (978,667)
Interest income
  (expense)..............         (7,612)          (180,987)
                                --------        -----------
Net income(loss).........       $ (9,940)       $(1,159,654)
                                ========        ===========



 (2) Represents the results of operations for businesses acquired in 1999 for the year ended December 31, 1998 and from January 1, 1999 through the date of acquisition.



 (3) To reclassify Interliant Texas customer service costs to conform with Registrant's presentation.



 (4) To record amortization of stock based compensation awarded to employees and owners of acquired businesses in connection with employment and/or consulting agreements.



 (5) To record amortization of intangibles arising as a result of acquisitions for the period from January 1, 1998 to acquisition date based on amortization periods ranging from two to ten years.



                                            YEAR ENDED      THREE MONTHS
                                           DECEMBER 31,        ENDED
                                               1998        MARCH 31, 1999
                                           ------------    --------------
Amortization:
1998 acquisitions from January 1, 1998 to
respective dates of acquisition,
(amortization period 2-10 years).........  $ 1,139,439       $       --
1999 acquisitions for the year ended
December 31, 1998 (amortization period 1
to 10 years).............................   11,908,647        2,141,822
                                           -----------       ----------
                                           $13,048,086       $2,141,822
                                           ===========       ==========


           (See Note 4 of Notes to Consolidated Financial Statements)


 (6) To record elimination of income tax provision due to consolidated pre tax loss.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
Clever Computers, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheet of Clever Computers, Inc. as of December 31, 1996 and 1997 and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clever Computers, Inc. as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

BSC & E
Atlanta, Georgia
March 19, 1998

                             CLEVER COMPUTERS, INC.
                                ATLANTA, GEORGIA

                                 BALANCE SHEET
                           DECEMBER 31, 1996 AND 1997

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
ASSETS
Current Assets
  Cash -- operating.........................................  $  72,263    $  50,425
  Cash -- payroll...........................................     50,655       42,693
  Accounts receivable, net of allowance for doubtful
     accounts of $16,199 in 1997............................     25,659       91,792
  Prepaid expenses..........................................      3,127        6,485
  Prepaid income taxes......................................                     878
  Deferred income taxes.....................................                   4,050
                                                              ---------    ---------
          Total current assets..............................    151,704      196,323
                                                              ---------    ---------
Property and Equipment
  Furniture.................................................      1,868        2,617
  Computer equipment........................................    231,871      422,105
  Computer software.........................................     30,101       34,365
                                                              ---------    ---------
                                                                263,840      479,087
  Accumulated depreciation and amortization.................   (115,387)    (231,264)
                                                              ---------    ---------
                                                                148,453      247,823
                                                              ---------    ---------
Other Assets
  Other assets..............................................     14,782        4,668
  Organization costs, net of accumulated amortization of
     $292 and $391..........................................        196           97
                                                              ---------    ---------
                                                                 14,978        4,765
                                                              ---------    ---------
                                                              $ 315,135    $ 448,911
                                                              =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $  33,941    $  66,808
  Accrued consulting fee....................................     34,000      100,000
  Deferred revenues.........................................     95,536      127,324
  Income taxes payable......................................     15,906
  Accrued payroll and payroll taxes.........................     42,363       35,249
  Advances to stockholder...................................     22,520        2,358
                                                              ---------    ---------
          Total current liabilities.........................    244,266      331,739
                                                              ---------    ---------
Stockholder's Equity
  Common stock, no par value; 10,000 shares authorized;
     1,000 shares issued and outstanding....................      5,000        5,000
  Retained earnings.........................................     65,869      112,172
                                                              ---------    ---------
                                                                 70,869      117,172
                                                              ---------    ---------
                                                              $ 315,135    $ 448,911
                                                              =========    =========

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                              STATEMENT OF INCOME
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenues....................................................  $1,128,108    $2,156,982
Operating expenses..........................................   1,045,357     2,088,928
                                                              ----------    ----------
  Income from operations....................................      82,751        68,054
Other income and (expense)..................................         185          (937)
                                                              ----------    ----------
  Income before provision for income taxes..................      82,936        67,117
Provision for income taxes..................................      15,906        20,814
                                                              ----------    ----------
  Net income................................................  $   67,030    $   46,303
                                                              ==========    ==========

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                         STATEMENT OF RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

Balance, December 31, 1995..................................    $ (1,161)
  Add net income............................................      67,030
                                                                --------
Balance, December 31, 1996..................................      65,869
  Add net income............................................      46,303
                                                                --------
Balance, December 31, 1997..................................    $112,172
                                                                ========

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                            STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996         1997
                                                              ---------    ---------
Cash flows from operating activities:
  Net income................................................  $  67,030    $  46,303
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred income taxes..................................                  (4,050)
     Bad debts..............................................                  16,199
     Gain on sale of assets.................................                  (1,426)
     Depreciation and amortization..........................     61,884      117,401
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (24,218)     (82,332)
       Prepaid expenses.....................................     (3,127)      (3,358)
       Prepaid income taxes.................................       (878)
       Other assets.........................................    (11,217)      10,114
       Accounts payable.....................................     11,931       16,961
       Accrued consulting fees..............................     34,000       66,000
       Deferred revenues....................................     90,536       31,788
       Income taxes payable.................................     15,906
       Accrued payroll and payroll taxes....................     30,454       (7,115)
       Advances to stockholder..............................     12,436      (20,162)
                                                              ---------    ---------
          Net cash provided by operating activities.........    285,615      185,445
                                                              ---------    ---------
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (185,856)    (219,206)
  Proceeds from sale of assets..............................                   3,961
                                                              ---------    ---------
          Net cash used in investing activities.............   (185,856)    (215,245)
                                                              ---------    ---------
Cash flows from financing activities........................         --           --
                                                              ---------    ---------
Increase (decrease) in cash.................................     99,759      (29,800)
Cash, beginning of year.....................................     23,159      122,918
                                                              ---------    ---------
Cash, end of year...........................................  $ 122,918    $  93,118
                                                              =========    =========
Cash paid during the year for:
  Interest..................................................  $      51    $   2,500
  Income taxes..............................................         --       36,931

  The Notes to Financial Statements are an integral part of these statements.

                             CLEVER COMPUTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

     Clever Computers, Inc. was incorporated October 25, 1993 in the State of Georgia. The Company is engaged in the business of Internet Web hosting.

  Property and equipment

     Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets by accelerated and straight line methods.

  Statement of cash flows

     The Company considers instruments with a maturity of three months or less to be cash equivalents for purposes of the statement of cash flows.

  Income taxes

     Income taxes are accounted for in accordance with provisions of Statement of Financial Accounting Standards No. 109. Deferred income taxes have been provided for the difference in bad debt expense for income tax and financial statement reporting purposes.

  Organization costs

     Organization costs are being amortized on a straight line basis over five years.

  Deferred revenues

     As part of their standard service agreements with customers, the Company bills for all services for three months in advance. As a result, a portion of revenues collected and billed for as of year end relates to services not yet performed. The deferred revenue associated with these services is recognized on the balance sheet as a current liability.

  Estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

NOTE 2. LEASES

     The Company leases office facilities and certain equipment. Renewal options are available on some of these leases.

     Future minimum lease payments required on noncancelable operating leases having initial or remaining terms in excess of one year as of December 31, 1997, are as follows:

1998......................................................  $175,923
1999......................................................    33,555
2000......................................................     1,600
                                                            --------
                                                            $211,078
                                                            ========

                             CLEVER COMPUTERS, INC.

     Rent expense of $40,508 and $97,655 in 1996 and 1997, respectively, is included in operating expenses in the accompanying statements of income.

NOTE 3. INCOME TAXES

     The Company's provision for income taxes consisted of the following amounts:

                                                              YEARS ENDED
                                                              DECEMBER 31
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Current..................................................  $11,860    $24,864
          Deferred benefit...............................   (4,046)    (4,050)
                                                           -------    -------
          Provision for income taxes.....................  $15,906    $20,814
                                                           =======    =======

NOTE 4. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company was approached by certain parties regarding the potential sale of the Company. As of the report date, no formal agreement was in place and negotiations were ongoing.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Sage Networks, Inc.

     We have audited the accompanying balance sheets of Tri Star Web Creations, Inc. as of December 31, 1996 and 1997, and the related statements of operations, and changes in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri Star Web Creations, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Urbach Kahn & Werlin PC
New York, New York
July 13, 1998

                          TRI STAR WEB CREATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                               1996       1997
                                                              ------    --------
ASSETS
Current Assets
  Cash......................................................  $  391    $    997
  Accounts receivable, net of an allowance for doubtful
     accounts of $6,000 and $9,747..........................   9,125      41,770
  Prepaid expenses..........................................      --       3,365
                                                              ------    --------
          Total current assets..............................   9,516      46,132
Other assets................................................      --       4,182
Fixed assets, net of accumulated depreciation...............      --      95,036
                                                              ------    --------
          Total assets......................................  $9,516    $145,350
                                                              ------    --------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Notes payable to related parties, current.................  $   --    $ 18,510
  Equipment purchase/obligations............................      --      55,236
  Accounts payable..........................................   1,500      42,771
  Deferred revenue..........................................   2,420      26,131
                                                              ------    --------
          Total current liabilities.........................   3,920     142,648
                                                              ------    --------
Long-term Liabilities
  Note payable to related party, net of current portion.....      --       1,795
                                                              ------    --------
          Total liabilities.................................   3,920     144,443
                                                              ------    --------
Stockholders' Equity
  Capital stock, no par value; 100 shares authorized, 3
     shares issued and outstanding..........................     100         100
  Retained earnings.........................................   5,496         807
                                                              ------    --------
          Total stockholder's equity........................   5,596         907
                                                              ------    --------
          Total liabilities and stockholder's equity........  $9,516    $145,350
                                                              ======    ========

                       See Notes to Financial Statements

                          TRI STAR WEB CREATIONS, INC.

            STATEMENT OF OPERATIONS AND CHANGES IN RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                               1996        1997
                                                              -------    --------
Service revenues............................................  $51,492    $178,251
                                                              -------    --------
Selling expenses............................................    7,727      25,234
General and administrative expenses.........................   23,021     140,972
                                                              -------    --------
                                                               30,748     166,206
                                                              -------    --------
Operating income............................................   20,744      12,045
Interest expense............................................       --       1,424
                                                              -------    --------
          Net income........................................   20,744      10,621
Retained earnings (accumulated deficit), beginning of
  year......................................................     (420)      5,496
Distributions...............................................  (14,828)    (15,310)
                                                              -------    --------
Retained earnings, end of year..............................  $ 5,496    $    807
                                                              =======    ========

                       See Notes to Financial Statements

                          TRI STAR WEB CREATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                1996        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 20,744    $ 10,621
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Bad debts..............................................     6,000       3,747
     Depreciation...........................................        --       4,337
     Changes in:
       Accounts receivable..................................   (15,125)    (36,392)
       Prepaid expenses.....................................        --      (3,365)
       Other assets.........................................        --      (4,182)
       Accounts payable.....................................       180      41,271
       Deferred revenue.....................................     2,420      23,711
                                                              --------    --------
          Net cash provided by operating activities.........    14,219      39,748
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets..................................        --     (37,603)
                                                              --------    --------
          Net cash used in investing activities.............        --     (37,603)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from related party borrowings....................        --      25,000
  Principal payments on related party borrowings and
     equipment purchase obligations.........................        --     (11,229)
  Cash distributions paid...................................   (14,828)    (15,310)
                                                              --------    --------
          Net cash used in financing activities.............   (14,828)     (1,539)
                                                              --------    --------
          Net increase (decrease) in cash...................      (609)        606
Cash, beginning of year.....................................     1,000         391
                                                              --------    --------
Cash, end of year...........................................  $    391    $    997
                                                              ========    ========
Supplemental disclosures of cash flow information
  Cash payments for:
     Interest...............................................  $     --    $  1,424
                                                              --------    --------
Supplemental schedule of noncash investing and financing
  activities
  Equipment purchase obligations incurred for use of
     equipment..............................................  $     --    $ 61,770
                                                              --------    --------

                       See Notes to Financial Statements

                          TRI STAR WEB CREATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1. DESCRIPTION OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Description of Operations: Tri Star Web Creations, Inc. (the "Company") is primarily engaged in the business of providing web hosting services for companies and individuals nationwide placing websites on the Internet.

  Summary of Significant Accounting Policies

     Revenue Recognition: The Company recognizes service revenues ratably as hosting services are provided.

     Concentrations of Credit Risk: The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Fixed Assets: Fixed assets are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from five to seven years.

     Income Taxes: The Company, with the consent of its stockholders, has elected to be taxed under sections of the federal and state income tax laws which provide that, in lieu of corporation income taxes, the stockholder separately accounts for the Company's items of income, deduction, losses and credits. Therefore, no provision or liability for Federal tax is reflected in the financial statements. A provision for state taxes is included in operating expenses.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2. FIXED ASSETS

     Fixed assets consist of the following at December 31:

                                                      1997
                                                     -------
Computers..........................................  $98,369
Furniture and fixtures.............................    1,004
                                                     -------
                                                      99,373
Less accumulated depreciation......................    4,337
                                                     -------
                                                     $95,036
                                                     =======

NOTE 3. NOTES PAYABLE, RELATED PARTIES

     Loans from related parties at December 31, 1997 are represented by a $15,305 obligation secured by substantially all assets of the Company with interest at 8.25% and an unsecured non-interest bearing obligation of $5,000.

                          TRI STAR WEB CREATIONS, INC.

     Notes payable, related parties at December 31, 1997 mature as follows:

                                                      1997
                                                     -------
Total..............................................  $20,305
Less amounts due currently.........................   18,510
                                                     -------
Amounts maturing in 1999...........................  $ 1,795
                                                     =======

NOTE 4. EQUIPMENT PURCHASE OBLIGATIONS

     The Company finances a portion of its computer equipment under twelve month equipment purchase obligations.

NOTE 5. OPERATING LEASE

     The Company leases its office facility under an operating lease which expires in January 2003. In addition to base rent, the leasing arrangements obligate the Company to pay all taxes, insurance, utilities and maintenance costs. The future minimum base rent payments under the lease are as follows:

                                                     AMOUNT
                                                    --------
1998..............................................  $ 21,281
1999..............................................    22,961
2000..............................................    23,556
2001..............................................    24,169
2002..............................................    25,936
                                                    --------
                                                    $117,903
                                                    ========

NOTE 6. SUBSEQUENT EVENT

     In May 1998, the Company sold substantially all of its assets to Sage Networks, Inc. ("Sage") for cash and assumption of certain of its liabilities and common stock in Sage. The net consideration for this sale exceeded the carrying amounts of the related assets at December 31, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HomeCom Communications, Inc.

     In our opinion, the accompanying statements of assets and liabilities and the related statements of revenues and expenses and of cash flows present fairly, in all material respects, the financial position of HostAmerica, a division of HomeCom Communications, Inc., at December 31, 1996 and 1997, and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been carved out of the historical financial statements of HomeCom Communications, Inc. As such, these financial statements represent a lesser business component and are not intended to be a complete presentation of the financial position or the results of operations or cash flows of the Company were it to operate on a stand-alone basis. A description of the significant assumptions used to prepare the carve-out financial statements is included in Note 1 to the financial statements.

     As discussed in Note 1 to the financial statements, substantially all the assets of HostAmerica were sold to Sage Acquisition Corp. on June 9, 1998.

PricewaterhouseCoopers LLP
Atlanta, Georgia
August 18, 1998

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                      STATEMENTS OF ASSETS AND LIABILITIES
                        AS OF DECEMBER 31, 1996 AND 1997

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
ASSETS
Current assets:
  Accounts receivable, net of allowance for
     uncollectibles.........................................    $ 54,306        $ 55,421
                                                                --------        --------
          Total current assets..............................      54,306          55,421
Computer equipment, net.....................................      62,610          83,662
                                                                --------        --------
          Total assets......................................    $116,916        $139,083
                                                                ========        ========
LIABILITIES AND BUSINESS UNIT EQUITY (DEFICIT)
Current liabilities:
  Deferred revenue..........................................    $ 62,063        $173,458
                                                                --------        --------
          Total current liabilities.........................      62,063         173,458
                                                                --------        --------
Commitments and contingencies
Business unit equity (deficit)..............................      54,853         (34,375)
                                                                --------        --------
          Total liabilities and business unit equity
            (deficit).......................................    $116,916        $139,083
                                                                ========        ========

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                      STATEMENTS OF REVENUES AND EXPENSES
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995        1996          1997
                                                          --------    ---------    -----------
Hosting revenues........................................  $ 26,191    $ 304,399    $   692,140
Cost of hosting revenues................................    32,298      163,767        407,785
                                                          --------    ---------    -----------
Gross margin............................................    (6,107)     140,632        284,355
                                                          --------    ---------    -----------
Operating expenses:
  Sales and marketing...................................     7,187       99,005        407,375
  General and administrative............................    13,617      183,524        876,121
  Depreciation..........................................                 23,877         83,586
                                                          --------    ---------    -----------
          Total operating expenses......................    20,804      306,406      1,367,082
                                                          --------    ---------    -----------
Operating loss..........................................   (26,911)    (165,774)    (1,082,727)
Other expenses (income):
  Interest expense......................................       278        6,789        130,660
  Other expense (income), net...........................                   (868)       (22,431)
                                                          --------    ---------    -----------
Excess of expenses over revenues........................  $(27,189)   $(171,695)   $(1,190,956)
                                                          ========    =========    ===========

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995        1996          1997
                                                          --------    ---------    -----------
Cash flows from operating activities:
  Excess of expenses over revenues......................  $(27,189)   $(171,695)   $(1,190,956)
  Adjustments to reconcile excess of expenses over
     revenues to net cash used in operating activities:
     Depreciation.......................................                 23,877         83,586
     Provision for bad debts............................     1,014       26,090        198,364
     Changes in assets and liabilities:
       Accounts receivables.............................    (6,032)     (73,274)      (201,583)
       Unearned revenue.................................     4,899       57,164        111,396
                                                          --------    ---------    -----------
          Net cash used in operating activities.........   (27,308)    (137,838)      (999,193)
                                                          --------    ---------    -----------
Cash flows from investing activities:
  Purchase of computer equipment........................        --      (77,147)       (55,589)
                                                          --------    ---------    -----------
          Net cash used in investing activities.........        --      (77,147)       (55,589)
                                                          --------    ---------    -----------
Cash flows from financing activities
  Allocated charges paid by HomeCom Communications,
     Inc., net of cash transferred......................    27,308      214,985      1,054,782
                                                          --------    ---------    -----------
          Net cash provided by financing activities.....    27,308      214,985      1,054,782
                                                          --------    ---------    -----------
Net increase (decrease) in cash.........................         0            0              0
Cash and cash equivalents at beginning of period........         0            0              0
                                                          --------    ---------    -----------
Cash and cash equivalents at end of period..............  $      0    $       0    $         0
                                                          ========    =========    ===========

   The accompanying notes are an integral part of these financial statements

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     HostAmerica is a trade name of HomeCom Communications, Inc. ("HomeCom") under which HomeCom provides full service Internet Web site hosting services. The Web hosting operations of HomeCom conducted under the HostAmerica trade name are herein referred to as "HostAmerica" or "the Division".

     On June 9, 1998, HomeCom sold certain assets of the Division, consisting principally of hosting contracts, equipment and the trade name "HostAmerica" to Sage Acquisition Corp. for $4,500,000. Pursuant to the terms of the Asset Purchase Agreement (the "Agreement"), HomeCom retained all of the accounts receivable of HostAmerica existing as of May 31, 1998, and retained certain hosting contracts, and the right to perform hosting services in the future for companies in the financial services industry. The Agreement required the deposit of $250,000 of the proceeds to be held in escrow until May 1, 1999, for the purpose of indemnifying Sage Acquisition Corp. for representations and warranties made by HomeCom under the Agreement.

  Basis of Presentation

     Historically, financial statements were not prepared for the Division. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and have been "carved out" of the financial statements of HomeCom for each of the periods, and as of each of the dates presented. As such, these statements represent a lesser business component and are not intended to be a complete presentation of the financial position or the results of operations or cash flows of the Division were it to operate on a stand-alone basis.

     The accompanying financial statements exclude the assets, liabilities and revenues related to certain premium hosting accounts referred to as Excluded Customers in the Agreement. The statements of revenues and expenses of the Division include all revenues and costs directly attributable to the Division and also include allocations of corporate overhead from HomeCom. Expenses have been allocated based on a variety of methods depending on the nature of the expense. Such allocation methods include proportional HostAmerica revenues to total HomeCom revenues, headcount equivalents and management estimates. The cost of providing hosting services represents direct payroll and related costs of those employees involved in providing hosting services and an allocation of Internet connection services. An allocation of corporate marketing expenses and corporate administrative functions (including data services, employee benefits, legal, insurance, accounting and other corporate overhead) has been included in the selling and marketing and general and administrative operating expenses in the statements of revenues and expenses. Depreciation has been computed based upon a computation of the direct expenses related to the assets sold under the terms of the Agreement plus an allocation of general corporate depreciation. Management believes these allocations are reasonable. These allocations are not necessarily indicative of the costs and expenses that would have resulted if the Division had been operated as a separate entity.

  Accounts Receivable, Net

     Accounts receivable represent amounts receivable from the class of hosting customer subject to the Agreement and are shown net of the allowance for doubtful accounts. The allowance was approximately $27,000 and approximately $90,000 at December 31, 1996 and 1997, respectively.

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Computer Equipment, Net

     Computer equipment is recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets (three years). Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     HostAmerica recognizes revenues ratably over the period for which the Web site hosting services are provided. Deferred revenue, as reflected on the accompanying statements of assets and liabilities, represents the amount of billings recorded in advance of services being provided.

  Advertising Expenses

     All advertising costs are expensed when incurred. Advertising expenses allocated to the Division were approximately $1,000, $32,000, and $384,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Income Taxes

     The Division is not a legal entity. The Division has been included in HomeCom's consolidated federal income tax returns for all periods prior to June 9, 1998. The Division was not a party to any tax sharing agreement and, accordingly, no benefit for income taxes has been reflected in the accompanying statements of revenues and expenses.

2. COMPUTER EQUIPMENT

     Computer equipment, net, represents the specific assets defined in the agreement used in the provision of hosting services and is comprised of the following as of:

                                             DECEMBER 31,    DECEMBER 31,
                                                 1996            1997
                                             ------------    ------------
Computer equipment.........................    $ 77,147        $132,736
Less: accumulated depreciation.............     (14,537)        (49,074)
                                               --------        --------
                                               $ 62,610        $ 83,662
                                               ========        ========

3. COMMITMENTS AND CONTINGENCIES

     The Division's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Division's customers. Moreover,

                          HOMECOM COMMUNICATIONS, INC.
                              HOSTAMERICA DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

customers of the Division could use computer files and information stored on or transmitted to Web server computers maintained by the Division to engage in illegal activities that may be unknown or undetectable by the Division, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Division's computer systems. Any such actions could subject the Division to liability to third parties. The Division does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Division attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     Various legal proceedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the statements of assets and liabilities, statements of revenues and expenses or cash flows of the Division.

4. CONCENTRATION OF CREDIT RISKS

     Financial instruments that potentially subject the Division to significant concentrations of credit risk consist principally of accounts receivable.

     Concentration of credit risk with respect to trade receivables is monitored by the Division through ongoing credit evaluations of its customers' financial condition. No customer accounted for more than 10% of the revenues of the Division during 1995, 1996 or 1997.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
B.N. Technology, Inc.
dba Internet Communications
Los Angeles, California

     We have audited the accompanying balance sheets of B.N. Technology, Inc. dba Internet Communications as of December 31, 1996 and 1997, and the related statements of operations and accumulated deficit, and cash flows for the period April 15, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of B.N. Technology, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period April 16, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997.


Encino, California

FRANKEL, LODGEN, LACHER, GOLDITCH, SARDI & HOWARD
September 11, 1998

                             B.N. TECHNOLOGY, INC.
                          DBA INTERNET COMMUNICATIONS

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                1996        1997
                                                              --------    ---------
ASSETS
Cash........................................................  $  6,138    $  14,982
Property and equipment, net.................................    20,076       33,861
Deposit.....................................................     1,100        1,100
Organization costs, net.....................................     1,445        1,105
Intangible costs, net.......................................    14,000        7,000
                                                              --------    ---------
                                                              $ 42,759    $  58,048
                                                              ========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deferred revenue............................................  $ 15,787    $ 102,417
Accounts payable and accrued expenses.......................     7,217       36,883
Accrued payroll.............................................                  8,861
Contract payable............................................     5,664        4,033
Shareholders' loans.........................................    13,051       10,551
                                                              --------    ---------
                                                                41,719      162,745
                                                              --------    ---------
Shareholders' equity (deficit):
  Common stock; no par value; 100,000 shares authorized,
     issued and outstanding.................................    50,100       50,100
  Accumulated deficit.......................................   (49,060)    (154,797)
                                                              --------    ---------
                                                                 1,040     (104,697)
                                                              --------    ---------
                                                              $ 42,759    $  58,048
                                                              ========    =========

                See accompanying notes to financial statements.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                  PERIOD FROM
                                                                APRIL 15, 1996
                                                              (INCEPTION) THROUGH     YEAR ENDED
                                                                 DECEMBER 31,        DECEMBER 31,
                                                                     1996                1997
                                                              -------------------    ------------
Revenue.....................................................       $ 47,597           $ 497,445
Operating expenses..........................................         94,974             601,278
                                                                   --------           ---------
Loss from operations........................................        (47,377)           (103,833)
                                                                   --------           ---------
Interest expense............................................           (883)             (1,104)
                                                                   --------           ---------
Loss before provision for income tax........................        (48,260)           (104,937)
Franchise tax...............................................           (800)               (800)
                                                                   --------           ---------
Net loss....................................................        (49,060)           (105,737)
Accumulated deficit, beginning of period....................                            (49,060)
                                                                   --------           ---------
Accumulated deficit, end of period..........................       $(49,060)          $(154,797)
                                                                   ========           =========

                See accompanying notes to financial statements.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                            STATEMENTS OF CASH FLOWS


                                                                                PERIOD FROM
                                                                                 APRIL 15,
                                                                              1996 (INCEPTION)
                                                               YEAR ENDED         THROUGH
                                                              DECEMBER 31,      DECEMBER 31,
                                                                  1997              1996
                                                              ------------    ----------------
Net loss....................................................    $(49,060)        $(105,737)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation..............................................       5,020            13,484
  Amortization..............................................       7,255             7,340
  Increase (decrease) in cash due to changes in operating
     assets and liabilities:
     Deposits...............................................      (1,100)
     Deferred revenue.......................................      15,787            86,630
     Accounts payable and accrued expense...................       7,217            29,666
     Accrued payroll........................................                         8,861
                                                                --------         ---------
Net cash provided (used) by operating activities............     (14,881)           40,244
                                                                --------         ---------
Cash flows from investing activities:
  Acquisition of property and equipment.....................     (18,518)          (27,269)
  Purchase of customer list.................................     (21,000)
  Organizational costs......................................      (1,700)
                                                                --------         ---------
Net cash provided (used) by investing activities............      21,933           (27,269)
                                                                --------         ---------
Cash flows from financing activities:
  Repayment of contract payable.............................        (914)           (1,631)
  Proceeds from issuance of common stock....................      50,100
  Proceeds from shareholder loan............................      13,051
  Repayment of shareholder loan.............................                        (2,500)
                                                                --------         ---------
Net cash provided (used) by financing activities:...........      62,237            (4,131)
                                                                --------         ---------
Net increase in cash........................................       6,138             8,844
Cash, beginning of period...................................                         6,138
                                                                --------         ---------
Cash, end of period.........................................    $  6,138         $  14,982
                                                                ========         =========
Supplemental disclosure:
  Interest paid.............................................    $    883         $   1,104
                                                                ========         =========
  Income tax paid...........................................    $                $   1,600
                                                                ========         =========
Supplemental schedule of non-cash investing and financing
  activities:
  During 1996, a contract payable in the amount of $6,578
     was incurred to purchase a vehicle.


                See accompanying notes to financial statements.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The summary of significant accounting policies of B.N. Technology, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

  Business activity

     The Company was incorporated on April 16, 1996, and is located in Los Angeles, California. The Company is an Internet Web hosting service provider.

  Revenue recognition

     Revenue consists primarily of fees for hosting Web sites. Fees received are earned according to the subscription period sold. Subscription periods are sold on a monthly, quarterly and annual basis.

     Deferred revenue represents fees received from quarterly and annual subscriptions which extend beyond the current balance sheet date.

  Property and equipment

     Property and equipment is carried at cost. The cost is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the accelerated cost recovery system method for income tax purposes.

     Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Advertising

     Advertising costs are expensed as incurred. Advertising expense was $8,818 and $98,484 for the period ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue and expenses. Actual results may differ from these estimates.

  Income taxes

     Current income taxes are based on the taxable income for the year, as measured by the current year's tax returns. Deferred income taxes arise primarily due to differences between the basis of deferred revenue used for financial statements versus cash basis used for income tax reporting purposes.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. PROPERTY AND EQUIPMENT

     Major classes of fixed assets are as follows:

                                                ESTIMATED
                                                  LIVES       1996       1997
                                                ---------    -------    -------
Equipment and software........................   5 years     $10,677    $34,774
  Furniture...................................   5 years         850      4,022
  Automobile..................................   5 years      13,569     13,569
                                                             -------    -------
                                                              25,096     52,365
  Accumulated depreciation....................                (5,020)   (18,504)
                                                             -------    -------
                                                             $20,076    $33,861
                                                             =======    =======

     Depreciation expense totaled $5,020 and $13,484 for 1996 and 1997, respectively.

3. INTANGIBLE COSTS

     In 1996, the Company purchased from the majority stockholder a customer listing and goodwill for $21,000. The cost is being amortized over a three year period.

4. CAPITAL STOCK TRANSACTIONS

     Capital stock transactions in 1996 are as follows:

                                                           ISSUED
                                                           SHARES     AMOUNT
                                                           -------    -------
Sale of common stock.....................................  100,000    $50,100
                                                           =======    =======

5. CONTRACT PAYABLE

                                                               1996      1997
                                                              ------    ------
The Company has a contract payable dated May 1996, payable
  in monthly installments at $222, including interest at
  20.98%, commencing May 1996 through October 1999. The
  contract is secured by the Company automobile. ...........  $5,664    $4,033
Less current portion........................................   1,631     2,008
                                                              ------    ------
                                                              $4,033    $2,025
                                                              ======    ======

     The following are maturities of contract payable:

DECEMBER 31:
------------
  1998......................................................  $2,008
  1999......................................................   2,025
                                                              ------
                                                              $4,033
                                                              ======

6. RELATED PARTY TRANSACTIONS

     The Company has transactions with certain shareholders and officers who receive compensation in the form of wages from the Company. Officers' salaries aggregated $0 and $84,591 for 1996 and 1997, respectively.

                             B.N. TECHNOLOGY, INC.
                          dba INTERNET COMMUNICATIONS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In 1996, the Company entered into an agreement with the majority shareholder to purchase certain equipment, goodwill, and a customer listing for $25,000.

     Shareholders' loans payable are unsecured, non-interest bearing and due on demand.

7. COMMITMENTS

     The Company leases its office and marketing sales office under an operating lease, commencing April 16, 1996 and expiring June 15, 1998. Under the terms of the lease agreement, the Company has the option to extend the lease for an additional three years. The Company is responsible to pay property taxes.

     The expected future minimum lease payments are as follows:

1998.......................................................  $28,682
1999.......................................................   29,137
2000.......................................................   30,012
2001.......................................................   10,102
                                                             -------
                                                             $97,933
                                                             =======

     Rent expense totaled $6,295 and $15,346 for 1996 and 1997, respectively.

8. SALE OF SHAREHOLDERS' INTERESTS

     On August 31, 1998, the Company's shareholders entered into an agreement to sell their respective stock to Sage Networks, Inc.

9. INCOME TAXES

     The Company has $12,538 of a net operating loss available to offset future federal taxable income through 2012.

     Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

     Provision for income taxes are as follows:

                                                           1996        1997
                                                          -------    --------
Current.................................................  $   800    $    800
Deferred benefit........................................   (2,368)    (15,932)
Less valuation allowance................................    2,368      15,932
                                                          -------    --------
Total provision for income taxes........................  $   800    $    800
                                                          =======    ========

10. YEAR 2000 COMPLIANCE (UNAUDITED)

     The Company's management believes that all information technology included in the operating system, together with all products and services provided to its customers or for internal use, in coordination with technology shared with customers, suppliers or vendors, will accurately process transactions from 1999 and through the Twenty-First Century, including leap year calculations. Neither performance nor functionality of such technology will be affected by the year 2000 issue.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
GEN International, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of GEN International, Inc. and Subsidiaries (formerly Global Entrepreneurs Network, Inc.) as of December 31, 1995, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the period April 4, 1995 (inception) through December 31, 1995, and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GEN International, Inc. and Subsidiaries as of December 31, 1995, 1996 and 1997, and the results of their operations and their cash flows for the period April 4, 1995 (inception) to December 31, 1995, and the years ended December 31, 1996, and 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred net losses, and has a working capital deficiency and a stockholders' deficiency as of December 31, 1997. In March 1998, Global Entrepreneurs Network, Inc., a wholly-owned subsidiary filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Urbach Kahn & Werlin PC
New York, New York September 4, 1998

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                                 BALANCE SHEETS
                        DECEMBER 31, 1995, 1996 AND 1997

                                                            1995        1996          1997
                                                          --------    ---------    -----------
ASSETS
Current Assets
  Cash..................................................  $    362    $     888    $
  Prepaid expenses and other current assets.............     3,080       10,471            687
                                                          --------    ---------    -----------
          Total current assets..........................     3,442       11,359            687
                                                          --------    ---------    -----------
Equipment, net of related depreciation..................                 23,243        271,649
                                                          --------    ---------    -----------
Security deposit........................................     2,252        4,154          5,834
                                                          --------    ---------    -----------
                                                          $  5,694    $  38,756    $   278,170
                                                          --------    ---------    -----------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
  Line of credit........................................                           $    50,000
  Capital lease obligations -- current portion..........                                76,421
  Accounts payable......................................              $  45,425        147,524
  Advances from stockholder.............................                 12,260         82,319
  Deferred revenue......................................  $ 12,624       93,185        237,378
  Accrued interest -- stockholder.......................                                 7,611
  Accrued expenses and other current liabilities........    12,355       53,368        174,380
                                                          --------    ---------    -----------
          Total current liabilities.....................    24,979      204,238        775,633
                                                          --------    ---------    -----------
Capital lease obligations -- non-current portion........                               112,632
                                                          --------    ---------    -----------
Commitments
Stockholders' deficiency
  Common stock, no par value, 25,000,000 shares.........     4,000       20,000        409,545
     authorized (1,000,000 -- 1995; 5,325,000 -- 1996
     and 11,816,943 -- 1997) issued and outstanding
  Accumulated deficit...................................   (23,285)    (185,482)    (1,019,640)
                                                          --------    ---------    -----------
                                                           (19,285)    (165,482)      (610,095)
                                                          --------    ---------    -----------
                                                          $  5,694    $  38,756    $   278,170
                                                          ========    =========    ===========

                       See Notes to Financial Statements

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                            STATEMENTS OF OPERATIONS
           PERIOD APRIL 4, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                      PERIOD
                                                   APRIL 4, 1995
                                                (INCEPTION) THROUGH     YEAR ENDED        YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,      DECEMBER 31,
                                                       1995                1996              1997
                                                -------------------    ------------    -----------------
Net revenues..................................       $198,503            $ 828,652        $1,130,764
Cost of revenues..............................         68,558              345,502           914,093
                                                     --------            ---------        ----------
          Gross profit........................        129,945              483,150           216,671
                                                     --------            ---------        ----------
Operating expenses:
  Selling, advertising and promotion..........         76,741              301,978           425,621
  General and administrative..................         76,489              268,369           608,265
  Interest expense............................             --                   --            16,943
  Bad debt expense............................             --               75,000                --
                                                     --------            ---------        ----------
                                                      153,230              645,347         1,050,829
                                                     --------            ---------        ----------
          Net loss............................       $(23,285)           $(162,197)       $ (834,158)
                                                     ========            =========        ==========

                       See Notes to Financial Statements

                      GEN INTERNATIONAL, AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                            STATEMENTS OF CASH FLOWS
           PERIOD APRIL 4, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997


                                                         PERIOD
                                                      APRIL 4, 1995
                                                   (INCEPTION) THROUGH     YEAR ENDED      YEAR ENDED
                                                      DECEMBER 31,        DECEMBER 31,    DECEMBER 31,
                                                          1995                1996            1997
                                                   -------------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................       $(23,285)          $(162,197)      $(834,158)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Common stock issued for services provided...                              6,000          45,834
     Depreciation expense........................                              1,977          33,924
     Bad debt expense............................                             75,000
  Changes in assets and liabilities:
     Due from related parties....................                            (75,000)
     Prepaid expenses and other current assets...         (3,080)             (7,391)          9,784
     Accounts payable............................                             45,425         102,099
     Deferred revenue............................         12,624              80,561         144,193
     Accrued interest  stockholder...............                                              7,611
     Accrued expenses and other current
       liabilities...............................         12,355              41,013         121,012
                                                        --------           ---------       ---------
          Net cash provided by (used in)
            operating activities.................         (1,386)              5,388        (369,701)
                                                        --------           ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Security deposit...............................         (2,252)             (1,902)         (1,680)
  Purchase of equipment..........................                            (25,220)        (58,982)
                                                        --------           ---------       ---------
          Net cash used in investing
            activities...........................         (2,252)            (27,122)        (60,662)
                                                        --------           ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings from line of credit.............                                             50,000
  Payments on capital lease obligations..........                                            (34,295)
  Proceeds from sale of common stock.............          4,000              10,000         343,711
  Advances from stockholder......................                             12,260          70,059
                                                        --------           ---------       ---------
          Net cash provided by financing
            activities...........................          4,000              22,260         429,475
                                                        --------           ---------       ---------
          Net increase (decrease) in cash........            362                 526            (888)
CASH
  Beginning of period............................                                362             888
  End of period..................................       $    362           $     888       $
                                                        ========           =========       =========


SUPPLEMENTAL CASH FLOW DISCLOSURES

     In 1997, the Company entered into capital lease arrangements aggregating $223,300 for the purchase of equipment.

     Cash paid for interest was approximately $16,900 in 1997.

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
           PERIOD APRIL 4, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                   AND YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                  COMMON STOCK
                                             ----------------------    ACCUMULATED
                                               SHARES       AMOUNT       DEFICIT        TOTAL
                                             ----------    --------    -----------    ---------
April 4, 1995..............................
Sale of common stock for cash to founding
  stockholder..............................   1,000,000    $  4,000                   $   4,000
Net loss -- 1995...........................                            $   (23,285)     (23,285)
                                             ----------    --------    -----------    ---------
Balance, December 31, 1995.................   1,000,000       4,000        (23,285)     (19,285)
Sale of common stock for cash..............       5,000      10,000                      10,000
Issuance of common stock for services......      60,000       6,000                       6,000
Additional shares of common stock in
  connection with stock split..............   4,260,000
Net loss -- 1996...........................                               (162,197)    (162,197)
                                             ----------    --------    -----------    ---------
Balance, December 31, 1996.................   5,325,000    $ 20,000    $  (185,482)   $(165,482)
Exchange of Global Entrepreneurs Network,
  Inc. common stock -- Note 1..............  (2,662,500)
Sale of common stock for cash..............     586,590     242,709                     242,709
Issuance of common stock for services......     557,853      45,834                      45,834
Shares issued on exercise of options.......   1,010,000     101,000                     101,000
Acquisition of GEN Events, Inc., GEN
  Network Operations, Inc., and GEN Europe,
  Inc......................................   7,000,000           2                           2
Net loss -- 1997...........................                               (834,158)    (834,158)
                                             ----------    --------    -----------    ---------
Balance, December 31, 1997.................  11,816,943    $409,545    $(1,019,640)   $(610,095)
                                             ==========    ========    ===========    =========

                       See Notes to Financial Statements

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1. ORGANIZATION, BUSINESS COMBINATIONS AND ACQUISITIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: GEN International, Inc. (the "Company"), a successor entity to Global Entrepreneurs Network, Inc. (Global), is located in St. Petersburg, Florida and is a global network and information provider connected to the Internet. The Company also offers storage, transfer, and Web hosting services to its members worldwide, primarily small and medium sized businesses. The Company was organized as a shell in June 1997. In this connection, Global, originally incorporated in April 1995 exchanged its then outstanding common stock (5,325,000 shares) for the common stock (2,662,500 shares) of the Company. The Company also issued options to the former stockholders of Global. The financial statements from inception (April 4, 1995) through the exchange in June 1997, represent the accounts and activities of Global. In connection with this exchange, Global became a wholly-owned subsidiary of the Company. The Company also acquired in June 1997, the outstanding common stock of GEN Events, Inc., GEN Network Operations Center, Inc., and GEN Europe, Inc., shell entities with no assets, liabilities or operations, whose shares were also substantially owned by the principal shareholder of Global. Nominal consideration was assigned to the 7,000,000 shares issued by the Company in this connection.

  Summary of Significant Accounting Policies

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries as follows:

     - Global Entrepreneurs Network, Inc.

     - GEN Network Operations Center, Inc.

     - GEN Europe, Inc.

     - GEN Events, Inc.

     All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Revenue Recognition: Recurring revenues consist primarily of monthly fees charged to members for Web hosting services and are recognized at the beginning of each month for which services are rendered. Other revenues generally represent one-time set up fees and are recorded as earned. Deferred revenue consists primarily of the unexpired portion of annual prepaid membership fees.

     Property and Equipment: Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, generally three years for computers and computer related equipment and five years for other non-computer furniture and equipment. Leasehold improvements are amortized over the term of the lease.

     Capital Leases: The Company leases certain of its phone and other computer related equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

     Income Taxes: Income taxes are computed using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. There were no deferred taxes in 1995, 1996 and 1997.

     Advertising:  The Company expenses advertising costs as they are incurred.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996 and 1997:

                                                           1996        1997
                                                          -------    --------
Furniture and fixtures..................................  $ 1,482    $  2,472
Computer equipment......................................   23,736     303,455
Leasehold improvements..................................       --       1,623
                                                          -------    --------
                                                           25,218     307,550
Less: accumulated depreciation..........................    1,975      35,901
                                                          -------    --------
                                                          $23,243    $271,649
                                                          =======    ========

NOTE 3. LINE OF CREDIT

     The Company has a line of credit with a financial institution amounting to $50,000. The line bears interest at 2% above the prime lending rate and is due on demand.

NOTE 4. ADVANCES FROM STOCKHOLDER

     Advances from stockholder originally due in September 1996, bear interest at 18% per annum. Repayment of the advances was extended until such time as the Company has sufficient resources to satisfy the obligations. Interest expense for the year ended December 31, 1997 was $7,611. Interest in 1996 was not material.

NOTE 5. STOCK-BASED COMPENSATION

     During 1997, the Company issued options to purchase 3,715,000 shares of common stock of the Company to certain officers, directors, stockholders and employees at exercise prices ranging from $0.10 to $1.00. The options are exercisable upon certain vesting requirements and/or in the event the Company has a public offering.

     During 1997, 1,010,000 options not subject to vesting requirements were exercised for $101,000. Options to purchase 2,705,000 shares of common stock were outstanding at December 31, 1997 at a weighted average exercise price of approximately $1.00. All outstanding options were exercisable at December 31, 1997.

     In accordance with Accounting Principles Board Statement No. 25 (APB 25), no compensation cost has been recognized in accounting for the stock options issued during 1997. Because the Company's stock options have characteristics significantly different than those of traded options, compensation cost for the Company's 1997 grants, based upon the fair value method consistent with Financial Accounting Statement No. 123, is not determinable.

                    GEN INTERNATIONAL, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL ENTREPRENEURS NETWORK, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6. COMMITMENT

     Lease: The Company had an operating lease for its corporate office, which expired in January 1998, and was renewed through October 1998. Rent expense for the years ending December 31, 1997 and 1996, and for the period April 4, 1995 (inception) through December 31, 1995 was $27,000, $29,445 and $5,524, respectively.

NOTE 7. INCOME TAXES

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $1,020,000, which expire in 2010 through 2012. At December 31, 1997, the expected tax benefit from the future realization of this operating loss carryforward of approximately $401,000 has been offset by an equivalent valuation allowance, in view of the uncertainty as to ultimate realization.

NOTE 8. CAPITAL LEASES

     During 1997, the Company entered into capital lease arrangements for computer equipment and other office equipment. The leases, which expire in 1999 through 2000, require the Company to pay taxes, maintenance and insurance. Annual minimum commitments under the lease arrangements are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
1998........................................................  $ 91,540
1999........................................................    88,550
2000........................................................    24,678
2001........................................................     5,592
2002........................................................     3,741
                                                              --------
Total minimum payments......................................   214,101
Less amount representing interest at approximately 10%......    25,048
Present value of future lease payments......................   189,053
Less current portion........................................    76,421
                                                              --------
                                                              $112,632
                                                              --------

NOTE 9. GOING CONCERN

     As indicated in the accompanying financial statements, the Company and its wholly-owned subsidiaries, have incurred net operating losses, and as of December 31, 1997, has a working capital deficiency of approximately $775,000 and a stockholders' deficiency of approximately $610,000. During March 1998, Global Entrepreneurs Network, Inc. filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code, and was authorized to continue managing and operating the business as debtor in possession subject to the control and supervision of the Bankruptcy Court.

     Management of the Company is aggressively seeking additional sources of capital and financing, and in August, 1998, the Company entered into a contract with Sage Networks, Inc. for the sale of certain of its assets for cash and assumption of certain of its liabilities, which sale was subsequently consummated in September 1998. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 10. SUBSEQUENT EVENTS

     In March 1998, the Company effected a 2 for 1 stock split.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Digiweb, Inc.


     We have audited the accompanying balance sheets of Digiweb, Inc. as of December 31, 1997 and 1998, and the related statements of income, cash flows, and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digiweb, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Urbach Kahn & Werlin PC

New York, New York
January 24, 1999

                                 DIGIWEB, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                1997        1998
                                                              --------    --------
ASSETS
Current Assets
  Cash......................................................  $115,643    $134,343
  Accounts receivable, net of allowance for doubtful
     accounts of $12,075 and $43,431........................    36,728      50,939
  Prepaid expenses and other current assets.................        --      19,365
                                                              --------    --------
          Total current assets..............................   152,371     204,647
                                                              --------    --------
Equipment, net of related depreciation......................   505,946     653,493
                                                              --------    --------
OTHER ASSETS
Restricted cash.............................................    50,000      50,000
Security deposit............................................     3,376       9,685
Other assets, net of amortization of $462 and $219..........     2,220       1,977
                                                              --------    --------
          Total other assets................................    55,596      61,662
                                                              --------    --------
                                                              $713,913    $919,802
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note payable -- current portion...........................  $ 17,411    $ 41,637
  Capital lease obligations -- current portion..............     2,910      13,030
  Accounts payable..........................................    44,834     121,673
  Advances from stockholder.................................     4,966       4,966
  Deferred revenue..........................................    20,239      66,381
  Accrued expenses and other current liabilities............    12,344       6,087
                                                              --------    --------
          Total current liabilities.........................   102,704     253,774
                                                              --------    --------
Note payable -- non-current portion.........................    83,627      42,605
Capital lease obligations -- non-current portion............    30,661      55,232
                                                              --------    --------
          Total long-term liabilities.......................   114,288      97,837
                                                              --------    --------
Commitments
Stockholders' equity
  Common stock, no par value, 1,000 shares authorized,
     issued and outstanding.................................    20,000      20,000
  Retained earnings.........................................   476,921     548,191
                                                              --------    --------
                                                               496,921     568,191
                                                              --------    --------
                                                              $713,913    $919,802
                                                              ========    ========

                       See Notes to Financial Statements

                                 DIGIWEB, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    ----------
Net revenues................................................  $1,768,322    $2,685,676
Cost of revenues............................................     729,157     1,118,913
                                                              ----------    ----------
          Gross profit......................................   1,039,165     1,566,763
                                                              ----------    ----------
Operating expenses:
  Selling, advertising and promotion........................      17,997        31,577
  General and administrative................................     397,691       586,288
  Interest expense..........................................      10,020        16,829
  Bad debt expense..........................................      12,075        43,431
                                                              ----------    ----------
                                                                 437,783       678,125
                                                              ----------    ----------
          Net income........................................  $  601,382    $  888,638
                                                              ==========    ==========

                       See Notes to Financial Statements

                                 DIGIWEB, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                      COMMON STOCK
                                                    -----------------    RETAINED
                                                    SHARES    AMOUNT     EARNINGS       TOTAL
                                                    ------    -------    ---------    ---------
Balance, December 31, 1996........................  1,000     $20,000    $  39,470    $  59,470
Stockholder distributions.........................                        (163,931)    (163,931)
Net income -- 1997................................                         601,382      601,382
                                                    -----     -------    ---------    ---------
Balance, December 31, 1997........................  1,000     $20,000    $ 476,921    $ 496,921
Stockholder distributions.........................                        (817,368)    (817,368)
Net income -- 1998................................                         888,638      888,638
                                                    -----     -------    ---------    ---------
Balance, December 31, 1998........................  1,000     $20,000    $ 548,191    $ 568,191
                                                    =====     =======    =========    =========

                       See Notes to Financial Statements

                                 DIGIWEB, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997          1998
                                                              ---------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 601,382    $  888,638
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization expense..................    138,210       246,329
     Bad debt expense.......................................     12,075        31,356
  Changes in assets and liabilities:
     Accounts receivable....................................     (9,873)      (45,567)
     Prepaid expenses and other current assets..............      9,308       (19,365)
     Accounts payable.......................................    (44,505)       76,839
     Deferred revenue.......................................    (23,821)       46,142
     Accrued expenses and other current liabilities.........     14,337        (6,257)
                                                              ---------    ----------
          Net cash provided by operating activities.........    697,113     1,218,115
                                                              ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Costs paid for trademark..................................     (1,655)           --
  Security deposits paid....................................     (1,981)       (6,309)
  Deposits into cash reserve................................    (50,000)           --
  Purchase of equipment.....................................   (302,257)     (347,394)
                                                              ---------    ----------
          Net cash used in investing activities.............   (355,893)     (353,703)
                                                              ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on shareholder loans...................   (136,578)           --
  Principal payments on capital lease obligations...........     (5,054)      (11,548)
  Principal payments on notes payable.......................     (9,931)      (16,796)
  Shareholder distributions.................................   (163,931)     (817,368)
                                                              ---------    ----------
          Net cash used in financing activities.............   (315,494)     (845,712)
                                                              ---------    ----------
          Net increase in cash..............................     25,726        18,700
CASH:
  Beginning of period.......................................     89,917       115,643
                                                              ---------    ----------
  End of period.............................................  $ 115,643    $  134,343
                                                              =========    ==========
Supplemental Disclosure of Cash Flow Information
  Cash payments for interest................................  $  10,020    $   16,829
                                                              ---------    ----------
Capital Lease Obligations Incurred for Purchase of
  Equipment.................................................  $  39,303    $   85,542
                                                              ---------    ----------
Note Payable Incurred for Leasehold Improvements............  $  76,444    $       --
                                                              ---------    ----------

                                 DIGIWEB, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

NOTE 1. ORGANIZATION, BUSINESS COMBINATIONS AND ACQUISITIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Digiweb, Inc. ("Digiweb" or the "Company") is a provider of Web hosting and co-located services catering to small and medium sized businesses. Based in College Park, Maryland, Digiweb offers three core services: shared server Web hosting, dedicated server Web hosting and co-located.

     Revenue Recognition: Recurring revenues consist primarily of monthly fees charged to members for Web hosting services and are recognized ratably over the periods for which services are rendered. Other revenues generally represent one-time set up fees and are recorded as earned. Deferred revenue consists primarily of the unexpired portion of annual prepaid membership fees.

     Property and Equipment: Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, generally three to five years for computers and computer related equipment and seven years for other non-computer furniture and equipment. Leasehold improvements are amortized over the term of the lease.

     Capital Leases: The Company leases certain of its autos and other computer related equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

     Income Taxes: No provision for income taxes has been recorded in the financial statements due to the Company's S Corporation status. Individual stockholders are taxed on their respective shares of the entities' income and receive the benefits of the entities' income tax credits.

     Advertising:  The Company expenses advertising costs as they are incurred.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1997 and 1998:

                                                         1997         1998
                                                       --------    ----------
Leasehold improvements...............................  $ 76,444    $   76,444
Office equipment.....................................    37,318        71,053
Furniture and fixtures...............................    11,006        13,703
Computer equipment...................................   488,363       799,325
Equipment under capital leases.......................    39,303        85,542
Auto.................................................    36,262        36,262
                                                       --------    ----------
                                                        686,696     1,082,329
Less: accumulated depreciation.......................   182,750       428,836
                                                       --------    ----------
                                                       $505,946    $  653,493
                                                       ========    ==========

                                 DIGIWEB, INC.

NOTE 3. NOTE PAYABLE

                                                               1997       1998
                                                              -------    -------
Note payable (auto) in 42 monthly payments of $615,
  including interest at 11.15% and one balloon payment of
  $22,142 maturing in December 1999. The loan is
  collateralized by the automobile .........................  $30,753    $27,160
Note payable (leasehold improvements) in 60 monthly
  installments of $1,596, including interest at 9.25%
  maturing June 2002. ......................................   70,285     57,082
                                                              -------    -------
          Total.............................................  101,038     84,242
          Less amounts due currently........................   17,411     41,637
                                                              -------    -------
                                                              $83,627    $42,605
                                                              -------    -------

     Future maturities of notes payable are as follows:

1999.......................................................  $41,637
2000.......................................................   15,875
2001.......................................................   17,407
2002.......................................................    9,323
                                                             -------
                                                             $84,242
                                                             -------

NOTE 4. CAPITAL LEASES

          During 1996 and 1997, the Company entered into capital lease arrangements for computer equipment and automobiles. These leases expire in 1999 through 2000. Annual minimum commitments under these arrangements are as follows:

YEARS ENDING
DECEMBER 31,
------------
1999........................................................  $18,528
2000........................................................   58,503
                                                              -------
Total minimum payments......................................   77,031
Less amount representing interest at approximately 10%......   (8,769)
                                                              -------
Present value of future lease payments......................   68,262
Less current portion........................................   13,030
                                                              -------
                                                              $55,232
                                                              =======

NOTE 5. COMMITMENT

     Lease: The Company has an operating lease for its corporate office, which expires in May 2004. Rent expense for the years ending December 31, 1997 and 1998, was $47,395 and $69,764, respectively, including tenant charges for building improvements in 1998.

     In January 1999, the Company executed an additional lease for office expense which expires in December 2004.

     The Company also has leases with two internet line service providers, expiring in April 2000 and January 2002. Internet line service expense for the years ending December 31, 1997 and 1998, was $199,746 and $325,787,
respectively.

                                 DIGIWEB, INC.

     Future minimum rental payments under these leases are as follows:

YEARS ENDED
DECEMBER 31,                                                AMOUNTS
------------                                               ----------
1999.....................................................  $  301,645
2000.....................................................     216,808
2001.....................................................     191,209
2002.....................................................     139,668
2003.....................................................     143,859
Thereafter...............................................     148,174
                                                           ----------
                                                           $1,141,363
                                                           ==========

     Total rental expense was $47,395 and $69,764 for the years ending December 31, 1997 and 1998, respectively.

NOTE 6. SUBSEQUENT EVENTS

     In January 1999, the Company entered into a non-binding Letter of Intent with Sage Networks, Inc. (Sage) for the sale of certain of its assets, at amounts in excess of their carrying values, and assumption of certain of its liabilities, for cash and stock in Sage.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Telephonetics International, Inc. and
State of the Art, Inc.
Miami, Florida

     We have audited the accompanying combined balance sheet of Telephonetics International, Inc. and Affiliate as of December 31, 1998, and the related combined statements of operations, capital deficit and cash flows for each of the two years in the period then ended. These combined financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Telephonetics International, Inc. and Affiliate as of December 31, 1998, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Miami, Florida
January 15, 1999

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets
  Cash and cash equivalents.................................  $   106,812
  Accounts receivable, net of $94,100 allowance for doubtful
     accounts (Notes 2 and 5)...............................      538,845
  Inventories...............................................       50,836
  Prepaid expenses and other current assets.................       34,197
                                                              -----------
          Total current assets..............................      730,690
Property and equipment, net (Note 1)........................       68,598
                                                              -----------
                                                              $   799,288
                                                              ===========
LIABILITIES AND CAPITAL DEFICIT
Current liabilities
  Note payable to bank (Note 2).............................  $    90,000
  Note payable to shareholder (Note 3)......................       50,000
  Accounts payable and accrued expenses.....................      137,610
                                                              -----------
          Total current liabilities.........................      277,610
Deferred income.............................................    1,583,570
                                                              -----------
          Total liabilities.................................    1,861,180
                                                              -----------
Commitments and Subsequent Event (Notes 7 and 10)
CAPITAL DEFICIT (Note 9)
  Common stock, $.001 par value; 15,000,000 shares
     authorized; 6,000,000 shares issued and outstanding,
     Telephonetics International, Inc.......................        6,000
  Common stock, $1.00 par value; 1,000 shares authorized,
     issued and outstanding, State of the Art, Inc..........        1,000
  Additional paid-in capital................................      557,815
  Deficit...................................................   (1,626,707)
                                                              -----------
          Total capital deficit.............................   (1,061,892)
                                                              -----------
                                                              $   799,288
                                                              ===========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Revenues (Note 5)...........................................  $2,991,849    $2,769,606
Cost of sales...............................................   1,023,946       823,161
                                                              ----------    ----------
Gross profit................................................   1,967,903     1,946,445
Selling, general and administrative (Notes 4 and 8).........   2,561,887     2,687,852
                                                              ----------    ----------
Net loss....................................................  $ (593,984)   $ (741,407)
                                                              ==========    ==========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                COMBINED STATEMENTS OF CAPITAL DEFICIT (NOTE 9)

                                            SUBSCRIBED    ADDITIONAL                                  TOTAL
                                 COMMON       COMMON       PAID-IN                     TREASURY      CAPITAL
                                  STOCK       STOCK        CAPITAL        DEFICIT       STOCK        DEFICIT
                                 -------    ----------    ----------    -----------    --------    -----------
Balance at December 31, 1996...  $ 8,375      $  --        $ 92,625     $   (71,139)   $(31,185)   $    (1,324)
Stock subscription.............       --        100         494,900              --          --        495,000
Dividends -- cash..............       --         --              --        (220,177)         --       (220,177)
Net loss.......................       --         --              --        (593,984)         --       (593,984)
                                 -------      -----        --------     -----------    --------    -----------
Balance at December 31, 1997...    8,375        100         587,525        (885,300)    (31,185)      (320,485)
Retirement of treasury stock,
  1,475,000 shares at cost.....   (1,475)        --         (29,710)             --      31,185             --
Issuance of common stock.......      100       (100)             --              --          --             --
Net loss.......................       --         --              --        (741,407)         --       (741,407)
                                 -------      -----        --------     -----------    --------    -----------
Balance at December 31, 1998...  $ 7,000      $  --        $557,815     $(1,626,707)   $     --    $(1,061,892)
                                 =======      =====        ========     ===========    ========    ===========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Operating Activities:
  Net loss..................................................  $(593,984)   $(741,407)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Provision for losses on accounts and notes
      receivable............................................     20,850      110,000
     Depreciation and amortization..........................     31,451       74,758
     (Increase) decrease in:
       Accounts receivable..................................   (128,543)    (135,292)
       Inventories..........................................     21,276       88,164
       Prepaid expenses and other current assets............      5,639      (24,232)
       Other assets.........................................     (1,840)       1,840
     Increase in:
       Accounts payable and accrued expenses................     52,096      (96,962)
       Deferred income......................................    224,400      552,511
                                                              ---------    ---------
Net cash used in operating activities.......................   (368,655)    (170,620)
                                                              ---------    ---------
Investing Activities:
  Proceeds from disposition of investments..................    161,523           --
  Additions to property and equipment.......................     (5,960)      (4,943)
  Issuance of note receivable...............................   (110,000)          --
                                                              ---------    ---------
Net cash (used in) provided by investing activities.........     45,563       (4,943)
                                                              ---------    ---------
Financing Activities:
  Proceeds from stock subscription..........................    495,000           --
  Proceeds from notes payable...............................     45,000      209,690
  Payment of notes payable..................................    (44,889)     (70,000)
  Dividends.................................................   (220,177)          --
                                                              ---------    ---------
Net cash provided by financing activities...................    274,934      139,690
                                                              ---------    ---------

Net decrease in cash and cash equivalents...................    (48,158)     (35,873)
Cash, and cash equivalents at beginning of year.............    190,843      142,685
                                                              ---------    ---------
Cash, and cash equivalents at end of year...................  $ 142,685    $ 106,812
                                                              =========    =========
Supplemental information:
  Cash paid for:
     Interest...............................................  $   2,600    $   7,400
                                                              =========    =========

See accompanying summary of accounting policies and notes to combined financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Telephonetics International, Inc. (Telephonetics) and State of the Art, Inc. were incorporated in the State of Florida in 1982 and 1980, respectively, for the purpose of providing customized audio programming for telephone hold lines and other telecommunication applications. Presently such applications include automated attendant, voice mail, integrated voice response and computer/telephone integration applications, which collectively comprise the Companies' sole business segment. The Companies' principle administrative, production and sales facility is located in Miami, Florida.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Telephonetics International, Inc. and its substantially inactive affiliate corporation, State of the Art, Inc., collectively, the Companies. Telephonetics' majority shareholder owns 85% of State of the Art, Inc.'s common stock and substantially controls its operations. Intercompany advances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     For the purpose of the statements of cash flows, the Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

     A typical sales agreement for services entitles a customer to receive and requires the Companies to provide upon customer request specified programming services over a one year period. Billings to customers for such services are rendered at the date of the agreement and recognized as revenue on a straight-line basis over the term of the agreement. Revenue from telephone answering devices and accessory sales are recognized upon shipment to the customer.

INVENTORIES

     Inventories are stated at the lower of cost or market using the first in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation and amortization is computed by the straight line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the asset or the lease.

INCOME TAXES

     The Companies, with the consent of all of their shareholders, have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Companies do not provide for or pay Federal and certain State corporate income taxes on their taxable income. Instead, the stockholders are liable for individual Federal and State income taxes, if any, on their share of the Companies taxable income.

PREPARATION OF COMBINED FINANCIAL STATEMENTS

     The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

CONCENTRATION OF CREDIT RISK

     The Companies' credit risk relates to cash and cash equivalents and accounts receivable. Cash and cash equivalents are primarily held in bank accounts and overnight investments. These banks are insured up to $100,000 by the FDIC. Periodically, cash balances may exceed this amount. The credit risk associated with accounts receivable is minimal due to the Companies' customer base and ongoing control procedures which monitor the credit worthiness of customers.

NEW ACCOUNTING PRONOUNCEMENT

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Companies did not engage in derivative instruments or hedging activities in any periods presented in the financial statements.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                ESTIMATED
                                                 USEFUL       DECEMBER 31,
                                               LIFE(YEARS)        1998
                                               -----------    ------------
Office and other equipment...................       7             94,757
Studio and production equipment..............       7            204,579
Furniture and fixtures.......................       7             82,120
Art work.....................................      --              5,475
                                                               ---------
                                                                 386,931
Less: accumulated depreciation and
  amortization...............................                   (318,333)
                                                               ---------
                                                               $  68,598
                                                               =========

2. NOTES PAYABLE

     At December 31, 1998, the Companies have a financing agreement with a financial institution which provides for a demand revolving line of credit with maximum borrowings of $150,000. Outstanding amounts under this facility bear annual interest at 1% over the prime rate (8.75% at December 31, 1998), payable monthly. Amounts borrowed under this facility are collateralized by Telephonetics International, Inc.'s accounts receivable and guaranteed by the Company's President and principal shareholder. At December 31, 1998, amounts outstanding under the line of credit aggregate $90,000.

     The revolving line of credit agreement, requires the Companies to comply with certain covenants, the most restrictive of which requires the Companies to maintain tangible net worth (as defined) of at least $500,000. At December 31, 1998, the Companies were not in compliance with this covenant and accordingly, the obligation could be called for repayment.

3. NOTE PAYABLE TO SHAREHOLDER

     On May 28, 1998, the Companies' principal shareholder loaned $70,000 to the Companies for working capital purposes. The note bears interest at 10% annually payable in monthly principal installments of $3,000 beginning September 1998. At December 31, 1998, outstanding amount due to the principal shareholder aggregated $50,000.

4. RELATED PARTY TRANSACTIONS

     During 1997 and 1998, the Companies paid rent to companies owned by the Companies' principal officers in the amount of $38,500 and $104,000, respectively.

5. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997 and 1998, one customer accounted for 47% and 55% of revenues, respectively; at December 31, 1998, accounts receivable from this customer amounted to approximately $337,600.

6. FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including certificates of deposit, accounts receivable, accounts payable and debt approximated fair value due to the relatively short maturity.

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

7. COMMITMENTS

     The Companies rent office space and warehouse under non-cancelable leases. The minimum future rental commitment for leases in effect at December 31, 1998, including leases to related parties, approximates the following:

YEAR ENDING DECEMBER 31,
------------------------
1999......................................................  $ 98,700
2000......................................................    92,600
2001......................................................    72,000
2002......................................................    72,000
2003......................................................    54,000
                                                            --------
                                                            $389,300
                                                            ========

     Rent expense in 1997 and 1998 aggregated approximately $102,000 and $160,000, including $38,500 and $104,000 to related parties, respectively.

     The Companies are required to pay a fee for the use of custom audio production. During 1997 and 1998, approximately $33,000 and $40,000 of royalties were paid, respectively.

8. DEFERRED COMPENSATION PLAN

     The Companies have a defined contribution plan established pursuant to
Section 401(k) of the Internal Revenue Code. Employees contribute to the plan a percentage of their salaries, subject to certain dollar limitations and the Companies match a portion of the employees' contributions. The Companies' contributions to the plan for the years ended December 31, 1997 and 1998 aggregated $16,200 and $17,000, respectively.

9. CAPITAL DEFICIT

     On December 15, 1997 at a special meeting of the stockholders, an action was approved to recapitalize Telephonetics by reducing the par value of each share of common stock from $1 per share to $.001 per share and increasing the number of authorized shares of common stock from 100,000 shares to 15,000,000 shares. The then issued 100,000 shares of $1 par value common stock (comprised of 80,000 outstanding shares and 20,000 shares of Treasury stock) were subsequently exchanged (at a ratio of 73.75 to 1) for 7,375,000 shares of $.001 par value common stock, comprised of 5,900,000 outstanding shares and 1,475,000 shares of Treasury stock. All share and per share data in the accompanying financial statements have been retroactively restated to give effect to the recapitalization.

     In July 1997, an investor subscribed for the purchase of 100,000 shares of Telephonetics' recapitalized $.001 par value common stock for aggregate consideration of $495,000. The shares were issued during 1998 following consummation of the recapitalization.

     During the year ended December 31, 1997, Telephonetics temporarily acquired all of the outstanding shares of common stock of Quicklab Multimedia Centers, Inc. in exchange for 2,950,000 shares of common stock. To facilitate the transaction, for which the Company did not then have sufficient authorized and unissued shares of common stock, the Company's then sole stockholder contributed 2,950,000 shares owned by him to the Company which were issued to the seller. The acquisition was subsequently rescinded and the 2,950,000 shares of common stock were returned to the stockholder. In connection with the rescinded transaction, the Company loaned Quick Lab Multimedia Centers, Inc. $110,000 under the terms of an unsecured note receivable bearing interest at prime plus 1% (8.75% at

                TELEPHONETICS INTERNATIONAL, INC. AND AFFILIATE

December 31, 1998). During the year ended December 31, 1998, the Company recorded a $110,000 provision for possible losses on the note.

10. SUBSEQUENT EVENT

     In January 1999, the Companies entered into a letter of intent with Sage Networks, Inc. (Sage) for the sale of substantially all their assets and assumption of substantially all of their liabilities in exchange for $3,000,000 in cash and 140,000 shares of Sage common stock.

11. YEAR 2000 ISSUES (UNAUDITED)

     Like other companies, the Companies could be adversely affected if the computer systems we, our suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc.

     The Companies are implementing a plan to modify their business technologies to be ready for the year 2000 and are in the process of converting critical data processing systems. The project is expected to be substantially complete by June, 1999 and to cost between $125,000 and $150,000. The Companies do not expect this effort to have a significant effect on operations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Net Daemons Associates, Inc.:

     We have audited the accompanying balance sheets of Net Daemons Associates, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of income, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Boston, Massachusetts

Deloitte & Touche LLP
February 2, 1999 (February 17, 1999 as to Note 10)

                          NET DAEMONS ASSOCIATES, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    ----------
ASSETS
Current Assets:
  Cash and equivalents......................................  $   47,659    $  274,100
  Accounts receivable, net of allowance of $19,400 for 1997
     and $36,500 for 1998...................................     804,290       882,664
  Notes receivable..........................................       9,988         4,979
  Stockholders' receivable..................................      35,759         5,936
  Prepaid expenses and other................................      11,071        20,901
  Deferred income taxes.....................................      19,700        53,000
                                                              ----------    ----------
          Total current assets..............................     928,467     1,241,580
Property and Equipment, Net.................................     310,200       222,749
Deposits....................................................      39,419        38,650
                                                              ----------    ----------
          Total.............................................  $1,278,086    $1,502,979
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Note payable -- bank......................................  $  150,000    $       --
  Accounts payable..........................................     129,297       263,317
  Accrued salaries, wages and related benefits..............      76,137       189,291
  Accrued profit sharing....................................      26,000        30,000
  Accrued expenses..........................................      15,590        83,612
  Current portion of long-term debt.........................      20,375        38,411
  Current portion of subordinated stockholder debt..........     135,960            --
  Deferred revenue..........................................      62,910        52,127
  Accrued income taxes......................................      84,552       102,955
                                                              ----------    ----------
          Total current liabilities.........................     700,821       759,713
                                                              ----------    ----------
Long-Term Liabilities:
  Long-term debt............................................      91,855       107,998
  Subordinated stockholder debt.............................     804,040       885,214
                                                              ----------    ----------
          Total long-term liabilities.......................     895,895       993,212
                                                              ----------    ----------
Deferred Income Taxes.......................................      12,800        21,500
                                                              ----------    ----------
          Total liabilities.................................   1,609,516     1,774,425
                                                              ----------    ----------
Commitments (Note 8)
Stockholders' Deficit:
  Preferred stock, $.01 per share par value, 21,389 shares
     authorized.............................................          --            --
  Common stock, $.01 per share par value, 2,500,000 shares
     authorized for 1997 and 2,578,611 shares authorized for
     1998; 2,062,500 shares issued (Note 6).................      20,625        20,625
  Additional paid-in capital................................     149,267       149,267
  Retained earnings.........................................     438,678       498,662
  Treasury stock, at cost -- 855,000 shares.................    (940,000)     (940,000)
                                                              ----------    ----------
          Total stockholders' deficit.......................    (331,430)     (271,446)
                                                              ----------    ----------
          Total.............................................  $1,278,086    $1,502,979
                                                              ==========    ==========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    ----------
Revenues....................................................  $4,656,975    $5,770,024
Costs of revenues...........................................   2,457,264     3,211,532
                                                              ----------    ----------
Gross profit................................................   2,199,711     2,558,492
General and administrative expenses.........................   2,021,064     2,293,060
                                                              ----------    ----------
Income from operations......................................     178,647       265,432
Other income (expense):
  Interest income...........................................         408         4,350
  Loss on sale of equipment.................................        (503)       (3,163)
  Interest expense..........................................     (31,708)     (105,835)
                                                              ----------    ----------
Earnings before provision for income taxes..................     146,844       160,784
Provision for income taxes..................................      69,510       100,800
                                                              ----------    ----------
Net income..................................................  $   77,334    $   59,984
                                                              ==========    ==========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                  COMMON STOCK                                ACCUMULATED                               TOTAL
                               -------------------   ADDITIONAL                  OTHER          TREASURY STOCK      STOCKHOLDERS'
                                             PAR      PAID-IN     RETAINED   COMPREHENSIVE   --------------------      EQUITY
                                SHARES      VALUE     CAPITAL     EARNINGS      INCOME        SHARES      COST        (DEFICIT)
                               ---------   -------   ----------   --------   -------------   --------   ---------   -------------
Balance, January 1, 1997.....  2,000,000   $20,000    $ 24,892    $361,344     $     --            --   $      --     $ 406,236
                               ---------   -------    --------    --------     --------      --------   ---------     ---------
  Comprehensive income -- net
    income...................         --        --          --      77,334           --            --          --        77,334
  Issuance of common
    shares...................     62,500       625     124,375          --           --            --          --       125,000
  Purchase of common stock...         --        --          --          --           --      (855,000)   (940,000)     (940,000)
                               ---------   -------    --------    --------     --------      --------   ---------     ---------
Balance, December 31, 1997...  2,062,500    20,625     149,267     438,678           --      (855,000)   (940,000)     (331,430)
  Comprehensive income -- net
    income...................         --        --          --      59,984           --            --          --        59,984
                               ---------   -------    --------    --------     --------      --------   ---------     ---------
Balance, December 31, 1998...  2,062,500   $20,625    $149,267    $498,662     $     --      (855,000)  $(940,000)    $(271,446)
                               =========   =======    ========    ========     ========      ========   =========     =========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  77,334    $  59,984
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................    104,245      135,129
     Loss on sale of equipment..............................        503        3,163
     Accrued interest on subordinated stockholder debt......         --       81,174
     Deferred income taxes..................................    (10,390)     (24,600)
     Changes in assets and liabilities:
       Accounts receivable..................................    (63,693)     (78,374)
       Prepaid expenses and other...........................      2,144       (9,830)
       Accounts payable.....................................     61,626      134,020
       Accrued salaries, wages and related benefits.........    (33,863)     113,154
       Accrued profit sharing...............................    (39,000)       4,000
       Accrued expenses.....................................    (71,382)      68,022
       Deferred revenue.....................................    (30,270)     (10,783)
       Accrued income taxes.................................    (18,528)      18,403
                                                              ---------    ---------
          Net cash provided by (used in) operating
            activities......................................    (21,274)     493,462
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment....................................   (228,985)     (51,792)
  Proceeds from sale of equipment...........................      6,200          951
  Deposits..................................................    (39,419)         769
                                                              ---------    ---------
          Net cash used in investing activities.............   (262,204)     (50,072)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) borrowings undernote payable -- bank.....    195,108     (150,000)
  Notes and stockholder receivable..........................    (13,025)      34,832
  Proceeds from long-term borrowings........................         --       54,892
  Repayments of subordinated stockholder and long-term
     debt...................................................     (4,138)    (156,673)
  Proceeds from issuance of common stock....................    100,000           --
                                                              ---------    ---------
          Net cash (used in) provided by financing
            activities......................................    277,945     (216,949)
                                                              ---------    ---------
Increase (decrease) in cash and equivalents.................     (5,533)     226,441
Cash and equivalents, beginning of year.....................     53,192       47,659
                                                              ---------    ---------
Cash and equivalents, end of year...........................  $  47,659    $ 274,100
                                                              =========    =========
Supplemental disclosures:
  Fiscal year 1997 noncash financing activities:
     Issuance of 12,500 common shares for a $25,000 note
      receivable from stockholder Repurchase of 855,000
      common shares from stockholder for $940,000 note
      payable
  Cash paid during the year for:
     Interest...............................................  $  31,708    $  22,303
                                                              =========    =========
     Taxes..................................................  $  98,428    $ 108,997
                                                              =========    =========

                       See notes to financial statements.

                          NET DAEMONS ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Net Daemons Associates, Inc. ("NDA" or the "Company") specializes in providing business with team-based network and system administration solutions. NDA network and system services include outsourced network/system administration; LAN/WAN design and implementation; network growth and transition planning; Internet connectivity; security consulting; and customized network solutions. In addition, NDA provides Web site development and network consulting services.

     NEW ACCOUNTING PRONOUNCEMENTS -- During the year, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders). The Company had no other components of comprehensive income. As this new standard only requires additional information in the financial statements, it does not affect the Company's financial position or results of operations.

     USE OF ESTIMATES -- The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates. These estimates include the allowance for doubtful accounts and certain accruals and are based upon assumptions developed by management about the appropriate carrying value of assets and liabilities. Actual results could differ from these estimates.

     REVENUE RECOGNITION -- Revenue from consulting services is recognized as the services are rendered, provided that no significant obligations remain and collection of the receivable is considered probable. Generally, contracts call for billings on a time and materials basis; however, in instances when a fixed fee contract is signed, revenue is recognized on a percentage-of-completion basis. At December 31, 1997 and 1998, NDA had $62,910 and $52,127 of deferred revenue recorded, respectively.

     CONCENTRATION OF CREDIT RISK -- The majority of NDA's revenue is from customers in high technology industries, who are not required to provide collateral. NDA's customers are dispersed over a wide geographic area and are subject to periodic review under the Company's credit policies. The Company does not believe that it is subject to any unusual credit risks, other than the normal level of risk attendant to operating its business.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives (three to seven years). Leasehold improvements are amortized over the life of the lease.

     INCOME TAXES -- Deferred income taxes are provided for the tax consequences of differences in bases between assets and liabilities for book and tax purposes. Deferred taxes are measured using currently enacted tax rates which are expected to be in effect when such differences reverse.

     STOCK-BASED COMPENSATION -- Compensation cost associated with awards of stock or options to employees is measured using the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25 (see Note 6).

     RECLASSIFICATIONS -- Certain amounts in the financial statements have been reclassified to conform with the 1998 presentation.

                          NET DAEMONS ASSOCIATES, INC.

2. STOCKHOLDERS' RECEIVABLE

     At December 31, 1998, stockholders' receivable consisted of $5,936 in notes from NDA officers. The December 31, 1997 stockholders' receivable balance consisted of a $25,000 note relating to the purchase of 12,500 shares of NDA's common stock (paid on February 19, 1998) and $10,759 in notes from NDA officers.

3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                         1997         1998
                                                       ---------    ---------
Computer equipment and software......................  $ 329,241    $ 372,753
Furniture and fixtures...............................     50,632       54,194
Leasehold improvements...............................     13,939       13,939
Office equipment.....................................     28,405       33,124
Automobiles..........................................     62,580       56,841
                                                       ---------    ---------
          Total......................................    484,797      530,851
Less accumulated depreciation........................   (174,597)    (308,102)
                                                       ---------    ---------
Property and equipment, net..........................  $ 310,200    $ 222,749
                                                       =========    =========

4. NOTE PAYABLE -- BANK

     Note payable -- bank represents the outstanding balance under a $400,000 working capital line of credit and a $100,000 line with a term conversion feature ("the conversion line"). Interest on the lines are payable monthly based on prime (7.75% at December 31, 1998). The lines are secured by and cross-collateralized by substantially all assets of NDA, are personally guaranteed by NDA's stockholders, and require the maintenance of customary financial covenants including minimum retained earnings of $475,000. The lines are subject to renewal annually and expires on July 1, 1999. The conversion line is to be utilized to finance 80% of the purchase price of new equipment and converts to a term loan in July 1999. After conversion, the loan will be payable in 48 equal monthly installments of principal plus interest at the bank's then prime rate. Amounts available under the lines were $500,000 at December 31, 1998.

5. LONG-TERM DEBT

     EQUIPMENT LOAN -- The equipment loan requires monthly principal and interest payments with principal payments based on a four-year straight-line amortization schedule. Interest is based on prime (7.75% at December 31, 1998). The equipment loan is secured by substantially all assets of NDA and is personally guaranteed by NDA's stockholders.

     TERM LOAN -- In connection with the acquisition of an automobile in June 1996, NDA entered into a term loan (the "term loan") with a bank for $23,504. The term loan requires monthly payments of principal and interest (at 8.75%) through May 2001.

     STOCKHOLDER DEBT -- In connection with the repurchase of 855,000 shares of common stock in December 1997, the Company entered into a $940,000 note payable agreement (the "note payable"). This agreement calls for principal payments in the amount of $125,333 to be made annually in 1999 through 2003 with a balloon payment in 2004. However, NDA is only obligated to make payments, subject to certain limitations, based on net profit as of the end of the fiscal year preceding the relevant payment date. The note payable has an attached interest rate of prime plus 1% (8.75% at December 31, 1998). The principal balance is increased annually for the accrual of interest. The note payable is secured on a pro

                          NET DAEMONS ASSOCIATES, INC.

rata basis by a security interest in the noted stock. Principal payments due under the equipment loan, term loan and stockholder debt are as follows:

                               EQUIPMENT                 STOCKHOLDER
YEAR ENDING DECEMBER 31,         LOAN       TERM LOAN       DEBT          TOTAL
------------------------       ---------    ---------    -----------    ----------
1999.........................  $ 33,453      $ 4,958      $     --      $   38,411
2000.........................    33,453        5,376       125,333         164,162
2001.........................    33,453        2,264       125,333         161,050
2002.........................    33,452           --       125,333         158,785
2003.........................        --           --       125,333         125,333
Thereafter...................        --           --       383,882         383,882
                               --------      -------      --------      ----------
          Total..............  $133,811      $12,598      $885,214      $1,031,623
                               ========      =======      ========      ==========

6. STOCKHOLDERS' DEFICIT

     COMMON STOCK -- During fiscal year 1997, NDA issued 62,500 common shares at a price of $2.00 per share. Of the $125,000 in proceeds due from the sale of these shares, $100,000 had been collected, leaving an outstanding balance of $25,000 at December 31, 1997. On February 19, 1998, the outstanding balance was collected.

     TREASURY STOCK -- In December 1997, NDA purchased 855,000 shares of common stock. NDA's purchases of shares of common stock are recorded as "Treasury Stock" and result in a reduction of "Stockholders' Deficit."

     STOCK OPTION PLAN -- NDA's Incentive Stock Option Plan (the "Plan"), established in December 1996, provides for grants of options to purchase up to 200,000 shares of common stock. Grants may be in the form of incentive stock options or nonqualified options. Exercise prices and vesting periods are determined by the Board on the date of grant. Options generally vest ratably over a four-year period. A summary of activity in the Plan is as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                               NUMBER      EXERCISE
                                                              OF SHARES      PRICE
                                                              ---------    ---------
Outstanding at January 1, 1997..............................    77,900       $0.20
Granted.....................................................   106,100        2.00
Cancelled...................................................   (41,000)       0.20
                                                               -------
Outstanding at December 31, 1997............................   143,000       $1.54
Granted.....................................................   116,560        3.08
Cancelled...................................................   (60,300)       1.96
                                                               -------
Outstanding at December 31, 1998............................   199,260       $2.31
                                                               =======

                          NET DAEMONS ASSOCIATES, INC.

     The following table sets forth information regarding options outstanding at December 31, 1998:

                                   WEIGHTED-
NUMBER                 NUMBER       AVERAGE
  OF      EXERCISE    CURRENTLY    REMAINING
OPTIONS    PRICE     EXERCISABLE     LIFE
-------   --------   -----------   ---------
 32,900    $0.20       23,800      8.0 years
 66,160     2.00       33,784      8.6
100,200     3.20       35,600      9.5
-------                ------
199,260                93,184
=======                ======

     PRO FORMA DISCLOSURE -- As described in Note 1, NDA uses the intrinsic-value method to measure compensation for equity awards to employees. Had NDA used the fair-value method to measure compensation, reported net income would have been $64,577 in 1997 and $9,097 in 1998.

     The minimum-value method was used to measure the fair value of equity awards in this disclosure. Key assumptions used to apply this pricing model were average risk-free rates of 6% and expected option lives of ten years. The estimated fair value of awards made in 1997 and 1998 were $94,710 and $190,332, respectively.

     RESERVED SHARES -- At December 31, 1997 and 1998, 200,000 shares of common stock were reserved for issuance upon exercise of options.

7. INCOME TAXES

     The provision for income taxes consisted of the following for the years ended December 31:

                                                           1997        1998
                                                         --------    --------
Current:
  Federal..............................................  $ 58,900    $112,000
  State................................................    21,000      26,500
                                                         --------    --------
          Total........................................    79,900     138,500
                                                         --------    --------
Deferred:
  Federal..............................................    (9,039)    (28,800)
  State................................................    (1,351)     (8,900)
                                                         --------    --------
          Total........................................   (10,390)    (37,700)
                                                         --------    --------
Provision for income taxes.............................  $ 69,510    $100,800
                                                         ========    ========

     Significant components of the Company's deferred tax assets and liabilities at December 31 were as follows:

                                                           1997        1998
                                                         --------    --------
Deferred tax assets -- current:
  Accrued vacation and benefits........................  $ 12,000    $ 38,000
  Allowance for doubtful accounts......................     7,700      15,000
                                                         --------    --------
Net deferred tax asset -- current......................  $ 19,700    $ 53,000
                                                         ========    ========
Deferred tax liability -- noncurrent:
  Depreciation.........................................  $(12,800)   $(21,500)
                                                         ========    ========

                          NET DAEMONS ASSOCIATES, INC.

     A reconciliation between the statutory and effective tax rates for the years ended December 31 were as follows:

                                                              1997    1998
                                                              ----    ----
Statutory tax rate..........................................  34.0%   34.0%
State income taxes -- net of federal benefit................   6.2     6.2
Nondeductible expenses......................................   7.1     6.4
Change in prior year's tax estimate.........................    --    16.1
                                                              ----    ----
                                                              47.3%   62.7%
                                                              ====    ====

8. COMMITMENTS

     OPERATING LEASES -- The Company leases its office facilities and certain equipment under noncancelable operating leases. Total rent expense was $169,609 and $200,098 for the years ended December 31, 1997 and 1998, respectively.

     Future minimum payments under noncancelable operating leases for the years ending December 31 are as follows:

1999..............................................  $222,523
2000..............................................    44,918
2001..............................................    13,375

9. PROFIT-SHARING PLAN

     NDA has a profit-sharing plan (the "plan") pursuant to Section 401(k) of the Internal Revenue Code (the "Code"). The plan allows participants to make pretax contributions not in excess of the maximum allowed under the Code. The plan does not provide matching contributions by the employer. The profit-sharing portion of the plan consists of contributions made by NDA at the discretion of the Board. Profit-sharing expense was approximately $26,000 in 1997 and $30,000 in 1998.

10. SUBSEQUENT EVENT

     On February 12, 1999 Sage Networks, Inc. ("Sage") agreed to purchase all the outstanding stock of the Company. The purchase price consists of cash of $500,000 and 425,000 shares of Sage common stock. In addition Sage has agreed to pay certain officers of the Company $2,417,000 for non-compete agreements and to pay approximately $441,000 for outstanding stock options of the Company. The Agreement also provides for contingent consideration of $500,000 in cash and 74,963 shares of Sage common stock if certain gross revenue and gross margin targets are met in the twelve months period following the acquisition. The transaction closed on February 17, 1999. As a result of the acquisition, on February 12, 1999, the Company paid all of its outstanding bank debt. In connection with the repayment, all bank credit facilities and borrowing availability was cancelled.

     The Company had service revenue from Sage of approximately $94,000 in 1998.

                                  * * * * * *

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
Interliant, Inc.

     We have audited the accompanying balance sheets of Interliant, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interliant, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
February 26, 1999,
except for Note 11, as to which the date is March 10, 1999

                                INTERLIANT, INC.

                                 BALANCE SHEETS

                                                                     DECEMBER 31
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
ASSETS
Current assets:
  Cash......................................................  $   917,566    $   972,467
  Accounts receivable, net of allowance of $103,940 in 1997
     and $150,276 in 1998...................................    1,860,152      1,775,939
  Unbilled revenue..........................................    1,758,012      1,748,234
  Prepaid expenses and other................................      168,428        391,359
                                                              -----------    -----------
Total current assets........................................    4,704,158      4,887,999
Property and equipment, net.................................    5,693,201      5,661,351
Investment in and advances to joint venture.................       72,145        149,067
                                                              -----------    -----------
Total assets................................................  $10,469,504    $10,698,417
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 1,597,521    $ 1,909,514
  Notes payable to shareholder and related party............   10,825,000     15,125,000
  Current portion of capital lease obligations..............       30,083         27,919
                                                              -----------    -----------
Total current liabilities...................................   12,452,604     17,062,433
Capital lease obligations...................................      136,238        110,009
Commitments and contingencies
Shareholder's deficit:
  Common stock, $.01 par value; 40,000,000 shares
     authorized; 10,000,000 shares issued and outstanding...      100,000        100,000
  Additional paid-in capital................................      400,000        400,000
  Accumulated deficit.......................................   (2,619,338)    (6,974,025)
                                                              -----------    -----------
Total shareholder's deficit.................................   (2,119,338)    (6,474,025)
                                                              -----------    -----------
Total liabilities and shareholder's deficit.................  $10,469,504    $10,698,417
                                                              ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31
                                                       ----------------------------------------
                                                          1996          1997           1998
                                                       ----------    -----------    -----------
Revenues:
  Network service fees...............................  $8,401,463    $15,316,756    $18,886,503
  Consulting.........................................          --      1,423,071      2,020,598
  Other..............................................       4,504        136,037        265,768
                                                       ----------    -----------    -----------
                                                        8,405,967     16,875,864     21,172,869
Costs and expenses:
  Cost of service revenue............................   5,056,552      9,414,476     11,880,983
  General and administrative.........................   1,523,209      2,866,509      4,137,668
  Sales and marketing................................   1,697,214      4,408,597      6,722,997
  Depreciation and amortization......................     783,208      1,642,140      2,525,530
                                                       ----------    -----------    -----------
                                                        9,060,183     18,331,722     25,267,178
                                                       ----------    -----------    -----------
Operating loss.......................................    (654,216)    (1,455,858)    (4,094,309)
Other income (expense):
  Equity in losses of joint venture..................     (15,767)      (214,735)      (144,735)
  Interest expense...................................    (218,394)      (469,817)      (715,643)
  Gain on settlement of litigation...................          --      1,351,630        600,000
                                                       ----------    -----------    -----------
                                                         (234,161)       667,078       (260,378)
                                                       ----------    -----------    -----------
Net loss.............................................  $ (888,377)   $  (788,780)   $(4,354,687)
                                                       ==========    ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                      STATEMENTS OF SHAREHOLDER'S DEFICIT


                                     COMMON STOCK         ADDITIONAL
                                ----------------------     PAID-IN      ACCUMULATED
                                  SHARES       AMOUNT      CAPITAL        DEFICIT         TOTAL
                                ----------    --------    ----------    -----------    -----------
Balance at December 31,
  1995........................   2,500,000    $ 25,000     $475,000     $  (942,181)   $  (442,181)
  Stock split effected as a
     stock dividend...........   7,500,000      75,000      (75,000)             --             --
  Net loss....................          --          --           --        (888,377)      (888,377)
                                ----------    --------     --------     -----------    -----------
Balance at December 31,
  1996........................  10,000,000     100,000      400,000      (1,830,558)    (1,330,558)
  Net loss....................          --          --           --        (788,780)      (788,780)
                                ----------    --------     --------     -----------    -----------
Balance at December 31,
  1997........................  10,000,000     100,000      400,000      (2,619,338)    (2,119,338)
  Net loss....................          --          --           --      (4,354,687)    (4,354,687)
                                ----------    --------     --------     -----------    -----------
Balance at December 31,
  1998........................  10,000,000    $100,000     $400,000     $(6,974,025)   $(6,474,025)
                                ==========    ========     ========     ===========    ===========


                            See accompanying notes.

                                INTERLIANT, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31
                                                      -----------------------------------------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
OPERATING ACTIVITIES
Net loss............................................  $  (888,377)   $  (788,780)   $(4,354,687)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation......................................      734,331      1,403,842      1,952,629
  Amortization......................................       48,877        525,391        572,901
  Loss on disposals of property and equipment.......      115,037         14,856          3,783
  Provision for doubtful accounts...................       50,178         97,433        150,966
  Equity in losses of joint ventures................       15,767        214,735        144,735
  Changes in operating assets and liabilities:
     Accounts receivable and unbilled revenue.......   (1,338,004)    (1,660,351)       (56,975)
     Prepaid expenses and other.....................     (207,233)        91,727       (222,931)
     Accounts payable and accrued liabilities.......    1,378,521       (136,301)       311,993
                                                      -----------    -----------    -----------
Net cash used in operating activities...............      (90,903)      (237,448)    (1,497,586)
INVESTING ACTIVITIES
Proceeds from sale of property and equipment........       16,889          8,281          4,000
Expenditures for property and equipment.............   (4,082,093)    (2,834,563)    (2,501,463)
Investments in and advances to joint venture........      (55,561)      (247,086)      (221,657)
                                                      -----------    -----------    -----------
Net cash used in investing activities...............   (4,120,765)    (3,073,368)    (2,719,120)
FINANCING ACTIVITIES
Net proceeds from notes payable from shareholder and
  related party.....................................    4,423,623      3,901,698      4,271,607
                                                      -----------    -----------    -----------
Net cash provided by financing activities...........    4,423,623      3,901,698      4,271,607
                                                      -----------    -----------    -----------
Increase in cash....................................      211,955        590,882         54,901
Cash at beginning of year...........................      114,729        326,684        917,566
                                                      -----------    -----------    -----------
Cash at end of year.................................  $   326,684    $   917,566    $   972,467
                                                      ===========    ===========    ===========

                            See accompanying notes.

                                INTERLIANT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Interliant, Inc. (the "Company") was organized under the laws of the State of Texas on July 12, 1993, under the name Wolf Communications Company. The Company's name was changed to Interliant, Inc., effective January 20, 1997. Interliant, Inc., is a privately owned company that provides secure network-based hosting and messaging services on a Lotus Notes platform, enabling worldwide continuously available remote access to business-critical applications and data. The Company also provides vertical solutions for various markets including distance learning, sales force automation, legal, and mortgage banking. It is also developing hosting solutions for Microsoft Exchange and Microsoft's Commercial Internet System, as well as a remote server management solution.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of the Company's financial instruments, except notes payable to shareholder and related party and the capital lease obligation, approximate fair value. The fair value of notes payable to shareholder and related party and the capital lease obligation are not determinable as the Company's borrowings are from the shareholder and a related party and the capital lease obligation is guaranteed by the shareholder.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

     The Company grants stock options to employees for shares with an exercise price no less than the value of the shares at the date of grant. The company accounts for such stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25").

REVENUE RECOGNITION

     Revenues consist primarily of network service and related fees for services, generally provided under contractual periods ranging from one to twelve months. Revenues from these services are generally recognized when the services are performed. Revenues in excess of amounts billed are accrued and presented as unbilled revenue in the accompanying balance sheets.

ADVERTISING EXPENSES

     All advertising costs are expensed as incurred. Advertising expenses were approximately $122,000, $415,000, and $571,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

COST OF SERVICE REVENUE

     Cost of service revenue includes internally-funded research and development costs, which are expensed as incurred. Research and development costs were approximately $600,000, $1,100,000, and $1,500,000 in 1996, 1997, and 1998,
respectively.

                                INTERLIANT, INC.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment and software.............................       3 years
Furniture, fixtures and office equipment....................  5 to 7 years

     Amortization of leasehold improvements is provided using the straight-line method over the shorter of the remaining estimated useful lives or the lease terms. Depreciation expense in 1997 of approximately $287,000 is presented on the statements of operations as an offset to the gain on settlement of litigation.

     The costs of ordinary maintenance and repairs are charged to expense while renewals and replacements are capitalized.

INCOME TAXES

     The shareholder has elected S corporation status for the Company for federal income tax purposes. Under S corporation regulations, revenues and expenses of the Company are reportable for federal income tax purposes in the income tax return of the shareholder. Accordingly, no provision for federal income tax is included in the accompanying financial statements.

CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company provides credit, in the normal course of business, to a number of geographically dispersed customers, primarily within the United States. Collateral is generally not required on these receivables. The Company maintains allowances for potential credit losses, and customers can be denied access to services in the event of non-payment. During 1997 and 1998, the Company's largest customer represented approximately 10% of total revenues.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. Certain items which were previously required to be reported separately in shareholder's equity, such as unrealized gains or losses on available-for-sale securities, minimum pension liability adjustments and foreign currency translation adjustments, are now required to be included in other comprehensive income. For 1996, 1997, and 1998 the Company's comprehensive income was the same as net income, and the adoption of SFAS 130 had no impact on the presentation of the financial statements.

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 requires disclosure of certain information regarding operating segments, products, services, geographic areas of operation and major customers. The disclosures prescribed by SFAS 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have separately reportable segments, as defined by SFAS 131, and thus no segment disclosures have been presented.

     In March 1998, the AICPA issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), which is effective for the financial statements for fiscal years beginning after December 15, 1998. SOP 98-1 will result in the capitalization of

                                INTERLIANT, INC.

certain qualifying costs incurred in the development of software for internal use; however, the adoption of SOP 98-1 is not expected to have a material impact on the Company's earnings or financial position.

2.  INVESTMENT IN AND ADVANCES TO JOINT VENTURE

     The Company is a 50% partner in TITLELINK, L.L.C., a joint venture which offers a network-based service to facilitate the closing of real estate transactions within the financial community. The Company provides working capital requirements as needed. The Company has provided an allowance against its advances to the joint venture of approximately $30,000 and $114,000 at December 31, 1997 and 1998, respectively, which is included in investment in and advances to joint venture.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                1997          1998
                                                             ----------    -----------
Computer equipment and software............................  $4,926,000    $ 7,298,000
Furniture, fixtures and office equipment...................   1,559,000      1,682,000
Leasehold improvements.....................................   2,659,000      2,665,000
                                                             ----------    -----------
                                                              9,144,000     11,645,000
Less accumulated depreciation and amortization.............   3,451,000      5,984,000
                                                             ----------    -----------
                                                             $5,693,000    $ 5,661,000
                                                             ==========    ===========

4.  NOTES PAYABLE TO SHAREHOLDER AND RELATED PARTY

     Notes payable to shareholder and related party includes unsecured borrowings from the Company's shareholder totaling $4,310,000 and $7,910,000 at December 31, 1997 and 1998, respectively, and unsecured borrowings from a related party totaling $6,515,000 and $7,215,000 at December 31, 1997 and 1998, respectively. These advances have been used to fund the Company's operations. These notes bear interest, payable monthly, at annual rates ranging from 5.5% to 6.1% in 1997, and 4.3% to 5.6% in 1998. The borrowings mature on March 31, 1999.

     The Company paid interest associated with the notes payable to affiliates of approximately $199,000, $449,000, and $696,000 in 1996, 1997, and 1998,
respectively.

5.  RELATED PARTY TRANSACTIONS

     The Company has an informal agreement with a related party whereby the Company provides certain administrative services to the related party. The related party compensates the Company for these services on a monthly basis, which totaled $12,000, $48,000, and $48,000 in 1996, 1997, and 1998,
respectively. The amount due to the Company for these services totaled $12,000 at December 31, 1998, and there was no related amount due to the Company at December 31, 1997.

6.  EMPLOYEE BENEFIT PLAN

     Substantially all of the Company's employees are participants in a discretionary, defined contribution plan with salary deferral contributions as provided under Section 401(k) of the Internal Revenue Code. Voluntary salary deferral contributions are made by employees, subject to a maximum of 15% of annual compensation and are matched 100% of the first 5% by Company contributions. The charge to expense for the Company's contributions was $109,000, $254,000, and $404,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

                                INTERLIANT, INC.

7.  STOCK SPLIT

     Effective December 16, 1996, the Board of Directors approved a four-for-one split of the Company's common stock effected in the form of a stock dividend, resulting in a total of 10,000,000 shares outstanding. All references in the financial statements which relate to the number of shares of Common Stock have been restated to reflect the stock split.

8.  EMPLOYEE STOCK OPTION PLAN

     In 1995, the Company's sole director (the "Director") adopted the 1995 Employee Stock Option Plan (the "Option Plan"), pursuant to which options to purchase up to an aggregate of 4,000,000 shares of the Company's common stock may be granted. The Option Plan is administered by the Director. Among other things, the Director determines which employees will receive options, the number of shares covered by any option granted, and the exercise price and other terms and conditions of each such option.

     All options granted under the Option Plan are nontransferable except by the laws of descent and distribution. All options also expire ten years after the date of grant or upon earlier termination of employment unless due to death, disability, or retirement, in which case the option remains exercisable for an additional three months in the case for Incentive Options and one year for Non-Qualified Options. Options granted vest over periods ranging from immediate vesting to vesting in equal increments over four years from the date of grant. The exercise price of the options approximated the fair value of the common stock on the date of grant, and accordingly, no compensation expense has been recorded. The weighted-average remaining contractual life of options at December 31, 1996, 1997, and 1998 was 9.7 years, 8.8 years, and 8.0 years, respectively.

     A summary of the Option Plan as of December 31, 1996, 1997, and 1998 and changes during the years ended on those dates are as follows:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                                           EXERCISE
                                                               SHARES       PRICES
                                                              ---------    ---------
Options outstanding January 1, 1996.........................    340,000      $.05
  Granted...................................................  2,242,000      $.05
  Exercised.................................................         --        --
  Surrendered...............................................         --        --
                                                              ---------      ----
Options outstanding December 31, 1996.......................  2,582,000      $.05
  Granted...................................................    646,100      $.05
  Exercised.................................................         --        --
  Surrendered...............................................   (214,000)     $.05
                                                              ---------      ----
Options outstanding December 31, 1997.......................  3,014,100      $.05
  Granted...................................................    801,100      $.05
  Exercised.................................................         --        --
  Surrendered...............................................   (173,200)     $.05
                                                              ---------      ----
Options outstanding December 31, 1998.......................  3,642,000      $.05
                                                              =========      ====
Exercisable at:
  December 31, 1996.........................................  2,468,000      $.05
                                                              =========      ====
  December 31, 1997.........................................  2,620,000      $.05
                                                              =========      ====
  December 31, 1998.........................................  2,847,000      $.05
                                                              =========      ====

                                INTERLIANT, INC.

     At December 31, 1996, 1997, and 1998, the Company had reserved 4,000,000 shares of common stock for issuance in connection with the exercise of stock options.

     The Company has elected to follow APB 25 and related interpretations in accounting for employee stock options. Accordingly, no compensation expense has been recognized for these stock options. Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions:

                                                           1996       1997       1998
                                                          -------    -------    -------
Risk-free interest rate.................................      6.5%       5.6%       4.8%
Dividend yield..........................................      0.0%       0.0%       0.0%
Weighted-average expected life of options...............  5 years    5 years    5 years

     The minimum value method calculated the fair value of these options as zero; therefore, pro forma net loss is the same as net loss for each year presented.

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases various office space and equipment under noncancelable operating leases expiring on various dates through 2001, generally with options to renew under terms consistent with the original leases. The gross balance of assets recorded under capital leases which are included in property and equipment at December 31, 1997 and 1998 was approximately $287,000 and $291,000, respectively. Associated accumulated depreciation was approximately $95,000 and $165,000 at December 31, 1997 and 1998, respectively. At December 31, 1998, future lease payments are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              --------    ----------
1999........................................................  $ 41,000    $  983,000
2000........................................................    41,000       898,000
2001........................................................    41,000       524,000
2002........................................................    35,000            --
2003........................................................        --            --
                                                              --------    ----------
Total minimum lease payments................................   158,000    $2,405,000
                                                                          ==========
Less amount representing interest...........................    20,000
                                                              --------
Present value of capital lease obligations..................   138,000
Less current portion of capital lease obligations...........    28,000
                                                              --------
Long-term capital lease obligations.........................  $110,000
                                                              ========

     Total rent expense for operating leases for the years ended December 31, 1996, 1997, and 1998 was $797,000, $1,700,000, and $1,449,000, respectively.

     The Company has a facility with a bank for letters of credit totaling $541,000 at December 31, 1998 relating to the Company's data center operating lease. There were no amounts outstanding under the letter of credit facility at December 31, 1998.

                                INTERLIANT, INC.

10.  LITIGATION

     In 1997 and 1998, the Company received proceeds of $2,500,000 and $600,000, respectively, from the settlement of legal claims relating to a trademark dispute. These amounts are presented in the statements of operations net of costs related to the settlement of $1,148,000 in 1997.

     The Company is involved in various lawsuits and legal proceedings which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position of the Company.

11.  SUBSEQUENT EVENT

     In February 1999, the shareholder reached an agreement in principle to sell substantially all of the assets and certain liabilities of the Company. The transaction closed on March 10, 1999. The Company has obtained approval of the proposed transaction with the holders of outstanding borrowings.

12.  YEAR 2000 ISSUE (UNAUDITED)

     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems, including the Company's, may need to be upgraded or replaced in order to comply with Year 2000 requirements. We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software and computer system failures.

  State of Readiness

     The Company has made a preliminary assessment of the Year 2000 readiness of its information technology ("IT") systems, including the hardware and software that enable it to provide and deliver its solutions, and its non-IT systems. The Company's plan consists of (i) quality assurance testing of its internally developed proprietary software and systems; (ii) contacting third-party suppliers, vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of the Company's solutions to it customers; (iii) assessment of repair or replacement requirements; (iv) repair or replacement; (v) implementation; and (vi) creation of contingency plans in the event of Year 2000 failures. The Company is currently assessing the materiality of its IT and non-IT systems and will seek assurances of Year 2000 compliance from providers of material systems. Until such testing is complete and such vendors and providers are contacted, the Company will not be able to completely evaluate whether its IT systems or non-IT systems will need to be revised or replaced. The Company plans to complete its Year 2000 evaluation during the second half of 1999.

  Costs

     To date, the Company has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of its expenses have related to, and are expected to continue to relate to, the internal staffing costs associated with the evaluation process and Year 2000 compliance matters generally. At this time, the Company does not possess the information necessary to estimate the potential costs of revisions to its software and systems should such revisions be required or the replacement of third party software, hardware or services that are determined not to be Year 2000 compliant. Although the Company does not anticipate that such expenses will be material, such expenses if higher than anticipated, could have a material adverse effect on the Company's business, financial condition and results of operations.

                                INTERLIANT, INC.

  Risks

     The Company is not currently aware of any Year 2000 compliance problems relating to its IT or non-IT systems that would have a material adverse effect on the Company's business, results of operations and financial condition. There is no assurance that the Company will not discover Year 2000 compliance problems in its software and systems that will require substantial revisions. In addition, there is no assurance that third party software, hardware or services incorporated into the Company's material IT and non-IT systems will not need to be revised or replaced, all of which could be time consuming and expensive. The failure of the Company to fix or replace its software, hardware or services on a timely basis could result in lost revenues, increased operating costs and the loss of customers and other business interruptions, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can be no assurance that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside Interliant control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of the Company such as a prolonged Internet, telecommunications or electrical failure, which could also prevent the Company from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing the Web sites of its customers. Any of these occurrences could have a material adverse effect on the Company's business, financial condition and results of operations.

  Contingency Plan

     As discussed above, the Company is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


THROUGH AND INCLUDING           , 1999 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                7,000,000 SHARES

                               [INTERLIANT LOGO]
                                  COMMON STOCK

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                               CIBC WORLD MARKETS


                                          , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED APRIL 30, 1999


PROSPECTUS


                                7,000,000 SHARES

                               [INTERLIANT LOGO]

                                  COMMON STOCK
                            ------------------------


     This is Interliant's initial public offering of common stock. The international managers are offering 875,000 shares outside the United States and Canada and the U.S. underwriters are offering 6,125,000 shares in the United States and Canada.



     We expect the public offering price to be between $9.00 and $11.00 per share. After pricing this offering, we expect that the common stock will be quoted on the Nasdaq National Market under the symbol "INIT."


     INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                            ------------------------

                                                             PER SHARE   TOTAL
                                                             ---------   -----
Public Offering Price......................................      $         $
Underwriting Discount......................................      $         $
Proceeds, before expenses, to Interliant, Inc..............      $         $


     The international managers may also purchase up to an additional 130,000 shares from Interliant at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 920,000 shares from Interliant.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The shares of common stock will be ready for delivery in New York, New York
on or about                , 1999.
                            ------------------------


MERRILL LYNCH INTERNATIONAL

                      DONALDSON, LUFKIN & JENRETTE

                                                 CIBC WORLD MARKETS

                            ------------------------


               The date of this prospectus is             , 1999.


                [Alternative Page for International Prospectus]

                                  UNDERWRITING

GENERAL


     We intend to offer our common stock outside the United States and Canada through a number of international managers and in the United States and Canada through a number of U.S. underwriters. Merrill Lynch International, Donaldson, Lufkin & Jenrette International and CIBC World Markets International Limited are acting as lead managers for each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among us and the international managers, and concurrently with the sale of 6,125,000 shares of common stock to the U.S. underwriters, we have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.



                                                                 NUMBER
                   INTERNATIONAL MANAGER                        OF SHARES
------------------------------------------------------------    ---------
Merrill Lynch International.................................
Donaldson, Lufkin & Jenrette International..................
CIBC World Markets International Limited....................

             Total..........................................



     We have also entered into a U.S. purchase agreement with certain underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette and CIBC World Markets Corp. are acting as U.S. representatives. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 875,000 shares of common stock to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters and the U.S. underwriters severally have agreed to purchase from us an aggregate of 6,125,000 shares of common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.



     In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold pursuant to such agreement are purchased. In the event of a default by an underwriter, the U.S. Purchase Agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.


     We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.


     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part.


                                       A-2


                [Alternative Page for International Prospectus]

COMMISSIONS AND DISCOUNTS


     The lead managers have advised us that the lead managers propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $     per share of common stock.
The international managers may allow, and such dealers may reallow, a discount
not in excess of $     per share of common stock to certain other dealers. After
the initial public offering, the public offering price, concession and discount may change.


     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the international managers and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                 PER SHARE    WITHOUT OPTION    WITH OPTION
                                                 ---------    --------------    -----------
Public Offering Price..........................      $              $                $
Underwriting Discount..........................      $              $                $
Proceeds, before expenses, to Interliant.......      $              $                $


     The expenses of the offerings (exclusive of the underwriting discount and commissions) are estimated at $1.4 million and are payable by us.



INTERSYNDICATE AGREEMENT



     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.


OVER-ALLOTMENT OPTION


     We have granted options to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 130,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the international managers exercise this option, each international managers will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such international managers's initial amount reflected in the foregoing table.



     We also have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 920,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.



RESERVED SHARES



     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 350,000, or 5%, of the shares offered hereby to be sold to some of our directors, officers, employees,


                                       A-3


                [Alternative Page for International Prospectus] distributors, dealers, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent those persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this prospectus.

NO SALES OF SIMILAR SECURITIES

     For a period of 180 days after the date of this prospectus, we, our executive officers, directors and stockholders, have agreed not to directly or indirectly, without approval by Merrill Lynch on behalf of the underwriters:

     - Offer, pledge, sell, dispose of or transfer any shares of common stock or securities convertible into common stock;

     - Enter into any agreement that transfers any part of the economic consequence of ownership of the common stock; or

     - Seek or exercise any right to register any share of common stock or security convertible into common stock.

     Our stockholders do, however, have the right to:


     - Transfer the securities as a gift, if the recipient agrees to be bound by the provisions of the lock-up agreement; or


     - Pledge their securities to us in consideration for a loan from us.


     In addition, we have the right to transfer common stock in connection with an acquisition, if any recipient of such shares agrees to be bound by the provisions of the lock-up agreement.


QUOTATION ON THE NASDAQ NATIONAL MARKET


     Our common stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance, under the symbol "INIT."



     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the U.S. representatives and the lead managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are expected to be the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenues, the present state of our development, and the above factors in relation to market values and various value measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price.



     The underwriters do not expect sales of the common stock to be made to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.



PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

                [Alternative Page for International Prospectus]

     If the underwriters create a short position in our common stock in connection with the offering contemplated hereby, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing our common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.


     The U.S. representatives may also impose a penalty bid on our underwriters and selling group members. This means that if the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of the our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued.


UK SELLING RESTRICTIONS



     Each international manager has agreed that (1) it has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.



NO PUBLIC OFFERING OUTSIDE THE UNITED STATES



     No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.



     Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.


                                       A-5


                [Alternative Page for International Prospectus]

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Sage Networks, Inc. at December 31, 1997 and 1998, and for the period December 8, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, and the financial statements of Interliant, Inc. at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

     The balance sheets of B.N. Technology, Inc. dba Internet Communications, as of December 31, 1996 and 1997, and the related statements of operations and accumulated deficit, and cash flows for the period April 15, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of Frankel, Lodgen, Lacher, Golditch, Sardi & Howard, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of Clever Computers, Inc., as of December 31, 1996 and 1997 and the related statements of income, retained earnings, and cash flows for the years then ended included in this prospectus have been so included in reliance on the report of BSC&E, independent accountants given on the authority of said firm as experts in auditing and accounting.

     The statements of assets and liabilities as of December 31, 1996 and 1997, and the statements of revenue and expenses and of cash flows for each of the three years in the period ended December 31, 1997, of HostAmerica, a division of HomeCom Communications, Inc., included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding basis of presentation, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Net Daemons Associates, Inc., for the years ended December 31, 1997 and 1998 included in this prospectus and in the registration statement have been audited by Deloitte & Touche LLP, independent accountants as stated in their report appearing herein and elsewhere in the registration statement and is included in reliance upon the report of such firm given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Telephonetics International, Inc. and Affiliate included in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent certified accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in this registration statement and are included in reliance on such reports given upon the authority of said firm as experts in auditing and accounting.

     The balance sheets of Tri Star Web as of December 31, 1996 and 1997 and the related statements of operations, and changes in retained earnings, and cash flows for the years then ended, and the consolidated balance sheets of GEN International Inc. and subsidiaries as of December 31, 1995, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the period April 4, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997 and the balance sheets of Digiweb, Inc. as of December 31, 1997 and 1998 and the related statements of income, cash flows and changes in stockholders' equity for the years then ended included in

                                       A-6


                [Alternative Page for International Prospectus] this prospectus have been so included in reliance on the reports of Urbach Kahn & Werlin PC, independent accountants given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Interliant, that file electronically with the Commission.

     We provide Web hosting services to a customer whose primary residence is located in Cuba, Mr. Osvaldo Martinez. This information is correct as of the date of this prospectus. Current information concerning business between any person located in Cuba or the government of Cuba and Interliant may be obtained from the Florida Department of Banking and Finance, Plaza Level, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-6311.


                                       A-7


                [Alternative Page for International Prospectus]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


THROUGH AND INCLUDING             , 1999 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                7,000,000 SHARES

                               [INTERLIANT LOGO]
                                  COMMON STOCK

                            -----------------------
                                   PROSPECTUS
                            -----------------------


                          MERRILL LYNCH INTERNATIONAL

                          DONALDSON, LUFKIN & JENRETTE

                               CIBC WORLD MARKETS



                                               , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby, other than underwriting discounts and commissions:


Registration Fee -- Securities and Exchange Commission......    $   21,375
NASD Filing Fee.............................................         9,125
Blue Sky fees and expenses..................................         1,000
Accountants' fees and expenses..............................       300,000
Legal fees and expenses.....................................       550,000
Printing and engraving expenses.............................       500,000
Transfer agent and registrar fees...........................         5,000
Miscellaneous...............................................        13,500
                                                                ----------
          Total.............................................    $1,400,000
                                                                ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act on good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Interliant's Restated Certificate of Incorporation contains such a provision.

     Interliant's Certificate of Incorporation and By-Laws provide that Interliant shall indemnify officers and directors and, to the extent permitted by the Board of Directors, employees and agents of Interliant, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize Interliant to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of Interliant arising out of his capacity as such.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, Interliant has issued securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act") to a limited number of persons, as described below.

     Interliant believes that the transactions described below were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving public offering, or pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with Interliant, to information about Interliant, or were given an adequate opportunity to review information about Interliant.

     The following figures give effect to a three-for-one stock split of the Common Stock of Interliant in July 1998.

(A) ISSUANCE OF CAPITAL STOCK.


     Pursuant to a Stock Subscription Agreement dated December 8, 1997 between Interliant and Web Hosting Organization LLC ("WEB"), Interliant issued to WEB, for a purchase price of $5,000,000, 3,000,000 shares of common stock of Interliant, $.01 par value and also granted WEB an option to purchase up to an additional 6,600,000 shares of common stock at an exercise price of $1.67 per share (the "Option").



     On April 7, 1998, in connection with the acquisition of substantially all of the assets of Clever Computers, Inc., ("Clever"), and as consideration for entering into an employment agreement with Interliant, Interliant issued 150,000 shares of common stock to the former president and founder of Clever, Steven C. Dabbs.



     On July 10, 1998, Interliant issued 9,000 shares of common stock to Jab Web, Inc. (formerly Tri-Star Web Creations, Inc.), as part of the purchase price for substantially all of the assets of Tri-Star Web Creations, Inc.



     On July 10, 1998, Interliant issued to WEB, for a purchase price of $11,000,000, 6,600,000 shares of common stock.



     On July 10, 1998, Interliant issued 115,707 shares of common stock to All Information Systems, Inc., as part of the purchase price for substantially all of the assets of All Information Systems, Inc.

     On July 10, 1998, Interliant issued 12,000 shares of common stock to Software Business Technologies, Inc., as part of the purchase price for substantially all of the Web hosting assets of Software Business Technologies, Inc.



     On July 30, 1998, Interliant issued 5,490 shares of common stock to BestWare, Inc. (dba "Maikon"), as part of the purchase price for substantially all of the assets of BestWare, Inc. (dba "Maikon").



     On August 31, 1998, in connection with the acquisition of B.N. Technology, Inc., and as consideration for entering into employment agreements with Interliant, Interliant issued 240,000 shares of common stock to Mr. Bernd Neumann and Andrea Neumann, his wife, and 60,000 shares of common stock to Mr. Thomas Gorny.



     On September 16, 1998, in connection with the acquisition of GEN International Inc., and as consideration for entering into a consulting agreement with Interliant, Interliant issued 25,000 shares of common stock to Mr. Thomas Heimann and Patricia Karasy, his wife.



     On September 18, 1998, Interliant issued to WEB, for a purchase price of $7,500,000, 4,500,000 shares of common stock.



     On December 4, 1998, Interliant issued to WEB, for a purchase price of $7,500,000, 4,500,000 shares of common stock.



     On January 28, 1999, Interliant issued 2,647,658 shares of Series A Redeemable Convertible Preferred Stock, convertible into an equal amount of shares of common stock, and warrants to purchase 749,625 shares of common stock to SOFTBANK Technology Ventures IV L.P. and one of its affiliates, SOFTBANK Technology Advisors Fund for a purchase price of $13,000,000.



     On February 4, 1999, Interliant issued 450,000 shares of common stock to Digiweb, Inc. as part of the purchase price for substantially all of the assets of Digiweb, Inc.



     On February 4, 1999, in connection with the acquisition of substantially all of the assets of Telephonetics International, Inc., Interliant issued 140,000 shares of common stock to Telephonetics, International, Inc..



     On February 4, 1999, Interliant issued to WEB, for a purchase price of $11,000,000, 6,600,000 shares of common stock.



     On February 17, 1999, in connection with the acquisition of Net Daemons Associates, Inc., Interliant issued 425,000 shares of common stock to certain stockholders of Net Daemons Associates, Inc.



     On March 10, 1999, in connection with the acquisition of substantially all of the assets of Interliant Texas Interliant issued 2,748,555 shares of common stock to Mathew Wolf, 398,845 shares of common stock to the Ann Weltchek Wolf 1995 Marital Trust, 797,690 shares of common stock to the Mathew D. Wolf Children's Trust, 31,908 shares of common stock to Michael August and 114,644 shares of common stock to Broadview Holdings LLP.



     On April 19, 1999, SOFTBANK exercised its warrants to purchase 749,625 shares of the common stock of Interliant for an aggregate exercise price of $5,000,000.


(B) GRANTS OF STOCK OPTIONS.


     The Interliant, Inc. 1998 Stock Option Plan was adopted by Interliant's Board of Directors on February 1, 1998. As of the date hereof, options to purchase up to an aggregate 3,697,994 shares of common stock at prices ranging from $0.13 to $8.00 per share, had been granted to employees of Interliant, of which options to purchase up to an aggregate of 3,691,994 shares of common stock, at a weighted average exercise price of $2.39 per share, were outstanding as of such date. As of the date of the filing of this Registration Statement, no options have been exercised.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
    1.1  --   Purchase Agreement.**
    2.1  --   Asset Purchase Agreement among Sage Networks Acquisition
              Corp., Sage Networks, Inc., Interliant, Inc. and the
              shareholders of Interliant, Inc., dated March 8, 1999.*
    2.2  --   Agreement to Deliver Shares between Interliant, Inc., Sage
              Networks Acquisition Corp. and Sage Networks, Inc., dated as of March 10, 1999.*
    2.3  --   Agreement and Plan of Merger by and among Net Daemons, Inc., the Shareholders Party hereto and Sage Networks, Inc. and
              Sage NDA Acquisition Corp., dated as of February 17, 1999.
    2.4  --   Asset Purchase Agreement between Digiweb, Inc., a Delaware corporation, Yi Wen Chung, Diane X. Chen and Digiweb, Inc., a Maryland corporation, dated February 4, 1999.
    2.5  --   Asset Purchase Agreement between Telephonetics
              International, Inc., Alan Kvares and Telephonetics, Inc.,
              dated February 4, 1999.
    2.6  --   Asset Purchase Agreement between Sage Networks Acquisition
              Corp., Thomas Heimann and GEN International Inc., dated
              September 16, 1998.
    2.7  --   Asset Purchase Agreement between Global Entrepreneurs
              Network, Inc. and Sage Networks Acquisition Corp., dated as of September 16, 1998.
    2.8  --   Stock Purchase Agreement among B.N. Technology, Inc., Bernd
              Neumann, Annedore Sommer, and Sage Networks, Inc., dated
              August 31, 1998.
    2.9  --   Asset Purchase Agreement between Sage Networks, Inc. and
              HomeCom Communications, Inc. dated June 10, 1998.*
   2.10  --   Asset Purchase Agreement between Sage Networks Acquisition
              Corp., Bonnie Shimel, William Nicholson and James Kucharski,
              Alan Shimel and Tri-Star Web Creations, Inc., dated May 1,
              1998.
   2.11  --   Asset Purchase Agreement between Sage Networks Acquisition
              Corp., Steven C. Dabbs and Clever Computers, Inc., dated
              April 7, 1998.
    3.1  --   Form of Amended and Restated Certificate of Incorporation of
              the Registrant.
    3.2  --   Form of Amended and Restated By-Laws of the Registrant.
    4.1  --   Specimen Certificate for common stock of the Registrant.
    4.2  --   Investors Agreement, dated as of January 28, 1999, by and
              among Sage Networks, Inc., SOFTBANK Technology Ventures IV,
              L.P. and SOFTBANK Technology Advisors Funds, L.P.*
    4.3  --   Securities Purchase Agreement between Sage Networks, Inc.
              and SOFTBANK Technology Ventures IV, L.P. and SOFTBANK
              Technology Advisors Funds, L.P. dated January 28, 1999.*
    4.4  --   Registration Rights Agreement, dated as of December 8, 1997, by and between Interliant Networks, Inc. and Web Hosting
              Organization LLC.*
    4.5  --   Shareholders Agreement by and among Sage Networks, Inc. and each of the Stockholders of Sage Networks, Inc., dated as of
              March 10, 1999.*
    4.6  --   Letter Agreement, dated November 26, 1997, between Leonard
              J. Fassler, Bradley A. Feld, Chef Nominees Limited and
              Charterhouse Equity Partners III L.P.* (Agreement has now
              been terminated.)
    5.1  --   Opinion of Dewey Ballantine LLP.**
   10.1  --   Professional Services Agreement by and between Sage
              Networks, Inc. and Portal Software, Inc., dated as of July
              31, 1998.+*
   10.2  --   Software License and Support Agreement by and between Sage
              Networks, Inc. and Portal Software, Inc., dated as of July
              31, 1998.+*
   10.3  --   The Vantive Corporation Software License and Support
              Agreement by and between Interliant Networks, Inc. and The
              Vantive Corporation, dated as of September 29, 1998.*

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   10.4  --   Addendum to The Vantive Corporation Software License and
              Support Agreement by and between Sage Networks, Inc. and The
              Vantive Corporation, dated as of September 29, 1998.*
   10.5  --   Master Discounted Internet Services Agreement by and between
              UUNET Technologies, Inc. and Sage Networks, Inc., dated
              February 17, 1999.+*
   10.6  --   Joint Development Agreement between Lotus Development
              Corporation and Interliant, Inc., dated as of April 27,
              1998.+
   10.7  --   Sage Networks, Inc. 1998 Stock Option Plan.*
   10.8  --   Form of ISO Award Agreement.
   10.9  --   Form of Incentive Stock Option Award Agreement between Sage
              Networks, Inc. and the individual Optionee.*
  10.10  --   Form of Nonqualified Stock Option Award Agreement between
              Sage Networks, Inc. and the individual Optionee.*
  10.11  --   Employment Agreement by and between Sage Networks, Inc., and
              Leonard J. Fassler, dated January 1, 1999.*
  10.12  --   Consulting Agreement by and between Sage Networks, Inc., and
              Intensity Ventures, Inc., dated January 1, 1999.
  10.13  --   Employment Agreement by and between Sage Networks, Inc., and
              Stephen W. Maggs, dated January 1, 1999.
  10.14  --   Employment Agreement by and between Sage Networks, Inc., and
              Rajat Bhargava, dated January 1, 1999.
  10.15  --   Employment Agreement between Sage Networks, Inc. and James
              M. Lidestri, dated March 3, 1999.*
  10.16  --   Deed of Lease by and between Westwood Center, LLC and Sage
              Networks, Inc., dated February 11, 1999.*
  10.17  --   Sublease Agreement by and between Southern Company Services,
              Inc. and Sage Networks, Inc., dated May 29, 1998.*
  10.18  --   First Amendment to Sublease Agreement by and between
              Southern Company Services, Inc. and Sage Networks, Inc.,
              dated December 15, 1998.*
  10.19  --   Sublease Agreement by and between Leuko Site, Inc. and Sage
              Networks, Inc., dated November 17, 1998.
  10.20  --   Agreement for Terminal Facilities Collocation Space by and
              between Comstor Corporation and Sage Networks, Inc., dated as of July 2, 1998.+
  10.21  --   Standard Lease Agreement, dated June 11, 1995, between
              LaSalle Partners Management Limited (as agent for Fannin
              Street Limited Partnership) and Wolf Communications
              Company.*
  10.22  --   First Amendment to Standard Lease, dated January 18, 1996, between LaSalle Partners Management Limited (as agent for
              Fannin Street Limited Partnership) and Wolf Communications
              Company.*
  10.23  --   Second Amendment to Standard Lease, dated August 8, 1996,
              between LaSalle Partners Management Limited (as agent for
              Fannin Street Limited Partnership) and Wolf Communications
              Company.*
   21.1  --   List of Subsidiaries.
   23.1  --   Consent of Ernst & Young LLP with respect to the financial statements of Sage Networks, Inc.
   23.2  --   Consent of Ernst & Young LLP with respect to the financial statements of Interliant, Inc.
   23.3  --   Consent of Urbach Kahn & Werlin PC.
   23.4  --   Consent of BSC&E.
   23.5  --   Consent of PricewaterhouseCoopers LLC.
   23.6  --   Consent of Frankel, Lodgen, Locher, Golditch, Sardi &
              Howard.
   23.7  --   Consent of BDO Seidman, LLP.
   23.8  --   Consent of Deloitte & Touche LLP.

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   23.9  --   Consent of Dewey Ballantine LLP (contained in Exhibit
              5.1).**
   24.1  --   Power of Attorney (included on page II-5).*
   27.1  --   Financial Data Schedule.


---------------

*  Previously filed.


** To be filed by amendment.


+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission simultaneously herewith.


(b) Consolidated Financial Statement Schedules



     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.



ITEM 17.  UNDERTAKINGS


     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 29, 1999.


                                          INTERLIANT, INC.


                                          By: /s/ WILLIAM A. WILSON

                                            ------------------------------------

                                              William A. Wilson



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on April 29, 1999 in the capacities indicated:



            SIGNATURE                               TITLE                         DATE
            ---------                               -----                         ----

     /s/ LEONARD J. FASSLER*          Co-Chairman of the Board                 April 29, 1999
----------------------------------
        Leonard J. Fassler

       /s/ BRADLEY A. FELD*           Co-Chairman of the Board                 April 29, 1999
----------------------------------
         Bradley A. Feld

      /s/ STEPHEN W. MAGGS*           Chief Executive Officer,                 April 29, 1999
----------------------------------      President, Treasurer and
         Stephen W. Maggs               Director (Chief Executive
                                        Officer)

      /s/ WILLIAM A. WILSON           Chief Financial Officer (Chief           April 29, 1999
----------------------------------      Financial and Accounting
        William A. Wilson               Officer)

      /s/ MERRIL M. HALPERN*          Director                                 April 29, 1999
----------------------------------
        Merril M. Halpern

      /s/ THOMAS C. DIRCKS*           Director                                 April 29, 1999
----------------------------------
         Thomas C. Dircks

    /s/ PATRICIA A. M. RILEY*         Director                                 April 29, 1999
----------------------------------
       Patricia A. M. Riley

        /s/ JAY M. GATES*             Director                                 April 29, 1999
----------------------------------
           Jay M. Gates

       /s/ CHARLES R. LAX*            Director                                 April 29, 1999
----------------------------------
          Charles R. Lax



*By: /s/ WILLIAM A. WILSON

     ---------------------------------------------------------

     William A. Wilson


     (Attorney in fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
    1.1  --   Purchase Agreement.**
    2.1  --   Asset Purchase Agreement among Sage Networks Acquisition
              Corp., Sage Networks, Inc., Interliant, Inc. and the
              shareholders of Interliant, Inc., dated March 8, 1999.*
    2.2  --   Agreement to Deliver Shares between Interliant, Inc., Sage
              Networks Acquisition Corp. and Sage Networks, Inc., dated as of March 10, 1999.*
    2.3  --   Agreement and Plan of Merger by and among Net Daemons, Inc., the Shareholders Party hereto and Sage Networks, Inc. and
              Sage NDA Acquisition Corp., dated as of February 17, 1999.
    2.4  --   Asset Purchase Agreement between Digiweb, Inc., a Delaware corporation, Yi Wen Chung, Diane X. Chen and Digiweb, Inc., a Maryland corporation, dated February 4, 1999.
    2.5  --   Asset Purchase Agreement between Telephonetics
              International, Inc., Alan Kvares and Telephonetics, Inc.,
              dated February 4, 1999.
    2.6  --   Asset Purchase Agreement between Sage Networks Acquisition
              Corp., Thomas Heimann and GEN International Inc., dated
              September 16, 1998.
    2.7  --   Asset Purchase Agreement between Global Entrepreneurs
              Network, Inc. and Sage Networks Acquisition Corp., dated as of September 16, 1998.
    2.8  --   Stock Purchase Agreement among B.N. Technology, Inc., Bernd
              Neumann, Annedore Sommer, and Sage Networks, Inc., dated
              August 31, 1998.
    2.9  --   Asset Purchase Agreement between Sage Networks, Inc. and
              HomeCom Communications, Inc. dated June 10, 1998.*
   2.10  --   Asset Purchase Agreement between Sage Networks Acquisition
              Corp., Bonnie Shimel, William Nicholson and James Kucharski,
              Alan Shimel and Tri-Star Web Creations, Inc., dated May 1,
              1998.
   2.11  --   Asset Purchase Agreement between Sage Networks Acquisition
              Corp., Steven C. Dabbs and Clever Computers, Inc., dated
              April 7, 1998.
    3.1  --   Form of Amended and Restated Certificate of Incorporation of
              the Registrant.
    3.2  --   Form of Amended and Restated By-Laws of the Registrant.
    4.1  --   Specimen Certificate for common stock of the Registrant.
    4.2  --   Investors Agreement, dated as of January 28, 1999, by and
              among Sage Networks, Inc., SOFTBANK Technology Ventures IV,
              L.P. and SOFTBANK Technology Advisors Funds, L.P.*
    4.3  --   Securities Purchase Agreement between Sage Networks, Inc.
              and SOFTBANK Technology Ventures IV, L.P. and SOFTBANK
              Technology Advisors Funds, L.P. dated January 28, 1999.*
    4.4  --   Registration Rights Agreement, dated as of December 8, 1997, by and between Interliant Networks, Inc. and Web Hosting
              Organization LLC.*
    4.5  --   Shareholders Agreement by and among Sage Networks, Inc. and each of the Stockholders of Sage Networks, Inc., dated as of
              March 10, 1999.*
    4.6  --   Letter Agreement, dated November 26, 1997, between Leonard
              J. Fassler, Bradley A. Feld, Chef Nominees Limited and
              Charterhouse Equity Partners III L.P.* (Agreement has now
              been terminated.)
    5.1  --   Opinion of Dewey Ballantine LLP.**
   10.1  --   Professional Services Agreement by and between Sage
              Networks, Inc. and Portal Software, Inc., dated as of July
              31, 1998.+*
   10.2  --   Software License and Support Agreement by and between Sage
              Networks, Inc. and Portal Software, Inc., dated as of July
              31, 1998.+*
   10.3  --   The Vantive Corporation Software License and Support
              Agreement by and between Interliant Networks, Inc. and The
              Vantive Corporation, dated as of September 29, 1998.*

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
   10.4  --   Addendum to The Vantive Corporation Software License and
              Support Agreement by and between Sage Networks, Inc. and The
              Vantive Corporation, dated as of September 29, 1998.*
   10.5  --   Master Discounted Internet Services Agreement by and between
              UUNET Technologies, Inc. and Sage Networks, Inc., dated
              February 17, 1999.+*
   10.6  --   Joint Development Agreement between Lotus Development
              Corporation and Interliant, Inc., dated as of April 27,
              1998.+
   10.7  --   Sage Networks, Inc. 1998 Stock Option Plan.*
   10.8  --   Form of ISO Award Agreement.
   10.9  --   Form of Incentive Stock Option Award Agreement between Sage
              Networks, Inc. and the individual Optionee.*
  10.10  --   Form of Nonqualified Stock Option Award Agreement between
              Sage Networks, Inc. and the individual Optionee.*
  10.11  --   Employment Agreement by and between Sage Networks, Inc., and
              Leonard J. Fassler, dated January 1, 1999.*
  10.12  --   Consulting Agreement by and between Sage Networks, Inc., and
              Intensity Ventures, Inc., dated January 1, 1999.
  10.13  --   Employment Agreement by and between Sage Networks, Inc., and
              Stephen W. Maggs, dated January 1, 1999.
  10.14  --   Employment Agreement by and between Sage Networks, Inc., and
              Rajat Bhargava, dated January 1, 1999.
  10.15  --   Employment Agreement between Sage Networks, Inc. and James
              M. Lidestri, dated March 3, 1999.*
  10.16  --   Deed of Lease by and between Westwood Center, LLC and Sage
              Networks, Inc., dated February 11, 1999.*
  10.17  --   Sublease Agreement by and between Southern Company Services,
              Inc. and Sage Networks, Inc., dated May 29, 1998.*
  10.18  --   First Amendment to Sublease Agreement by and between
              Southern Company Services, Inc. and Sage Networks, Inc.,
              dated December 15, 1998.*
  10.19  --   Sublease Agreement by and between Leuko Site, Inc. and Sage
              Networks, Inc., dated November 17, 1998.
  10.20  --   Agreement for Terminal Facilities Collocation Space by and
              between Comstor Corporation and Sage Networks, Inc., dated as of July 2, 1998.+
  10.21  --   Standard Lease Agreement, dated June 11, 1995, between
              LaSalle Partners Management Limited (as agent for Fannin
              Street Limited Partnership) and Wolf Communications
              Company.*
  10.22  --   First Amendment to Standard Lease, dated January 18, 1996, between LaSalle Partners Management Limited (as agent for
              Fannin Street Limited Partnership) and Wolf Communications
              Company.*
  10.23  --   Second Amendment to Standard Lease, dated August 8, 1996,
              between LaSalle Partners Management Limited (as agent for
              Fannin Street Limited Partnership) and Wolf Communications
              Company.*
   21.1  --   List of Subsidiaries.
   23.1  --   Consent of Ernst & Young LLP with respect to the financial statements of Sage Networks, Inc.
   23.2  --   Consent of Ernst & Young LLP with respect to the financial statements of Interliant, Inc.
   23.3  --   Consent of Urbach Kahn & Werlin PC.
   23.4  --   Consent of BSC&E.
   23.5  --   Consent of PricewaterhouseCoopers LLC.
   23.6  --   Consent of Frankel, Lodgen, Locher, Golditch, Sardi &
              Howard.
   23.7  --   Consent of BDO Seidman, LLP.
   23.8  --   Consent of Deloitte & Touche LLP.

EXHIBIT
NUMBER                                DESCRIPTION                           PAGE
-------                               -----------                           ----
   23.9  --   Consent of Dewey Ballantine LLP (contained in Exhibit
              5.1).**
   24.1  --   Power of Attorney (included on page II-5).*
   27.1  --   Financial Data Schedule.


---------------

*  Previously filed.


** To be filed by amendment.


+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission simultaneously herewith.


(b) Consolidated Financial Statement Schedules



     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.